UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
E
xchange Act of 1934 (Amendment No.  )

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2024 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT ANNUAL MEETING OF SHAREHOLDERS Wednesday, April 24, 2024 11:00 a.m. Eastern Time THE PNC FINANCIAL SERVICES GROUP, INC.

Letter from the Chairman and Chief Executive Officer to Our Shareholders

Dear Shareholders,

It is my pleasure to invite you to attend the 2024 Annual Meeting of Shareholders of The PNC Financial Services Group, Inc. The annual meeting will be held on Wednesday, April 24, 2024, at 11:00 a.m. Eastern Time in a virtual-only format via webcast.

We will consider the matters described in the proxy statement and also review significant developments since last year’s annual meeting of shareholders.

We are again making our proxy materials available to you electronically. We hope this continues to offer you convenience while allowing us to reduce the number of copies we print.

The proxy statement contains important information and you should read it carefully. Your vote is important, and we strongly encourage you to vote your shares using one of the voting methods described in the proxy statement. Please see the notice that follows for more information.

We look forward to your participation and thank you for your support of PNC.

March 13, 2024	Sincerely,

William S. Demchak

Chairman and Chief Executive Officer

Letter from the Presiding Director to Our Shareholders

Fellow Shareholders,

On behalf of the independent directors, thank you for your support of PNC.

In 2023, amidst a challenging operating environment, PNC performed well and delivered value for its customers, employees, communities and for you, the shareholders.

The board would like to acknowledge and thank PNC’s employees for everything they did in 2023 to make this possible.

During a year characterized by heightened industry volatility and uncertainty, the board remained closely connected to company management during 2023. Through our regular engagement and established board committees, we continued to provide oversight into the development and execution of company strategy and helped ensure management decisions aligned to that strategy.

As you will read within this proxy statement, the independent directors nominated for election this year come from a wide range of backgrounds. Each director brings a unique set of perspectives and expertise to our conversations with management, which we believe makes us more effective in providing strategic guidance and recommendations.

The independent directors unanimously share in PNC Chairman and CEO Bill Demchak’s optimism for the future. The company’s successes in 2023 position it well to capitalize on new growth opportunities and continue delivering for all its stakeholders in 2024 and beyond. And we are excited for what’s to come.

Thank you once again for your support.

March 13, 2024	Sincerely,

Andrew Feldstein

Presiding Director

The PNC Financial Services Group, Inc.

Proxy Statement Summary

The PNC Financial Services Group, Inc. (“we,” “PNC” or the “Company”) is one of the largest diversified financial services institutions in the United States. We offer a broad range of deposit, credit and fee-based products and services to serve our customers. We have businesses engaged in retail banking, including residential mortgage, corporate and institutional banking, and asset management, providing many of our products and services nationally. Our retail branch network is located coast-to-coast. We also have strategic international offices in four countries outside the U.S.

PNC’s Board of Directors (the “Board”) and senior executive management team seek to manage PNC for the long term, through all phases of the economic cycle. Our strength and stability as a financial institution have enabled us to pursue growth and scale responsibly, diversifying our geographical presence, business mix and product capabilities through organic growth, strategic bank and non-bank acquisitions and equity investments, and the formation of various non-banking subsidiaries.

At December 31, 2023, our consolidated total assets, total deposits and total shareholders’ equity were $561.6 billion, $421.4 billion and $51.1 billion, respectively, and we had over 56,000 employees.

For more information about the matters covered in this summary, please see the relevant sections of this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2023 (the “Form 10-K”). You may read these materials at www.proxyvote.com, or on our website at pnc.com/annualmeeting. PNC’s Form 10-K was filed with the U.S. Securities and Exchange Commission on February 21, 2024 and will be made available to shareholders without charge upon request to: Corporate Secretary, 300 Fifth Avenue, Mail Stop: PT-PTWR-18-1, Pittsburgh, PA 15222 USA or corporate.secretary@pnc.com.

Financial Performance Highlights

During a tumultuous year in the banking industry, PNC delivered strong full year 2023 financial performance results by executing well and staying focused on its strategy. We generated record revenue and controlled core expenses, delivering positive adjusted operating leverage (growing revenue faster than expenses). Importantly, we achieved these outcomes while maintaining strong credit quality metrics as well as a strong capital and liquidity position. For the full year 2023, we also returned $3.1 billion of capital to our shareholders through common stock dividends and share repurchases.

∎	Delivered value to our shareholders, while managing the balance sheet for long-term success:

∎

PNC reported strong financial results, generating record full-year revenue of $21.5 billion, an increase of $370 million, or 2%, compared to 2022, driven by net interest income growth, reflecting the benefit of higher interest earnings asset yields and balances.

∎	Maintained a strong balance sheet: Average loans grew $15.8 billion, or 5%, compared to 2022.

∎

Credit quality metrics demonstrated our thoughtful approach to lending and client selection, including a net loan charge-offs to average loans ratio of 0.22% for 2023, which remains below historical levels and is one of the lowest in the peer group.

∎

Capital and liquidity positions remained strong throughout the year, with a Basel III common equity Tier 1 capital ratio of 9.9% as of December 31, 2023. We continue to monitor discussions regarding regulatory changes related to Basel III endgame and based on our current estimates, we are well positioned to meet the proposed requirement without meaningful changes to how we operate.

∎

Expenses remained well controlled amidst continued investments in our businesses, technology and employees. Excluding non-core noninterest expenses (see footnote), core noninterest expenses remained well controlled, increasing 1% or $177 million from 2022. In mid-2023 PNC increased its initial continuous improvement program (“CIP”) target by $50 million to $450 million and once again exceeded this target.[1]

[1]

Core noninterest expense is a non-GAAP measure calculated by excluding non-core noninterest expense adjustments from noninterest expense. Non-core noninterest expense adjustments include the $515 million pre-tax impact of the FDIC special assessment for the recovery of losses related to the closures of Silicon Valley Bank and Signature Bank as well as workforce reduction charges, in each case, incurred in the fourth quarter of 2023. See this and other non-GAAP measures in Annex A.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement	i

PROXY STATEMENT SUMMARY

∎	Supporting our customers, communities and employees

∎

Met all six of our organizational workforce objectives in 2023 and were recognized by the American Opportunity Index as the financial institution most effective at developing talent and advancing employee careers (overall PNC ranked 4th out of 396 of the largest U.S. employers included in the index regardless of industry).

∎

Continued significant progress under our four-year, $88 billion Community Benefits Plan aimed at advancing economic opportunities for low- and moderate-income individuals and communities and people of color, including by expanding PNC’s Mobile Branch footprint in 10 markets to make banking more accessible for underserved markets and by financing or investing in approximately $10.5 million in affordable housing initiatives in two states.

∎	Executing against our three strategic priorities

(1)	Expanding our leading banking franchise to new markets and digital platforms

∎	Achieved success in new market expansion efforts in Corporate and Commercial Banking, where both average loans and revenues increased more year-over-year as compared to PNC’s mature markets.

∎

Launched approximately 200 additional video banking machines throughout the country, with locations in all four time zones, providing more opportunities for customers to video connect directly to a remote banking consultant.

(2)	Deepening our customer relationships by delivering a superior banking experience and financial solutions

∎

Launched a new Construction-to-Permanent loan product offering a single solution for financing new home builds, combining a construction loan and permanent mortgage in one product, and PNC Student Debt Solution, a student debt and savings optimization platform designed to help employees of our Organizational Financial Wellness clients better manage their financial health.

(3)	Leveraging technology to create efficiencies that help us better serve customers

∎

Further strengthened monitoring capability by adding new technology from Ookla, LLC known as “Downdetector®” to detect outages and service issues in near real-time and increasing operational resilience.

∎

Launched PNC Claim Predictor, an artificial intelligence and machine learning-enabled solution that helps healthcare organizations proactively identify inaccurate or insufficiently populated insurance claims prior to submission for payment.

Corporate Governance Highlights

∎	Snapshot of corporate governance practices

Annual elections:	∎ The entire Board is elected each year; we have no staggered elections.
Majority vote standard:

∎   The election of directors is subject to a majority voting requirement; any director who does not receive a majority of the votes cast in an uncontested election must tender his or her resignation to the Board.

Robust independent oversight:

∎   Our corporate governance guidelines require the Board to have a substantial majority (at least two-thirds) of independent directors. All of our current directors and nominees to the Board are independent, except our CEO.

∎   The Board regularly holds executive sessions of its independent directors, with no members of management present.

∎   All of our Board committees with specific areas of responsibility, except for the Risk Committee, are comprised entirely of directors who are independent under applicable standards. The membership of both the CEO and the Presiding Director on the Risk Committee enables them to maintain engagement and proficiency with the risk management process.

Independent Board leadership:

∎   The Board has a Presiding Director who serves as the lead independent director.

∎   The Presiding Director has specific duties relating to Board operations and governance, including approval of Board meeting agendas.

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PROXY STATEMENT SUMMARY

Well-developed committee structure:

∎   To operate more effectively, the Board conducts certain oversight and governing activities through a robust committee structure. The Board currently has seven committees focused on distinct areas of responsibility, as delineated below.

	Audit Committee Human Resources Committee Nominating and Governance Committee Risk Committee	Corporate Responsibility Committee Technology Committee Compliance Subcommittee
Corporate responsibility and climate risk oversight:

∎   The Board reviews PNC’s corporate responsibility strategic plan annually and receives updates on corporate responsibility matters at least quarterly.

∎   The Risk Committee additionally receives regular reports from management on climate-related risks.

CEO / senior executive succession planning:

∎   Succession planning encompasses both long-term succession scenarios and contingencies or unplanned scenarios.

∎   At least annually, the Human Resources Committee reviews a detailed succession planning report from PNC’s talent management function. The report typically includes a discussion of the individual performance of each executive officer, as well as succession plans and development initiatives for other emerging talent.

Director education:

∎   All new directors undergo a director orientation program, which includes written materials and personalized orientation sessions.

∎   Our continuing education program takes into account directors’ knowledge and experience and our risk profile, and includes training on complex products and services, our lines of business, significant risks to the company, applicable laws, regulations and supervisory requirements, and other relevant topics, as identified by the Board and members of senior management.

Board evaluations:

∎   The Board and its committees and subcommittee each conduct a self-evaluation annually under the oversight of the Nominating and Governance Committee. Feedback is obtained through discussions among the Board, committee, and subcommittee members. Appropriate action plans are then developed to implement enhancements and other changes based on the feedback received.

Retirement policy:	∎ The Board has set age 72 as the mandatory retirement age for directors, subject to waiver.
Directors’ external commitments:

∎   Audit Committee members may not serve on the audit committees of more than three public companies, including PNC.

∎   The Board will consider a director’s availability to fulfill his or her responsibilities as a director if he or she serves on more than three other public company boards.

Shareholder engagement:

∎   During 2023, we engaged with 210 unique firms representing approximately 50% of the ownership of our outstanding common stock. These discussions included participation from our investor relations team as well as our CEO and CFO, line of business leaders, and technology, risk, corporate responsibility, corporate governance and human resources teams. Management regularly reports to the independent directors regarding investor discussions and feedback on topics of interest.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement	iii

PROXY STATEMENT SUMMARY

∎	Snapshot of 2024 Board nominees

Name	Age	Director since	Independent	Committee & Subcommittee Memberships	Other Public Co. Boards
Joseph Alvarado Former Chairman and CEO, Commercial Metals Company	71	2019		Audit; Corporate Responsibility; Compliance	3
Debra A. Cafaro Chairman and CEO, Ventas, Inc.	66	2017		Audit; Human Resources (Chair)	1
Marjorie Rodgers Cheshire Principal, A&R Development Corp.	55	2014		Nominating and Governance; Risk; Corporate Responsibility (Chair); Compliance (Chair)	1
William S. Demchak Chairman and CEO, The PNC Financial Services Group, Inc.	61	2013	—	Risk	—
Andrew T. Feldstein (Presiding Director) Former CEO, BlueMountain Capital Management	59	2013		Human Resources; Nominating and Governance (Chair); Risk; Corporate Responsibility	—
Richard J. Harshman Former Chairman, CEO and President, Allegheny Technologies Incorporated (n/k/a ATI Inc.)	67	2019		Audit (Chair); Human Resources; Nominating and Governance; Corporate Responsibility	1
Daniel R. Hesse Former President and CEO, Sprint Corporation	70	2016		Nominating and Governance; Risk; Technology (Chair)	1
Renu Khator Chancellor, University of Houston System and President, University of Houston	68	2022		Audit; Nominating and Governance	1
Linda R. Medler Retired Brigadier General, United States Air Force and Founder, President and CEO, L A Medler & Associates, LLC	67	2018		Risk; Technology; Compliance	1
Robert A. Niblock Former Chairman, President and CEO, Lowe’s Companies, Inc.	61	2022		Audit; Human Resources	2
Martin Pfinsgraff Retired Senior Deputy Comptroller Large Bank Supervision, Office of the Comptroller of the Currency	69	2018		Audit; Risk (Chair); Compliance	—
Bryan S. Salesky Co-Founder and CEO, Stack AV Co.	43	2021		Corporate Responsibility; Technology	—

iv	THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement

PROXY STATEMENT SUMMARY

∎	Snapshot of Board diversity

We strive for an effective board culture based on robust independent oversight. Consistent with this objective, we value diversity of perspective, experience, knowledge, education, age and skills among our Board members and maintain a commitment to periodic refreshment of Board membership. The charts below provide certain demographic information about this year’s nominees. For more information about our nominees and the composition of our Board, see “Item 1—Election of Directors.”

2023 Say-on-Pay Vote and Shareholder Engagement

In 2023, our say-on-pay proposal received 79.8% shareholder support. Although this result represents significant support for our executive compensation program, it also represents a decrease from prior years’ support levels, which have averaged approximately 95% since 2009, the year PNC first held a say-on-pay vote. Following the results of the say-on-pay vote at the 2023 annual meeting, we invited a substantial number of investors to discuss our compensation philosophy, program and decisions in more detail.

We value the views of our shareholders and appreciate the feedback shared with us. We reviewed what we learned and summarized this feedback according to the themes we heard, all of which was discussed with the Human Resources Committee, along with our perspective and opportunities for additional enhancements. For details, see “Compensation Discussion and Analysis—Shareholder engagement and 2023 say-on-pay response.”

THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement	v

PROXY STATEMENT SUMMARY

Executive Compensation Highlights

Management of talent and executive compensation is a vital part of PNC’s governance and risk management activities, enabling our forward planning and stability as a financial institution. Our executive compensation philosophy has four basic principles, as set forth below, which guide our executive compensation program design and compensation decisions.

Compensation principles
∎ Pay for performance:	Provide appropriate compensation for demonstrated performance across the enterprise

∎ Create value:	Align executive compensation with long-term shareholder value creation

∎ Manage talent:	Provide competitive compensation opportunities to attract, retain and motivate high-quality executives

∎ Discourage excessive risk-taking:	Encourage focus on the long-term success of PNC and discourage excessive risk-taking

∎	2023 compensation decisions

The table below shows for each named executive officer (“NEO”) the 2023 incentive compensation target set by the Committee in the first quarter of 2023, and the actual annual cash incentive and long-term equity-based incentive awarded by the Committee in the first quarter of 2024 for 2023 performance.

	William S. Demchak	Robert Q. Reilly	Michael P. Lyons	E William Parsley, III	Deborah Guild
Incentive compensation target for 2023	$15,800,000	$4,800,000	$8,300,000	$7,800,000	$3,400,000

Incentive compensation awarded for 2023 performance	$17,500,000	$5,075,000	$8,300,000	$7,800,000	$3,400,000

Annual cash incentive portion	$4,410,000	$2,187,500	$2,450,000	$2,700,000	$1,400,000

Long-term incentive portion	$13,090,000	$2,887,500	$5,850,000	$5,100,000	$2,000,000

Long-term incentive as % of total compensation	70%	50%	65%	60%	50%

Incentive compensation disclosed in the Summary compensation table(1)	$17,160,000	$4,937,500	$7,910,000	$7,800,000	$3,275,000

Annual cash incentive portion (2023 performance)	$4,410,000	$2,187,500	$2,450,000	$2,700,000	$1,400,000

Long-term incentive portion (2022 performance)	$12,750,000	$2,750,000	$5,460,000	$5,100,000	$1,875,000

(1)

Under SEC regulations, the incentive compensation amounts disclosed in the Summary compensation table on page 79 include the annual cash incentive award paid in 2024 for 2023 performance (the “Non-Equity Incentive Plan Compensation” column) and the long-term equity-based incentive award granted in 2023 for 2022 performance (the “Stock Awards” column). The amounts shown in the “Stock Awards” column of the Summary compensation table differ slightly from the amounts shown in the table above due to the impact of rounding related to fractional shares.

Significant portion of compensation is equity-based and not payable for several years. As illustrated above, at least 70% of our CEO’s total compensation (i.e., base salary and incentive compensation) is in the form of long-term equity-based incentive awards. All other NEOs receive at least 50% of their total compensation in the form of long-term equity-based incentive awards. In addition to being at-risk, these incentives are not payable for several years. For more information, see “Compensation Discussion and Analysis—Our compensation program—Incentive compensation program.”

vi	THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement

PARTICIPATE IN THE FUTURE OF PNC — PLEASE CAST YOUR VOTE

∎

Your vote is important to us, and we want your shares to be represented at the annual meeting. Please review this proxy statement and vote right away. See “General Information” in this proxy statement for more information about how to vote your shares, how votes are counted, and the vote required to approve each proposal. This proxy statement and related soliciting materials became accessible for shareholder review beginning on March 13, 2024.

Attend The PNC Financial Services Group, Inc. 2024 Annual Meeting

Wednesday, April 24, 2024 11:00 a.m. Eastern Time www.virtualshareholdermeeting.com/PNC2024 Record date: February 2, 2024	If voting by internet or telephone, your vote must be received by 11:59 p.m. ET on Tuesday, April 23, 2024.*
* Participants in the PNC Stock Fund of PNC’s 401(k) plan must vote by 11:59 p.m. ET on April 18, 2024.

Proposals requiring your vote

		For more information	Board recommendations

∎ MANAGEMENT PROPOSALS

Item 1	Election of 12 nominated directors	Page 5	FOR each nominee

Item 2	Ratification of the selection of PricewaterhouseCoopers LLP as PNC’s independent registered public accounting firm for 2024	Page 104	FOR

Item 3	Advisory vote to approve named executive officer compensation	Page 108	FOR

Item 4	Approval of The PNC Financial Services Group, Inc. 2025 Employee Stock Purchase Plan	Page 109	FOR

∎ SHAREHOLDER PROPOSAL, IF PROPERLY PRESENTED

Item 5	Shareholder proposal regarding report on risk management and implementation of PNC’s Human Rights Statement	Page 114	AGAINST

Vote your shares

We offer a number of ways for you to vote. Voting instructions are included in the Notice of Internet Availability of Proxy Materials and the proxy card. If you hold shares in “street name,” you will receive information from your broker, bank or other nominee regarding how to provide voting instructions.

Vote online: www.proxyvote.com.	Vote by phone: For registered holders: (800) 690-6903 For beneficial holders: (800) 454-8683	If you received a printed version of these proxy materials, complete, sign and date your proxy card and return it in the envelope provided.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement	1

2	THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement

THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement	3

The PNC Financial Services Group, Inc. Notice of Annual Meeting of Shareholders

Wednesday, April 24, 2024

11:00 a.m. Eastern Time

VIRTUAL-ONLY ANNUAL MEETING

Our 2024 Annual Meeting of Shareholders will be held in a virtual-only format online via webcast on Wednesday, April 24, 2024 at 11:00 a.m. Eastern Time. The annual meeting will be accessible online, including to vote and/or submit questions, at www.virtualshareholdermeeting.com/PNC2024.

ITEMS OF BUSINESS

Management Proposals

1.	Election of the 12 director nominees named in the proxy statement to serve until the next annual meeting and until their successors are elected and qualified

2.	Ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2024

3.	Advisory vote to approve named executive officer compensation

4.	Approval of The PNC Financial Services Group, Inc. 2025 Employee Stock Purchase Plan

Shareholder Proposal, if properly presented

5.	Shareholder proposal regarding report on risk management and implementation of PNC’s Human Rights Statement

Such other business as may properly come before the meeting.

RECORD DATE

The close of business on February 2, 2024 is the record date for determining the shareholders entitled to receive notice of and to vote at the annual meeting and any adjournment.

MATERIALS TO REVIEW

Our proxy materials became accessible to shareholders starting on March 13, 2024. Shareholders will receive either a Notice of Internet Availability of Proxy Materials explaining how to access our proxy materials and vote electronically, or a printed copy of our proxy materials and proxy card. Even if you plan to attend the virtual annual meeting, we encourage you to vote in advance by proxy to ensure your vote is received.

March 13, 2024	By Order of the Board of Directors,

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS:	Laura Gleason Corporate Secretary
This Notice of Annual Meeting and Proxy Statement and the 2023 Annual Report are available at www.proxyvote.com

4	THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement

ITEM 1 — ELECTION OF DIRECTORS

Currently, our Board consists of 12 members. Under PNC’s governing documents, all directors are elected annually to serve a one-year term until the next annual meeting and until their successors are elected and qualified. Our Bylaws contemplate a range in the size of the Board from five to 25 directors.

For the 2024 annual meeting, the Board has fixed the number of directors to be elected at 12 and nominated each incumbent director to serve for another one-year term ending at next year’s annual meeting. All nominees were previously elected to the Board by our shareholders at PNC’s 2023 annual meeting. Each of our nominees has consented to being named in this proxy statement and to serve if elected. The Board has no reason to believe that any nominee will be unavailable or unable to serve as a director. In the event that a nominee becomes unable to serve as a director, proxies will be voted for the election of such other person as the Board may designate as a nominee, unless the Board chooses to reduce the number of directors authorized to serve on the Board.

Of our 12 director nominees, all 12 have valuable senior leadership experience, 11 are independent, four are women and three bring racial or ethnic diversity to the Board.

In this section, we provide the following information regarding each nominee:

∎	Name and age (as of the date of the annual meeting, April 24, 2024)

∎	The year in which they first became a director of PNC

∎	Principal occupation and public company directorships over the past five years

∎	A brief discussion of the specific experience, qualifications, attributes or skills that led to the Board’s conclusion that the individual should serve as a director

For information about the Board’s nomination process, see “Corporate Governance—Board committees—Nominating and Governance Committee” in this proxy statement.

Board composition and attributes

The slate of director nominees for the 2024 annual meeting was developed by the Board with the assistance of its Nominating and Governance Committee. The Board and its Nominating and Governance Committee consider Board composition holistically; their goal is to assure that the Board, as PNC’s highest governing body, has the experience, qualities, attributes and skills needed to enable effective oversight of PNC and its strategic direction.

Accordingly, our slate of director nominees includes senior leaders with substantial experience in technology, cybersecurity, financial services, regulatory affairs, risk management, operations and strategic planning, finance and accounting, marketing and branding, corporate responsibility matters, talent management and succession planning.

We also recognize the value of a Board that is diverse in perspectives and experience. We understand that a diverse board helps us reach better decisions and achieve better outcomes for our employees, customers and communities. In developing the slate of director nominees, the Nominating and Governance Committee considered demographic, cognitive, gender and ethnic diversity, as well as breadth of background, skills and experience and the incumbent directors’ contributions to the effectiveness of the Board.

As of our 2024 annual meeting, the average tenure on our Board (including our CEO) will be approximately 6 years. The Board’s commitment to regular refreshment of its membership is evidenced by the addition of 13 new directors and 11 director retirements since our 2015 annual meeting of shareholders.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement	5

ITEM 1 — ELECTION OF DIRECTORS

Board diversity

We believe a combination of newer and longer-tenured members as well as a range of backgrounds and overall experience help to maintain an effective board culture that is based on robust independent oversight.

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ITEM 1 — ELECTION OF DIRECTORS

The graphic below highlights the skills, experience and demographics of the Board as composed of our 12 director nominees. Each nominee, except Mr. Demchak, our CEO, is an independent director. For a discussion of the criteria PNC uses to determine director independence, see “Director and Executive Officer Relationships—Director independence” in this proxy statement.

Knowledge, Skills and Experience

Large institution leadership	∎	∎	∎	∎	∎	∎	∎	∎	∎	∎	∎	∎

Public company board	∎	∎	∎	∎		∎	∎	∎	∎	∎

Regulatory / risk management		∎	∎	∎	∎		∎	∎	∎		∎

Finance / accounting / audit	∎	∎		∎		∎		∎		∎	∎

Financial services		∎		∎	∎			∎			∎

Marketing / branding / retail			∎	∎			∎			∎		∎

Corporate responsibility	∎	∎	∎		∎	∎	∎	∎

Technology / cybersecurity							∎		∎		∎	∎

Talent management / succession planning	∎	∎	∎	∎	∎	∎	∎	∎	∎	∎	∎	∎

Demographic Background

Tenure (Years)*	5	6	9	11	10	5	8	1	6	2	6	2

Age (Years)*	71	66	55	61	59	67	70	68	67	61	69	43

Gender (Male / Female)	M	F	F	M	M	M	M	F	F	M	M	M

Race / Ethnicity

African American / Black			∎

Alaskan Native / Native American

Asian, including South Asian								∎

Hispanic / Latino	∎

Native Hawaiian or Pacific Islander

White		∎		∎	∎	∎	∎		∎	∎	∎	∎

Two or more races or ethnicities

*	As of April 24, 2024

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ITEM 1 — ELECTION OF DIRECTORS

Joseph Alvarado Director Since 2019 Age 71 Independent	Board committees / subcommittee: ∎ Audit ∎ Corporate Responsibility ∎ Compliance

Joseph Alvarado is the former Chairman, President and Chief Executive Officer of Commercial Metals Company (“CMC”), a Fortune 500 global metals company that under his leadership was active in recycling, manufacturing, fabricating and trading. In this role, Mr. Alvarado was responsible for the overall strategic leadership of CMC, with nearly 9,000 employees and operations in over 200 locations in more than 20 countries. Mr. Alvarado served as Chairman, President and CEO of CMC for approximately seven years, retiring in 2018. Mr. Alvarado previously served as Executive Vice President and Chief Operating Officer of CMC from 2010 to 2011, during which time he had full profit and loss and operating responsibility for the company’s diverse global businesses.

Prior to his career with CMC, Mr. Alvarado was an Operating Partner for Wingate Partners and The Edgewater Funds from 2009 to 2010, where he consulted on new deal evaluation and portfolio company management. Mr. Alvarado worked for a number of other businesses throughout his career of more than four decades within the steel, metal processing, energy and chemical industries. Mr. Alvarado held the position of President at United States Steel Tubular Products, Inc. from 2007 to 2009; President and Chief Operating Officer at Lone Star Technologies from 2004 to 2007; Vice President, Long Product Sales and Marketing, North America at ArcelorMittal from 1998 to 2004; and Executive Vice President, Commercial for Birmingham Steel from 1997 to 1998. Mr. Alvarado also held various positions at Inland Steel Company from 1976 to 1997, ultimately serving as President, Inland Steel Bar Company (a division of Inland Steel Company) from 1995 to 1997.

Mr. Alvarado received a BA in Economics from the University of Notre Dame and an MBA from Cornell University’s SC Johnson Graduate School of Management.

∎	Experience, Qualifications, Attributes or Skills:

The Board values Mr. Alvarado’s extensive business knowledge and experience in accounting, sales, manufacturing, planning and global operations.

∎	Other Public Company Directorships (within past five years):

Arcosa, Inc.

Kennametal, Inc.

Trinseo PLC

8	THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement

ITEM 1 — ELECTION OF DIRECTORS

Debra A. Cafaro Director Since 2017 Age 66 Independent	Board committees: ∎ Audit ∎ Human Resources (Chair) ∎ Executive

Debra A. Cafaro is Chairman of the Board and Chief Executive Officer of Ventas, Inc. (“Ventas”), an S&P 500 company that is a leading owner of senior housing, healthcare and research properties.

Building on her early career in law and 24-year tenure as CEO of Ventas, Ms. Cafaro is broadly engaged across the business, public policy and non-profit sectors. She is a past chair of the Real Estate Roundtable and the Economic Club of Chicago, and is a member of the American Academy of Arts & Sciences and The Business Council. She serves on the boards of the Civic Committee of the Commercial Club of Chicago, the Harvard Kennedy School Taubman Center, the University of Chicago and the Chicago Symphony Orchestra. Ms. Cafaro has been recognized multiple times by Harvard Business Review as one of the top 100 global CEOs and by Modern Healthcare as one of the top 100 leaders in healthcare.

Ms. Cafaro received a JD from the University of Chicago Law School and a BA from the University of Notre Dame.

∎	Experience, Qualifications, Attributes or Skills:

The Board values Ms. Cafaro’s extensive corporate leadership, knowledge and experience. Her years of experience as a public company CEO in the financial sector provide insight into the oversight of financial and accounting matters. Her vision as a strategic thinker adds depth and strength to the Board in its oversight of PNC’s continued growth. The Board also values Ms. Cafaro’s active community involvement.

∎	Other Public Company Directorships (within past five years):

Ventas, Inc.

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ITEM 1 — ELECTION OF DIRECTORS

Marjorie Rodgers Cheshire Director Since 2014 Age 55 Independent	Board committees / subcommittee: ∎ Nominating and Governance ∎ Risk ∎ Corporate Responsibility (Chair) ∎ Compliance (Chair)

Marjorie Rodgers Cheshire is a corporate board director and an investor in commercial real estate. She is a Principal of A&R Development Corp. (“A&R”), a diversified real estate investment company that owns and invests in large scale multifamily, mixed use and retail real estate in the Baltimore and Washington, D.C. markets. Ms. Cheshire additionally served as A&R’s President and Chief Operating Officer from 2004 to 2021, and was responsible for the firm’s business operations, asset management and strategic initiatives.

Ms. Cheshire also spent many years in senior leadership positions in the media and sports industries. Ms. Cheshire was the Senior Director of Brand & Consumer Marketing for the National Football League, a Vice President of Business Development for Oxygen Media, and a Director and Special Assistant to the Chairman and CEO of ESPN. Early in her career, Ms. Cheshire worked as a consultant at The Boston Consulting Group and in brand management at Nestlé Foods.

Ms. Cheshire is chair of the board of Baltimore Equitable Insurance and is a trustee of Johns Hopkins Medicine and Johns Hopkins Hospital.

Ms. Cheshire received a BS in Economics from the Wharton School of the University of Pennsylvania and an MBA from the Stanford University Graduate School of Business.

∎	Experience, Qualifications, Attributes or Skills:

The Board values Ms. Cheshire’s executive management experience and her background in real estate marketing and media, as well as her active involvement in the Baltimore community.

∎	Other Public Company Directorships (within past five years):

Empowerment & Inclusion Capital I Corp. (until December 2022)

Exelon Corporation

10	THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement

ITEM 1 — ELECTION OF DIRECTORS

William S. Demchak Director Since 2013 Age 61 Chairman and CEO	Board committees: ∎ Risk ∎ Executive

William S. Demchak is the Chairman and Chief Executive Officer of PNC, one of the largest diversified financial services companies in the United States.

Mr. Demchak joined PNC in 2002 as Chief Financial Officer. In July 2005, he was named head of PNC’s Corporate & Institutional Banking segment responsible for PNC’s middle market and large corporate businesses, as well as capital markets, real estate finance, equity management and leasing. Mr. Demchak was promoted to Senior Vice Chairman in 2009 and named Head of PNC Businesses in August 2010. He held the office of President from April 2012 through February 2024 and has served as Chief Executive Officer since April 2013 and as Chairman since April 2014.

Before joining PNC in 2002, Mr. Demchak served as the Global Head of Structured Finance and Credit Portfolio for JPMorgan Chase (“JPMorgan”). He also held key leadership roles at JPMorgan prior to its merger with the Chase Manhattan Corporation in 2000. He was actively involved in developing JPMorgan’s strategic agenda and was a member of the company’s capital and credit risk committees.

Mr. Demchak is a member and past chairman of the board of directors of the Bank Policy Institute and is a member of The Business Council and the Federal Advisory Committee for the Federal Reserve. In addition, he is the past chairman of the Allegheny Conference on Community Development and is a member of the boards of directors of the Extra Mile Education Foundation and the Pittsburgh Cultural Trust.

Mr. Demchak received a BS from Allegheny College and an MBA from the University of Michigan.

∎	Experience, Qualifications, Attributes or Skills:

The Board believes that the current CEO should also serve as a director. Under the leadership structure discussed elsewhere in this proxy statement, a CEO-director acts as a liaison between directors and management, and assists the Board in its oversight of the company. Mr. Demchak’s experience and strong leadership provide the Board with insight into the business and strategic priorities of PNC.

∎	Other Public Company Directorships (within past five years):

BlackRock, Inc. (until May 2020)

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ITEM 1 — ELECTION OF DIRECTORS

Andrew T. Feldstein Director Since 2013 Age 59 Independent Presiding Director	Board committees: ∎ Human Resources ∎ Nominating and Governance (Chair) ∎ Risk ∎ Corporate Responsibility ∎ Executive (Chair)

Andrew T. Feldstein, our Presiding Director, is the former Chief Executive Officer of BlueMountain Capital Management (now known as Assured Investment Management, a subsidiary of Assured Guaranty) (“BlueMountain”) and was the Chief Investment Officer for both Assured Guaranty and BlueMountain. Under Mr. Feldstein’s leadership, BlueMountain was a leading alternative asset manager with $18 billion in assets under management. Assured Guaranty is a leading provider of financial guaranty insurance.

Prior to co-founding BlueMountain in 2003, Mr. Feldstein spent over a decade at JPMorgan where he was a Managing Director and served as Head of Structured Credit, Head of High Yield Sales, Trading and Research, and Head of Global Credit Portfolio.

Mr. Feldstein is a trustee of Third Way, a public policy think tank, and a member of the Harvard Law School Leadership Council.

Mr. Feldstein received a BA from Georgetown University and a JD from Harvard Law School.

∎	Experience, Qualifications, Attributes or Skills:

The Board values Mr. Feldstein’s extensive financial and risk management expertise. As founder and former CEO of BlueMountain and through his senior management positions at JPMorgan, Mr. Feldstein built a reputation for innovation and significant insight into risk management. The Board believes these skills are particularly valuable to Mr. Feldstein’s role as Presiding Director and to the Board’s effective oversight of risk management, as well as a valuable resource to PNC as it continues to grow its business and strengthen its balance sheet.

12	THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement

ITEM 1 — ELECTION OF DIRECTORS

Richard J. Harshman Director Since 2019 Age 67 Independent	Board committees: ∎ Audit (Chair) ∎ Human Resources ∎ Nominating and Governance ∎ Corporate Responsibility ∎ Executive

Richard J. Harshman is the retired Executive Chairman and former President and Chief Executive Officer of Allegheny Technologies Incorporated (now known as ATI Inc.) (“ATI”), a global manufacturer of technically advanced specialty materials and complex parts and components. Mr. Harshman served as President and CEO of ATI from 2011 through 2018. Mr. Harshman previously served in other roles at ATI, including President and Chief Operating Officer from 2010 to 2011, Executive Vice President and Chief Financial Officer from 2000 to 2010 and other roles of increasing responsibility since 1996. Mr. Harshman began his career as an internal auditor at Teledyne, Inc., a predecessor company to ATI, in 1978.

Mr. Harshman is active within the Pittsburgh community, including through his service with several non-profit boards. Mr. Harshman is a member of the Executive Committee of the Board of Trustees of the Pittsburgh Cultural Trust (the “Cultural Trust”) and is the Cultural Trust’s immediate past chair. Mr. Harshman also is a member of the Executive Committee of the Board of Directors of the United Way of Southwestern Pennsylvania. Previously, Mr. Harshman served as the chair of the Allegheny Conference on Community Development and as a member of the board of trustees of Robert Morris University, in addition to his service with other Pittsburgh-based non-profit organizations.

Mr. Harshman received a BS in Accounting from Robert Morris University and was previously licensed as a Certified Public Accountant by the California Board of Accountancy.

∎	Experience, Qualifications, Attributes or Skills:

The Board values Mr. Harshman’s depth of experience with the operational, human capital management, sustainability and financial aspects of leading a public company, including as chief executive officer, chief financial officer and chief operating officer. The Board also values Mr. Harshman’s active involvement in the Pittsburgh community and his prior board leadership experience as the lead independent director for another publicly-traded company.

∎	Other Public Company Directorships (within past five years):

Allegheny Technologies Incorporated (n/k/a ATI Inc.) (until May 2019)

Ameren Corporation

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ITEM 1 — ELECTION OF DIRECTORS

Daniel R. Hesse Director Since 2016 Age 70 Independent	Board committees: ∎ Nominating and Governance ∎ Risk ∎ Technology (Chair)

Daniel R. Hesse is the former President and Chief Executive Officer of Sprint Corporation (“Sprint”), one of the United States’ largest wireless carriers, serving from 2007 to 2014. A well-known advocate for the conscience-driven corporation and its responsibility in creating an equitable, inclusive and sustainable world, during his tenure as CEO of Sprint, Mr. Hesse was a recipient of the Responsible CEO Lifetime Achievement Award from Corporate Responsibility Magazine.

Mr. Hesse received a BA from the University of Notre Dame, an MBA from Cornell University and an MS from Massachusetts Institute of Technology where he was awarded the Brooks Thesis Prize.

∎	Experience, Qualifications, Attributes or Skills:

Mr. Hesse brings extensive corporate leadership experience to the Board, having served in a variety of executive positions, including as CEO of Sprint. His years of experience in the wireless communications industry provide insight into the dynamic and strategic issues overseen by the Board. The broad spectrum of technological issues in this industry give him a strong understanding to assist the Board in its oversight of technological issues.

∎	Other Public Company Directorships (within past five years):

Akamai Technologies, Inc.

Tech and Energy Transition Corporation (until March 2023)

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ITEM 1 — ELECTION OF DIRECTORS

Renu Khator Director Since 2022 Age 68 Independent	Board committees: ∎ Audit ∎ Nominating and Governance

Renu Khator holds the dual titles of Chancellor of the University of Houston System (“UH System”) and President of the University of Houston (“UH”). She also serves as a professor in UH’s Department of Government and International Affairs. As Chancellor of the UH System, Dr. Khator oversees a four-university organization that serves more that 76,000 students. During her tenure as President since 2008, UH has experienced record-breaking research funding, enrollment and private support, as well as earning Tier One status in 2011, with the Carnegie Foundation elevating it to the top category of research universities.

Prior to her appointment at UH, Dr. Khator had a 22-year career at the University of South Florida, most recently serving as Provost and Senior Vice President and as a professor in the Department of Government and International Affairs.

Dr. Khator is currently a member of the Association of Governing Boards of Colleges and Universities Council of Presidents, and she has been named to the American Academy of Arts and Sciences. She previously served as a member of the Indian Prime Minister’s Empowered Expert Committee and the U.S. Department of Homeland Security’s Academic Advisory Council, and she was 11th District Chair of the Federal Reserve Bank of Dallas.

Dr. Khator received a BA in Liberal Arts from Kanpur University, India and an MA and PhD in Political Science from Purdue University.

∎	Experience, Qualifications, Attributes or Skills:

The Board values Dr. Khator’s significant leadership experience in academia and expertise in economic development and funding research for community programs, which will be instrumental in expanding opportunities and executing on strategies as PNC continues to invest for growth. The Board also values Dr. Khator’s active involvement in the Houston community.

∎	Other Public Company Directorships (within past five years):

The Camden Property Trust

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ITEM 1 — ELECTION OF DIRECTORS

Linda R. Medler Director Since 2018 Age 67 Independent	Board committees / subcommittee: ∎ Risk ∎ Technology ∎ Compliance

Linda Medler is a retired USAF Brigadier General with more than 20 years of experience developing cutting-edge cyber and technology strategies for highly regulated public and private institutions, as well as within the highest levels of government. She is the founder, President and CEO of L A Medler & Associates, a boutique cybersecurity consulting company. She previously served as the Chief Information Security Officer for Raytheon Missile Systems, and also as an Executive and Senior Officer for the Department of Defense, where she led mission-critical business, technology and cybersecurity strategies.

In 2014, Ms. Medler completed 30 years of total military service, including 27 years of service in the U.S. Air Force, retiring as a Brigadier General. She began her military service as an enlisted U.S. Marine. Her last position held was Director of Capability and Resource Integration for the United States Cyber Command. Her previous assignments included Director of Communications and Networks for the Joint Staff, Joint Chiefs of Staff Deputy CIO, Chief of Staff for Air Force Materiel Command, and Commander/Vice Commander for the 75th Air Base Wing.

Ms. Medler received a BBA in Management & Computer Information Systems from the University of Arkansas at Little Rock, an MS in National Security & Strategic Studies from the Naval War College, and an MBA in Management Information Systems Concentration from the University of Arizona.

∎	Experience, Qualifications, Attributes or Skills:

The Board values Ms. Medler’s extensive leadership experience and her deep knowledge of cybersecurity and information technology. Her years of experience leading cybersecurity, information technology and multi-function organizations facing a broad range of technology and operational issues provide the Board with valuable cyber and technology risk expertise, as well as a strong understanding of emerging technology and digital business transformation strategies, to facilitate effective governance and oversight of the cybersecurity and technology issues facing PNC.

∎	Other Public Company Directorships (within past five years):

Target Hospitality Corp.

16	THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement

ITEM 1 — ELECTION OF DIRECTORS

Robert A. Niblock Director Since 2022 Age 61 Independent	Board committees: ∎ Audit ∎ Human Resources

Robert A. Niblock is the former Chairman, President and Chief Executive Officer of Lowe’s Companies, Inc. (“Lowe’s”), which operates together with its subsidiaries as a home improvement retailer in the U.S.

Mr. Niblock joined Lowe’s in 1993 and served in various financial roles throughout his career, including as Director of Taxation, Vice President and Treasurer, Senior Vice President, Finance, and Executive Vice President and Chief Financial Officer.

Mr. Niblock retired from Lowe’s in 2018 as Chairman, President and Chief Executive Officer. Under his leadership as CEO from 2005 to 2018, the company’s revenues grew from $36.5 billion to $68.6 billion, and Lowe’s built a major digital business to expand the reach of its national stores. The company’s share price also more than tripled from the time of his appointment as CEO to the time of his retirement.

Prior to joining Lowe’s, Mr. Niblock had a nine-year career with the accounting firm Ernst & Young LLP.

Mr. Niblock received a BS in Accounting from the University of North Carolina at Charlotte.

∎	Experience, Qualifications, Attributes or Skills:

The Board values Mr. Niblock’s significant financial expertise, knowledge of the retail industry and experience in building a digital presence, which will be instrumental to PNC as it expands its digital presence and pursues transformative growth.

∎	Other Public Company Directorships (within past five years):

ConocoPhillips

Lamb Weston Holdings, Inc.

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ITEM 1 — ELECTION OF DIRECTORS

Martin Pfinsgraff Director Since 2018 Age 69 Independent	Board committees / subcommittee: ∎ Audit ∎ Risk (Chair) ∎ Executive ∎ Compliance

Martin Pfinsgraff retired as Senior Deputy Comptroller Large Bank Supervision of the Office of the Comptroller of the Currency (the “OCC”) in February 2017. He held the position of Deputy Comptroller for Credit and Market Risk from 2011 to 2013. Mr. Pfinsgraff served on the Executive Committee of the OCC and as a member of the Senior Supervisors Group, an international committee comprised of supervisors from 10 Organisation for Economic Co-operation and Development (“OECD”) member countries and the European Central Bank.

Prior to his career with the OCC, Mr. Pfinsgraff held various positions from 2000 to 2009 at iJet International, a provider of operating risk management solutions, including Chief Operating Officer and Chief Financial Officer. Mr. Pfinsgraff held various positions with Prudential Financial’s operating subsidiaries from 1989 through 2000, including as Treasurer of Prudential Insurance and CFO and President, Capital Markets of Prudential Securities.

Mr. Pfinsgraff received a BBA in Psychology from Allegheny College and an MBA from Harvard Business School.

∎	Experience, Qualifications, Attributes or Skills:

The Board values Mr. Pfinsgraff’s leadership experience as well as his extensive knowledge of the financial services industry and the regulatory requirements applicable to the industry. His experience in banking regulation, risk management and finance, along with his years of executive leadership, provide the Board with additional skills to oversee complex regulatory, risk management and financial matters.

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ITEM 1 — ELECTION OF DIRECTORS

Bryan S. Salesky Director Since 2021 Age 43 Independent	Board committees: ∎ Corporate Responsibility ∎ Technology

Bryan S. Salesky is a co-founder and has served as the Chief Executive Officer of Stack AV Co., a developer and provider of advanced autonomous systems designed to meet the safety, reliability and efficiency demands of the trucking industry, since the company’s inception in 2023. Mr. Salesky founded and served as the CEO of Argo AI, LLC, a self-driving technology platform company that partnered with leading automakers to develop the software, hardware, maps and cloud-support infrastructure to power self-driving vehicles, from 2016 to 2022. Previously, Mr. Salesky spent more than a decade in roles of increasing responsibility across leading technology companies, including Google and Carnegie Mellon University’s National Robotics Engineering Center (“NREC”).

Mr. Salesky brings significant experience across the robotics and software engineering disciplines. In addition to co-leading Carnegie Mellon University’s team that won the 2007 DARPA Urban Challenge autonomous vehicle race, he managed a portfolio of NREC’s largest commercial programs, including autonomous mining trucks for Caterpillar. While at Google, Mr. Salesky was responsible for the development and manufacture of the company’s self-driving hardware portfolio, which included self-driving sensors, computers and several vehicle development programs.

Mr. Salesky is chair of the board of directors of the Greater Pittsburgh Chamber of Commerce, a member of the board of directors of the Allegheny Conference on Community Development, and serves on the board of trustees of the University of Pittsburgh.

Mr. Salesky received a BS in Computer Engineering from the University of Pittsburgh.

∎	Experience, Qualifications, Attributes or Skills:

Mr. Salesky has built a reputation for strategic vision and entrepreneurism in the technology and artificial intelligence industries. The Board believes these skills are particularly valuable to PNC as it continues to invest in new product innovation and growth. The Board also values Mr. Salesky’s active involvement in the Pittsburgh community.

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CORPORATE GOVERNANCE

Our Board and executive management seek to manage PNC for the long-term, to maximize shareholder value and opportunities for growth, through all phases of the economic cycle. In furtherance of this objective, the Board is committed to maintaining strong corporate governance practices that help protect PNC’s value for its shareholders and other stakeholders.

Corporate governance guidelines

The Board has approved corporate governance guidelines to define certain important principles of our Board governance and areas of responsibility, as summarized below.

∎	The qualifications a director should possess

∎	The director nomination process

∎	The Board’s leadership structure

∎	The responsibilities of our lead independent director (the “Presiding Director”)

∎	The role of Board committees in fulfilling the Board’s duties

∎	A description of ordinary course relationships that will not impair a director’s independence

∎	The ability of the Board to meet in executive session without management present

∎	The ability of the Board to have access to management

∎	The majority voting requirement for director elections

∎	The mandatory director retirement age of 72

∎	How the Board evaluates our CEO’s performance

∎	The Board’s role in management succession planning

∎	Our views on directors holding board positions at other public companies

∎	How the Board continually evaluates its own performance and composition

∎	Our approach to director orientation and education

∎	The Board’s role in strategic planning and oversight of our strategy, including the risks and opportunities flowing from the environmental, social and governance issues material to our business

The Nominating and Governance Committee reviews the corporate governance guidelines at least annually. Any changes recommended by the Committee are reviewed and approved by the Board. Through the Nominating and Governance Committee, the Board periodically considers its corporate governance policies and practices and evolving best practices based on PNC’s organizational structure.

▶

For more information about corporate governance at PNC, see the following documents available at www.pnc.com/corporategovernance:

∎   Corporate governance guidelines

∎   Bylaws

∎   Code of Business Conduct and Ethics

∎   Charters of the following Board committees: Audit, Human Resources, Nominating and Governance, and Risk

To receive free printed copies of any of these documents, please send a request to:

 Corporate Secretary

 The PNC Financial Services Group, Inc.

 300 Fifth Avenue

 Pittsburgh, Pennsylvania 15222

     or

 corporate.secretary@pnc.com

This proxy statement is also available at www.pnc.com/proxystatement

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CORPORATE GOVERNANCE

Our Board leadership structure

Based on an assessment of PNC’s business, organizational structure and strategic direction, as well as the composition, skills and qualifications of the Board as a whole, the Board believes the board leadership structure for PNC should include the following attributes:

∎   A substantial majority (at least two-thirds) of independent directors

∎   A Presiding Director who serves as the lead independent director

∎   Regular executive sessions of all independent directors without management present

As described in more detail below, the current leadership structure of the Board includes all three attributes.

Defining leadership roles

As one of its key responsibilities, the Board monitors and, as needed, updates its leadership structure to promote robust independent oversight of PNC and an engaged and effective board with complementary qualities.

The Board believes its leadership structure should be flexible enough to accommodate different circumstances. Accordingly, our governing documents permit the roles of Chair and CEO to be filled by the same or different individuals, and the Board has not adopted a policy with respect to the separation of the Chair and CEO positions. However, to maintain robust independent leadership on the Board, our corporate governance guidelines provide that the Board shall appoint a Presiding Director to function as its lead independent director, and that the Presiding Director also shall serve as the chair of the Nominating and Governance Committee.

The Board reviews its leadership structure each year and may choose a different leadership structure if circumstances should arise that lead the Board to conclude that a different leadership structure would enable the Board to manage PNC more effectively for the long-term interests of our shareholders. The Board determines whether to separate the Chair and CEO positions as necessary or appropriate, in its judgment, including but not limited to when selecting a new CEO. The Board considers a range of factors, including: (i) the individuals serving in the roles of CEO, Chair, and Presiding Director and their record of leadership and performance in those roles; (ii) the composition of the Board; (iii) PNC’s operating and financial performance and strategic plans; (iv) any recent or anticipated changes in the CEO role; (v) the effectiveness of the processes and structures for Board interaction with and oversight of management; and (vi) the importance of maintaining a single voice in leadership communications and Board oversight, both internally and with shareholders and other stakeholders.

The Board believes the interests of our shareholders are best served at this time through the current combined Chair and CEO leadership structure, in conjunction with a Presiding Director who has robust oversight and leadership responsibilities. This structure provides the appropriate balance between a Chair and CEO with responsibilities for day-to-day management, Board leadership and setting long-term strategy, and an empowered independent Presiding Director with well-defined responsibilities, such as facilitating the Board’s independent oversight of PNC, conducting the CEO evaluation, promoting a clear understanding and communication between members of senior management and the Board on strategic issues such as management development and succession planning, executive compensation and company performance, and engaging and communicating with shareholders and other stakeholders as appropriate.

William S. Demchak, our CEO, serves as the Chair of the Board. Andrew T. Feldstein, the chair of the Nominating and Governance Committee, serves as the Presiding Director. Mr. Feldstein also serves as a member of the Risk Committee, where he leverages his expertise in identifying, assessing and managing credit, market and other risks to assist the Committee in performing its risk oversight function. See “—Presiding Director responsibilities” below for more information about the duties and responsibilities of the Presiding Director.

∎  Substantial majority of independent directors

Robust independent oversight is one of the cornerstones of PNC’s strong corporate governance practices. We have long maintained a Board with a substantial majority of directors who are not PNC employees and who otherwise qualify as independent under the corporate governance rules of the New York Stock Exchange (the “NYSE”). The NYSE requires at least a majority of corporate directors to be independent from management.

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CORPORATE GOVERNANCE

Mr. Demchak is the only director and nominee who is not independent under our corporate governance guidelines and the NYSE’s corporate governance rules, due to his employment by PNC as its CEO. The Board has affirmatively determined that each of the other 11 directors and nominees named in this proxy statement is independent. See “Director and Executive Officer Relationships” in this proxy statement for a description of our annual evaluation of director independence.

∎  Presiding Director responsibilities

The Presiding Director, as the lead independent director for the Board, is appointed annually. The Presiding Director is charged with supervising various aspects of board operations and governance to promote an independent, engaged and effective board culture. By way of illustration, the Board has approved the following duties and responsibilities for the Presiding Director, which are included in our corporate governance guidelines:

∎	Preside at meetings of the Board in the event of the Chair’s unavailability

∎	Preside at regularly scheduled executive sessions of the Board’s independent directors

∎	When the Presiding Director considers it appropriate, convene and preside at meetings or executive sessions of the Board’s independent directors

∎

If the Board includes non-management directors who are not independent, when the Presiding Director considers it appropriate to do so, will convene and preside at meetings or executive sessions that include such non-management directors

∎

Confer with the Chair or CEO immediately following the meetings or executive sessions of the Board’s independent or non-management directors to convey the substance of the discussions held during those sessions, subject to any limitations specified by the independent directors

∎	Act as the principal liaison between the Chair and CEO and the Board’s independent and non-management directors

∎	Be available for confidential discussions with any director who may have concerns that he or she believes have not been properly considered by the Board

∎

Following consultation with the Chair and CEO and other directors as appropriate, approve the Board’s meeting agendas in order to promote the effectiveness of the Board’s operation and decision making and help ensure there is sufficient time for discussion of all agenda items

∎	Be available for consultation and direct communication with major shareholders as appropriate

∎	Discharge such other responsibilities as the Board’s independent directors may assign from time to time

During the course of the year, the Presiding Director may suggest, revise or otherwise discuss agenda items for Board meetings with the Chair or CEO. In between meetings, each director is encouraged to raise with the Presiding Director any topics or issues that the director believes should be discussed in executive session.

As chair of the Nominating and Governance Committee, the Presiding Director leads the annual self-evaluation process for the Board and its committees and subcommittee and the annual evaluation of director independence. The Nominating and Governance Committee also reviews, and the Presiding Director as chair of the Committee reports to the Board on, developments in corporate governance that may be relevant to PNC.

∎  Regular executive sessions of independent directors

To help sustain a board culture of robust independent oversight, the agenda for each quarterly meeting of the Board includes a regularly scheduled executive session of the independent directors. These sessions provide dedicated time for the independent directors to engage in candid discussions as a group. Pursuant to our corporate governance guidelines, Andrew T. Feldstein, our Presiding Director, presides over these executive sessions.

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CORPORATE GOVERNANCE

Board’s role in risk oversight

A strong risk culture that effectively informs strategic decisions is central to PNC’s vision for long-term success as a large, complex financial institution.

ERM Framework

PNC’s enterprise-wide risk governance framework (the “ERM Framework”) guides the objectives and design of our risk management processes. The ERM Framework consists of the following seven core components that provide executive management and the Board with an aggregate view of the significant risks impacting the organization: risk culture, enterprise strategy (including risk appetite, strategic planning, capital planning and stress testing), risk governance and oversight, risk identification, risk assessments, risk controls and monitoring, and risk aggregation and reporting. Because we seek to manage PNC for the long term, our ERM Framework and risk appetite primarily address our longer term strategic risks as understood, analyzed and quantified through all phases of the economic cycle. However, a significant focus is also applied to specific risks, such as credit, operational, liquidity, market and information security risks, that could have a material impact in the short or medium term.

The Board oversees our risk-taking activities, holds management accountable for adhering to the ERM Framework, and is responsible for exercising sound, independent judgment when assessing risk. The Board receives assistance in carrying out its duties by delegations of oversight responsibility to its committees and subcommittee. For more information, see “—Board committees” in this proxy statement.

The enterprise policies that form the core components of the ERM Framework are subject to review and approval by the Board’s Risk Committee at least annually. Additionally, the risk management processes that are established from time to time under the ERM Framework to identify, assess, monitor and report the Company’s risks are subject to the oversight and approval of the Risk Committee or its Compliance Subcommittee or, in the case of technology-related risks, the Technology Committee.

Enterprise risk management function

In addition to oversight of PNC’s ERM Framework, the Board’s Risk Committee is directly responsible for the selection, appointment, compensation and oversight of PNC’s Chief Risk Officer. The Chief Risk Officer is the senior executive who is responsible for PNC’s enterprise risk management function and leads PNC’s internal independent risk organization (“Independent Risk Organization”), which is independent from PNC’s lines of business. The Chief Risk Officer also chairs the Enterprise Risk Management Committee, which provides executive-level oversight of risk management and implementation of the Enterprise Risk Profile across the lines of business, as well as emerging risk trends and issues. The Chief Risk Officer and PNC’s Chief Compliance Officer, who reports up through the Chief Risk Officer, provide regular reports to the Risk Committee (or the Compliance Subcommittee, as applicable) regarding the Company’s risk profile; significant existing, new or emerging risks; significant initiatives to identify, manage and control such risks; and the operations of the risk management function.

PNC’s Independent Risk Organization operates through a multi-level risk committee structure, whose purpose is to enable oversight of business activities at a more granular level and ensure that policies defined by our ERM Framework are followed and that business decisions are made and executed consistent with the Board’s desired risk profile. Based on the channels for information flow established under the Independent Risk Organization, the Chief Risk Officer and the Chief Compliance Officer are able to (i) keep the Risk Committee and the Compliance Subcommittee informed of the significant risks the Company faces and management’s assessment of how those risks affect the Enterprise Risk Profile and the risk appetite policy of the ERM Framework, and (ii) systematically disseminate feedback from the Risk Committee and Compliance Subcommittee to the lines of business. Additionally, the Independent Risk Organization regularly engages external parties, both formally and informally, to help ensure emerging threats and trends are identified and considered in our ongoing risk identification, assessment, monitoring and reporting frameworks. Engagements with external parties include memberships in industry trade groups, consultations with industry experts and formal engagements with independent consultants. As new or emerging risks are identified, PNC evaluates the comprehensiveness of our existing ERM Framework to identify, assess, monitor and control those risks.

Chair/CEO and Presiding Director engagement with risk management

A critical feature of our leadership structure and enterprise risk management function is the regular engagement of the Chair and Presiding Director in the enterprise risk management process. Mr. Demchak’s membership on the management-level Enterprise Risk Management Committee and the membership of Messrs. Demchak and Feldstein on the Board-level Risk Committee facilitate ongoing engagement and proficiency with the enterprise risk management process and the risks that are escalated for discussion at those committees. We believe this promotes an open line of

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communication between our Chair and our Presiding Director on risk-related issues and enables them to lead our full Board more productively in discussions, decision-making and strategy development.

For information about the Board’s role in oversight of specific risks, including information security risk, climate risk and others, see “—Board committees” in this proxy statement.

Our Code of Business Conduct and Ethics

PNC has adopted, and the Audit Committee has approved, a Code of Business Conduct and Ethics that applies generally to all employees and directors.

The Code of Business Conduct and Ethics addresses these important topics, among others:

∎	Our commitment to ethics and values

∎	Fair dealing with customers, suppliers, competitors and employees

∎	Conflicts and potential conflicts of interest, including self-dealing, insider trading and other trading restrictions, outside employment and transactions with PNC

∎	Gifts and entertainment

∎	Creating business records, document retention and protecting confidential information

∎	Protection and proper use of our assets, including intellectual property and electronic media

∎	Communicating with the public

∎	Political involvement, including campaigning and political contributions and spending

∎	Compliance with laws and regulations

∎	Protection from retaliation

The Code of Business Conduct and Ethics is available in the “Governance Documents” section of our website at www.pnc.com/corporategovernance. Any shareholder may also request a free printed copy by writing to our Corporate Secretary at the address provided under “—Corporate Governance Guidelines” in this proxy statement.

Our adoption of the Code of Business Conduct and Ethics is intended to satisfy the SEC’s requirement to adopt a code that applies to a company’s CEO and senior financial officers. The Audit Committee must approve any waivers of or exceptions to code provisions granted to our directors or executive officers. We will post on our website any future amendments to, or waivers from, a provision of the Code of Business Conduct and Ethics that applies to any of our directors or executive officers (including our Chairman and CEO, Chief Financial Officer (“CFO”) and Controller).

PNC has also adopted, and the Audit Committee has approved, Ethics Guidelines for Directors to supplement the Code of Business Conduct and Ethics. See "Director and Executive Officer Relationships—Code of Business Conduct and Ethics" for more information.

CEO and senior executive succession planning

Oversight of CEO and senior executive succession planning is a core fiduciary responsibility of our Board. At the direction of the Board, the Human Resources Committee has assumed responsibility for overseeing and annually evaluating the succession plans for the CEO, the CEO’s direct reports and other key positions, except for the review and evaluation of the succession plans for the General Auditor and Chief Risk Officer and their direct reports, which are performed by the Audit Committee and the Risk Committee, respectively. Succession planning encompasses both long-term succession scenarios and contingencies or unplanned scenarios.

At least annually, the Human Resources Committee reviews a detailed succession planning report from PNC’s talent management function. The report typically includes a discussion of the individual performance of each executive officer, as well as succession plans and development initiatives for other emerging talent. Our CEO also contributes his recommendations and evaluations of potential successors and guidance on the development plans for those individuals. The senior executive management succession plan, including for the CEO, is also reviewed with the full Board from time to time.

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As part of the Board’s commitment to continuing to strengthen and develop PNC’s senior leadership team, in February 2024 the Board unanimously voted to appoint Michael P. Lyons to the position of President of PNC. Mr. Demchak will continue in his current roles as Chairman and CEO. Prior to his promotion, Mr. Lyons served as Executive Vice President and Head of Corporate & Institutional Banking of PNC. In his new role, Mr. Lyons will continue to report to Mr. Demchak and will oversee PNC’s primary operating lines of business and the Regional Presidents Office.

Shareholder engagement

PNC highly values engagement with our shareholders and other stakeholders and we maintain an active dialogue with them throughout the year. During 2023, we engaged with 210 unique firms representing approximately 50% of the ownership of our outstanding common stock. We regularly engage with shareholders on a wide variety of topics such as strategy, financial and operating performance, corporate responsibility matters and corporate governance, among others. These discussions included participation from our investor relations team as well as our CEO and CFO, line of business leaders, and technology, risk, corporate responsibility, corporate governance and human resources teams.

Management regularly reports to the independent directors regarding investor discussions and feedback on topics of interest, enabling the Board to consider and address those matters effectively. Shareholder feedback is taken into consideration and may be used to inform company practices and disclosures.

Other corporate governance practices

Director orientation and education

As an organization that delivers complex products and services in a highly competitive and evolving environment, we believe that continuing education plays an important role in sustaining an effective board. Our corporate governance guidelines mandate a director orientation and continuing education program, which is implemented as described below.

Orientation	Continuing Education

All of our new directors undergo a director orientation program, which includes written materials and personalized orientation sessions.

Personalized orientation sessions generally include meetings with members of senior management to familiarize new directors with our strategic plans, significant financial, accounting and risk management issues, capital markets activities, compliance programs, the Code of Business Conduct and Ethics and related policies, our principal officers, and our internal and independent auditors, as well as specified matters related to the Board committees or subcommittee to which the new director has been appointed.

Our continuing education program takes into account directors’ knowledge and experience and our risk profile, and includes training on complex products and services, our lines of business, significant risks to the Company, applicable laws, regulations and supervisory requirements, and other relevant topics, as identified by the Board and senior management.

The continuing education program is delivered through a combination of personalized sessions and external seminars, including those offered by regulators, that are relevant to the duties of a director. Certain educational sessions may be held in connection with, or as part of, a meeting of the Board or a Board committee or subcommittee.

Board and committee/subcommittee self-evaluations

Another tool our Board uses to monitor and enhance its effectiveness is annual self-evaluations. The Board and its committees and subcommittee each conduct a self-evaluation annually under the oversight of the Nominating and Governance Committee. These annual self-evaluations are designed to provide a regular, formalized process for the members of the Board and its committees and subcommittee to provide feedback on various factors relating to Board, committee, or subcommittee effectiveness, as applicable. Feedback is obtained through discussions among the Board, committee, and subcommittee members and summarized to the Board and the Nominating and Governance Committee for their review and consideration. Appropriate action plans are then developed to implement enhancements and other changes based on the feedback received.

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Majority vote standard in director elections

PNC’s Bylaws and corporate governance guidelines provide that, except in a contested election, directors are elected by a majority of the votes cast at the meeting. The term “a majority of the votes cast” means that the number of shares voted “for” the matter exceeded 50% of the total number of “for” and “against” votes cast with respect to the same matter. Abstentions and broker non-votes are not counted as votes cast either “for” or “against.” A “contested election” is any election of directors in which the number of candidates exceeds the number of directors to be elected at the meeting.

If an incumbent director standing for re-election fails to receive the requisite shareholder support at a meeting, and a successor director is not elected at the same meeting, our Bylaws and corporate governance guidelines require the incumbent director to tender his or her resignation to the Board. The Board then must accept or reject the tendered resignation, taking into account the recommendation of the Nominating and Governance Committee, and must publicly disclose its decision and rationale within 90 days after the date of certification of the election results. If the incumbent director’s resignation is not accepted by the Board, he or she would continue to serve until the next annual meeting and until his or her successor is duly elected, or until his or her earlier resignation or removal.

Communicating with the Board

Shareholders and other interested parties who wish to communicate with the Board, any director (including the Presiding Director), the non-management or independent directors as a group, or any Board committee may send an email or a letter to the following addresses:

PNC Board of Directors c/o Corporate Secretary The PNC Financial Services Group, Inc. 300 Fifth Avenue Pittsburgh, Pennsylvania 15222-2401 Email: corporate.secretary@pnc.com

The Corporate Secretary will process such communications as set forth herein. The Corporate Secretary will forward email communications to the appropriate director(s) named in the email. The Corporate Secretary will not open a written communication sent to the above physical mailing address if it is addressed to the Board, any director (including the Presiding Director) or group of directors, the non-management or independent directors as a group or any Board committee or subcommittee. The Corporate Secretary will forward the communication to the named director or the Presiding Director, who will determine how to respond. Depending on the content, the Presiding Director may forward the communication to a PNC employee, a third party, another director, a Board committee or the full Board.

The Corporate Secretary may elect not to forward communications that she believes are: (i) a commercial, charitable or other solicitation; (ii) a complaint about PNC products or services that would be customarily handled in the ordinary course of business; (iii) abusive, improper or otherwise irrelevant to the Board’s duties and responsibilities; or (iv) subject to the policies or procedures that specify the proper handling of a communication that addresses such subject matter.

Board meetings in 2023

Our Board members are highly engaged and devote substantial time to PNC. Each director attended at least 75% of the aggregate number of meetings of the Board and all committees of the Board on which the director served, and the average attendance of all directors at Board and applicable committee meetings was approximately 97.5%. The Board has adopted a policy that strongly encourages each director to attend the annual meeting of shareholders. We remind each director of this policy prior to the date of the annual meeting. All of our incumbent directors then in office attended our 2023 annual meeting of shareholders.	Our Board held 12 meetings in 2023, including 2 dedicated strategic planning sessions.

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The table below sets forth the current membership of the Board’s committees and subcommittee (excluding the Executive Committee) and indicates the number of meetings held by each during 2023. The table also identifies the chair of each committee and subcommittee, the Presiding Director, any management directors and each director who has been designated by the Board as an “audit committee financial expert” as defined under SEC regulations.

Committee composition

													No. of Meetings Held

	(1)	(1)		(2)	(3)	(1)		(1)		(1)	(1)

Audit	●	●						●		●	●		10

Nominating and Governance			●			●	●	●					6

Human Resources					●	●				●			7

Risk			●	●	●		●		●				9

Corporate Responsibility	●				●	●						●	4

Technology									●			●	5

Compliance	●								●		●		4

Chair

(1)	Designated as an “audit committee financial expert” under SEC regulations
(2)	Management director
(3)	Presiding Director (lead independent director)

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Board committees

To operate more effectively, the Board conducts certain oversight and governing activities through a robust committee structure. The Board currently has six committees and one subcommittee focused on distinct areas of responsibility, as delineated below.

Primary committees	Additional committees

Audit Committee	Corporate Responsibility Committee*

Human Resources Committee	Technology Committee

Nominating and Governance Committee	Compliance Subcommittee

Risk Committee

*	formerly named Special Committee on Equity & Inclusion

The Board also maintains an Executive Committee, which may exercise the powers of the Board in the intervals between meetings. The Executive Committee is composed of the CEO and the chairs of each of the primary committees of the Board, and is chaired by the Presiding Director. The Executive Committee may act on behalf of the Board and would report to the full Board following any action taken.

Additional information about committee and subcommittee governance:

∎

Each committee and subcommittee operates pursuant to a written charter. The charters of our primary committees (the Audit, Human Resources, Nominating and Governance, and Risk Committees) and our corporate governance guidelines are available on our website at www.pnc.com/corporategovernance/governance-documents.

∎

All committees and the subcommittee are responsible for annually reviewing and assessing their charters and conducting a self-evaluation of their performance. See “—Other corporate governance practices—Board and committee self-evaluations” for more information about the self-evaluations process.

∎

Proposed changes to committee charters are subject to Board approval, except in the case of the Compliance Subcommittee. Because the Compliance Subcommittee is a subcommittee of the Risk Committee, proposed changes to its charter are subject to Risk Committee approval.

∎

The chairs and members of the committees and the subcommittee are appointed annually by the Board, based on the recommendations of the Nominating and Governance Committee. The Board also may consult with the Risk Committee chair in determining the membership of the Compliance Subcommittee.

∎

Each committee and subcommittee except the Executive Committee has a regular meeting schedule, typically coordinated with the quarterly Board meetings. Certain committees meet more often than once per quarter to accommodate the committee’s areas of oversight.

∎

We maintain a systematic information flow from each committee and subcommittee to the full Board. At each quarterly meeting of the full Board, each committee and subcommittee chair presents a report of the items discussed and actions approved at previous meetings of such committee or subcommittee .

∎

Each committee and subcommittee has the authority to hire, at the expense of PNC, independent legal, financial or other advisors as the committee and subcommittee may deem necessary, advisable or appropriate.

∎

Except for the Risk Committee and the Executive Committee, each committee and subcommittee is composed entirely of directors who satisfy the relevant independence requirements under our corporate governance guidelines, the NYSE corporate governance rules and, as applicable, SEC regulations. We believe the membership of Mr. Demchak, our Chairman and CEO, on the Risk Committee and Executive Committee enables those committees to function more effectively. See “—Board’s role in risk oversight” for more information.

On the following pages, we describe the main responsibilities of the committees and the subcommittee listed above, including the roles of the Audit, Human Resources, and Nominating and Governance Committees in financial reporting and disclosure, setting executive and director compensation, and the nomination of directors, respectively. The descriptions of the committee functions in this proxy statement are qualified in each case by reference to the applicable committee charter and the relevant provisions of our Bylaws.

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Audit Committee

Chair Richard J. Harshman Held 10 Meetings in 2023	Other members: Joseph Alvarado Debra A. Cafaro Renu Khator Robert A. Niblock Martin Pfinsgraff

The Audit Committee’s primary purposes are to assist the Board by:

∎	Monitoring the integrity of our consolidated financial statements

∎	Monitoring the effectiveness of our internal control over financial reporting

∎	Monitoring compliance with our Code of Business Conduct and Ethics

∎	Overseeing conduct risk management, including procedures for handling complaints regarding accounting or auditing matters

∎	Evaluating a periodic, independent assessment of a subsidiary bank’s overall risk governance and risk management practices

∎	Monitoring compliance with certain legal and regulatory requirements

∎	Evaluating and monitoring the qualifications and independence of our independent auditors

∎	Evaluating and monitoring the performance of our internal audit function and our independent auditors

∎	Overseeing our key sustainability disclosures

The Audit Committee’s responsibility is one of oversight. Management is responsible for preparing our consolidated financial statements, for maintaining internal controls and for our compliance with laws and regulations, and the independent auditors are responsible for auditing our consolidated financial statements.

∎  Financial reporting and internal control over financial reporting. The Committee is responsible for holding management accountable for establishing and maintaining an adequate and effective internal control system and processes. The Committee typically approves the internal and external audit plans, and reviews and discusses audit reports and results with representatives of our internal audit function and our independent auditors. The Committee has approved the Audit Committee Report on page 107, relating to the Committee’s review of PNC’s 2023 consolidated financial statements with management and the independent auditors, as required under the Committee’s charter and in accordance with SEC regulations.

∎  Oversight of the independent auditor. The Committee is directly responsible for the selection, appointment, compensation and oversight of our independent auditors for the purpose of preparing or issuing an audit report or related work, including the resolution of any disagreements that may arise between management and the independent auditors regarding financial reporting. The independent auditors report directly to the Committee.

The Committee oversees and approves the audit engagement fees and terms on which PNC engages its independent auditors, as well as all permitted non-audit engagements. The Committee (or its delegate) pre-approves all audit services, audit-related services and permitted non-audit services to be performed by the independent auditors. The Committee also considers whether the provision of any audit services, audit-related services or permitted non-audit services will impair the auditors’ independence. For more information about our engagement of the independent auditors, see “Item 2—Ratification of independent registered public accounting firm—Procedures for pre-approving audit services, audit-related services and permitted non-audit services” in this proxy statement.

∎  Oversight of the internal audit function. The Committee also appoints our General Auditor, the senior executive who leads our internal audit function and is functionally accountable to the Committee. The Committee reviews the performance and approves the compensation of the General Auditor and annually reviews the succession plans for the General Auditor and the General Auditor’s direct reports with the CEO and the Board.

∎  Regulatory compliance and related matters. The Committee receives periodic reports on finance, reserve adequacy, ethics, and internal and external audit activities and holds regular executive sessions with members of management, the General Auditor, the Chief Ethics Officer and the independent auditors. The Committee also performs the duties required by law to be performed by a fiduciary audit committee for any national bank subsidiary of PNC to the extent permitted and in the manner required by applicable laws and regulations. In addition, the Committee receives, reviews and discusses with management at least annually a report on PNC’s political activity, including its major lobbying priorities, participation in national trade associations and contributions to politically involved organizations, and the oversight and governance of PNC’s political activities.

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∎  Oversight of climate and sustainability-related disclosures. The Committee receives periodic reports on our compliance with applicable legal and regulatory disclosure obligations concerning climate and sustainability, and discusses with management the applicable internal and disclosure controls related to our key sustainability disclosures. The Committee also receives periodic reports on PNC’s reporting and disclosures made pursuant to sustainability reporting frameworks, and reviews and discusses the assurance, if any, being provided by an external auditor with respect to such reporting and disclosures.

Member qualifications. The Audit Committee is composed entirely of directors who are independent, as defined in the NYSE’s corporate governance rules and in SEC regulations related to audit committee members. When the Board meets on April 24, 2024 to organize its committees, only independent directors will be appointed to the Committee.

Pursuant to the NYSE’s corporate governance rules, the Board has determined in its business judgment that each Audit Committee member is financially literate. Acting on the recommendation of the Nominating and Governance Committee, the Board has also determined that each of Mr. Alvarado, Ms. Cafaro, Mr. Harshman, Ms. Khator, Mr. Niblock and Mr. Pfinsgraff is an “audit committee financial expert” as that term is defined by the SEC, and that each possesses accounting or related financial management expertise under applicable NYSE rules.

Under our corporate governance guidelines, Audit Committee members may serve on the audit committees of no more than three public companies at the same time, including PNC.

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Human Resources Committee

Chair Debra A. Cafaro Held 7 Meetings in 2023	Other members: Andrew T. Feldstein Richard J. Harshman Robert A. Niblock Michael J. Ward (until April 26, 2023) Toni Townes-Whitley (until June 30, 2023)

The Human Resources Committee’s principal purpose is to discharge the Board’s responsibilities relating to the compensation of our executive management and other specified responsibilities related to PNC’s human resources matters. The Committee may also oversee and approve, or recommend for approval, employee benefit, bonus, incentive compensation, severance, equity-based or other compensation or incentive plans or arrangements.

The Human Resources Committee reviews with management the “Compensation Discussion and Analysis” section of this proxy statement, which begins on page 49 and has approved the Compensation Committee Report on page 76 relating to such review, as required under the Committee’s charter and in accordance with SEC regulations. The Committee also evaluates the relationship between risk management and our incentive compensation programs and plans. See “Compensation and Risk” beginning on page 77.

Executive compensation determinations. Each year, the Human Resources Committee makes decisions regarding the amount and form of annual compensation and equity-based or other longer-term compensation for our executive officers, including our named executive officer (“NEOs”), and certain other designated senior employees. For the most part, these decisions are made in the first quarter of each year, following an evaluation of the prior year’s performance. In addition to the summary below, see “Compensation Discussion and Analysis” and “Compensation Committee Report” in this proxy statement for more information about the process for determining executive compensation.

∎  Information gathering and decision-making process. The Committee obtains assistance in its executive compensation determinations from members of management and external compensation consultants. For example, the Committee relies on comparative compensation data, which may be prepared by or on behalf of management based on proxy statements and other public disclosures, or may be provided by compensation consultants in the form of surveys and reports. For the 2023 performance year, the Committee’s independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), prepared discussion materials relating to the compensation of the CEO, which Meridian discussed with the Committee in executive session. Meridian also prepared other benchmarking reviews and pay for performance analyses for the Committee with respect to the CEO, CFO, and other NEOs. At least one representative from Meridian attended all meetings of the Committee and met regularly with the Committee without members of management present.

Before each Committee meeting, the Committee chair typically meets with members of management and the independent compensation consultant to discuss the agenda, proposed meeting materials, and any areas of focus. The Committee Chair may schedule other meetings with the Committee’s independent compensation consultant without management present as needed.

During Committee meetings, the CEO and the Chief Human Resources Officer often review corporate, business segment, and individual executives’ performance as part of the compensation discussions, and may present their views or recommendations. The Committee evaluates these recommendations, generally in consultation with the Committee’s independent compensation consultant. Other members of executive management also may be invited to provide the Committee with more detailed information about specific elements of business performance. For example, our Chief Risk Officer regularly presents to the Committee on risk performance matters that are considered as part of executive compensation determinations.

The Committee considers compensation decisions for the CEO and the Chief Human Resources Officer in executive session, without either officer present for the discussion of their compensation. Any decisions on CEO compensation are also discussed with the full Board in executive session.

Role of compensation consultants.

∎  Independent compensation consultant. As indicated above, the Committee retained Meridian as its independent compensation consultant for 2023 to advise on PNC’s compensation programs for its CEO and other executive officers. In this capacity, Meridian reported directly to the Committee. PNC paid no fees to Meridian in 2023 other than fees paid in connection with the work performed by Meridian for the Committee.

The Committee evaluated whether the work of Meridian raised any conflicts of interest. The Committee considered various factors, including the six factors mandated by SEC regulations, and determined that no conflict of interest was raised by the work performed by Meridian for the Committee.

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∎  Other consultants. Management also retains compensation consultants for its own use. In 2023, management retained McLagan to provide certain market data in the financial services industry. Management also engages Willis Towers Watson, a global professional services firm, to provide various actuarial and management consulting services from time to time, including:

∎	Preparing specific actuarial calculations on values under our retirement plans

∎	Preparing surveys of competitive pay practices

∎

Analyzing our director compensation packages and providing related reports to management and the Nominating and Governance Committee, which is responsible for overseeing compensation for PNC’s non-employee directors

∎	Providing insurance brokerage and consulting services to mitigate certain property and casualty risks

∎	Providing guidance on certain aspects of total rewards, talent management and other human resources initiatives

Reports prepared by Willis Towers Watson and McLagan that relate to executive compensation may also be shared with the Human Resources Committee.

Delegations of authority. The Human Resources Committee has delegated authority to management to make certain decisions or take certain actions with respect to compensation or benefit plans or arrangements, other than those that are solely or predominantly for the benefit of executive officers.

∎  Grants of equity awards. For grants of equity or equity-based awards, the Human Resources Committee has delegated to the CEO and the Chief Human Resources Officer (or the designee of either) the authority to make decisions with respect to equity grants for employees who are not designated by the Committee as executives, including the determination of participants and grant sizes, the allocation of the pool from which a grant would be made, the establishment and documentation of the terms and conditions of such grants, the approval of amendments to outstanding grants (subject to any limitations set forth in the applicable plan or the Committee’s delegation of authority) and the exercise of any discretionary authority provided to PNC or the Committee pursuant to the terms of the outstanding grants and the applicable plan.

The Audit Committee and the Risk Committee (or in the case of equity-based grants, a qualified subcommittee of the Risk Committee) have the authority to award compensation under applicable plans to our General Auditor and our Chief Risk Officer, respectively.

Human capital strategy and succession planning. The Human Resources Committee has responsibility for overseeing our programs, policies and practices related to talent and human capital strategy, the recruitment, development, retention and advancement of talent, including as it relates to diverse talent, employee engagement, health, safety and well-being, and corporate culture. Unless reviewed or evaluated by the full Board, the Committee is also responsible for overseeing and annually evaluating the succession plans for the CEO, his direct reports, and other key positions, except for the succession planning for the General Auditor and Chief Risk Officer and their related direct reports, which shall be performed by the Audit Committee and the Risk Committee, respectively.

Member qualifications. The Human Resources Committee is composed entirely of independent directors. The Committee’s membership is intended to satisfy the independence standards established by applicable securities laws, as well as NYSE corporate governance standards. When the Board meets on April 24, 2024 to organize its committees, only independent directors will be appointed to the Committee, including to the position of chair of the Committee.

Compensation committee interlocks and insider participation

During 2023, the members of the Human Resources Committee were Debra A. Cafaro, Andrew T. Feldstein, Richard J. Harshman, Robert A. Niblock, Michael J. Ward (until April 26, 2023) and Toni Townes-Whitley (until June 30, 2023). None of these directors were officers or employees of PNC during 2023, nor are they former officers of PNC or any PNC subsidiaries. During 2023, no executive officer of PNC served on the board of directors or compensation committee (or other board committee performing equivalent functions) of an entity that had an executive officer who served on the Board or the Human Resources Committee.

Certain members of the Human Resources Committee, their immediate family members or entities with which they are affiliated were our customers or had transactions with us (or our subsidiaries) during 2023. Transactions that involved loans or commitments by subsidiary banks were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features, and otherwise complied with regulatory restrictions applicable to such transactions.

For additional information, see “Director and Executive Officer Relationships — Regulation O policies and procedures” in this proxy statement.

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Nominating and Governance Committee

Chair Andrew T. Feldstein Held 6 Meetings in 2023	Other members: Marjorie Rodgers Cheshire Richard J. Harshman Daniel R. Hesse Renu Khator Michael J. Ward (until April 26, 2023)

The primary purpose of the Nominating and Governance Committee is to assist the Board in promoting the best interests of PNC and its shareholders through the implementation of sound corporate governance principles and practices. The Committee also assists the Board by identifying individuals qualified to become Board members. The Committee recommends to the Board the director nominees for each annual meeting of shareholders, and may also recommend the appointment of qualified individuals as directors to fill any vacancies between annual meetings. The Committee also is responsible for overseeing matters related to the compensation of non-employee directors. The Committee also oversees our engagement with shareholders on corporate responsibility matters.

Director nomination process. At least annually, the Nominating and Governance Committee assesses the skills, qualifications and experience of our directors and recommends a slate of director nominees to the Board for the annual meeting. The Committee utilizes as a discussion tool a matrix of certain skills and experiences the Committee believes would be beneficial to have represented on the Board and its committees. The Committee considers PNC’s strategy and industry trends in developing a view of those skills and characteristics that would benefit the Board. The Committee is also focused on skills that are required or beneficial for those serving in key Board positions, such as committee chairs, and considers succession planning for those positions. The Committee leverages the matrix and considers the Board-approved evaluation criteria and various regulatory requirements described below when identifying potential director candidates. The Committee may identify potential candidates through recommendations made by our current or former directors or members of executive management, or by contacts in the business, civic, academic, legal and non-profit communities, and the Committee may retain a search firm to identify potential candidates.

Candidate recommendations from shareholders: The Nominating and Governance Committee also will consider director candidates recommended by our shareholders for nomination at the next year’s annual meeting of shareholders. For the Committee to consider a director candidate recommended by a shareholder, the shareholder must submit the recommendation in writing to the Corporate Secretary at our principal executive offices. The submission must include the information described under “Director Nomination Process” in section 3 of our corporate governance guidelines, which can be found in the “Governance Documents” section of www.pnc.com/corporategovernance. To be considered for the 2025 annual meeting of shareholders, the submission must be received by November 13, 2024.

The Nominating and Governance Committee will evaluate director candidates recommended by a shareholder in the same manner as candidates identified by the Committee or recommended by others. The Committee will not consider any candidate with an obvious impediment to serving as one of our directors.

The Nominating and Governance Committee will meet to review and discuss relevant available information regarding director candidates, considering the Board-approved evaluation criteria, the candidate’s contribution to the diversity of the Board and PNC’s evolving strategic needs. If the Committee decides not to recommend a candidate for nomination or appointment, or for additional evaluation, no further action is taken, and in the case of a shareholder-recommended candidate, the Corporate Secretary will communicate the decision to the shareholder.

If the Nominating and Governance Committee decides to recommend a director candidate to the Board as a nominee for election at an annual meeting of shareholders or for appointment by the Board, the Committee chair will report that decision to the full Board. Following a discussion regarding the recommendation, the full Board will vote on whether to nominate the candidate for election or appoint the candidate to the Board, as applicable. Invitations to join the Board are extended by the Chair and the Presiding Director, jointly acting on behalf of the Board.

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Shareholder nominations. Shareholders who wish to nominate a director candidate directly at an annual meeting of shareholders or nominate and include a director candidate in our annual meeting proxy materials must do so in accordance with the procedures contained in our Bylaws as well as the additional requirements of SEC Rule 14a-19, as applicable, as described in “Shareholder Proposals for the 2025 Annual Meeting” under the headings, “Advance notice procedures” and “Proxy access procedures,” respectively.

Candidate qualifications. In evaluating existing directors and new director candidates, the Nominating and Governance Committee assesses the current needs of the Board and its committees and the qualifications of the individual. The Board must possess a mix of qualities and skills appropriate to address the various risks facing PNC. Accordingly, the Committee expects directors to be capable of acquiring a sound understanding of our strategic vision, our mix of businesses and our approach to regulatory relations and risk management.

The Committee also considers the following Board-approved criteria for potential candidates as set forth in our corporate governance guidelines:

∎	A sustained record of high achievement in financial services, business, industry, government, academia, the professions, or civic, charitable or non-profit organizations

∎	Manifest competence and integrity

∎	A strong commitment to the ethical and diligent pursuit of our stakeholders’ best interests, including our customers, communities, employees and shareholders

∎

The strength of character necessary to challenge management’s recommendations and actions when appropriate and to confirm the adequacy and completeness of management’s responses to such challenges to his or her satisfaction

∎	The Board’s strong desire to continue adding diversity in terms of race, gender, professional background, life experience and social identity

∎	Personal qualities that will help to sustain an atmosphere of mutual respect and collegiality among the members of the Board

Although the Board has not adopted a formal policy on diversity, the Board recognizes the value of a diverse Board. Therefore, the Nominating and Governance Committee considers the diversity of directors in the context of the Board’s overall needs, including the diversity of perspective, experience, knowledge, education, age and skills of each director. The Committee evaluates diversity in a broad sense, recognizing the benefits of demographic and cognitive diversity, and the breadth of diverse backgrounds, skills and experiences the directors bring to the Board.

Additionally, with respect to incumbent directors, the Committee considers meeting attendance and participation and the director’s contributions to the effectiveness of the Board and its committees.

The Committee also considers applicable corporate governance standards under SEC, NYSE and banking rules in assessing Board and committee composition. For example, at least a majority of our directors must be independent under NYSE standards. Our corporate governance guidelines impose a more rigorous standard and require that a substantial majority (at least two-thirds) of our directors be independent. We require a sufficient number of independent directors to satisfy the membership needs of Board committees that also require independence.

Non-employee director compensation. The Nominating and Governance Committee reviews the elements of non-employee director compensation annually and approves adjustments when warranted. To aid its determinations, the Committee may utilize analyses and related reports prepared by Willis Towers Watson, a global professional services firm retained by management to perform various consulting services. For more information about the process for determining non-employee director compensation, see “Director Compensation” in this proxy statement.

Member qualifications. The Nominating and Governance Committee is composed entirely of independent directors. When the Board meets on April 24, 2024 to organize its committees, only independent directors will be appointed to the Nominating and Governance Committee.

34	THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement

CORPORATE GOVERNANCE

Risk Committee

Chair Martin Pfinsgraff Held 9 Meetings in 2023	Other members: Marjorie Rodgers Cheshire William S. Demchak Andrew T. Feldstein Daniel R. Hesse Linda R. Medler

The Risk Committee’s purpose is to require and oversee the establishment and implementation of our enterprise-wide risk governance framework, including related policies, procedures, activities and processes to identify, assess, monitor, manage and report material risks at PNC, except for accounting and financial reporting risk exposures and related reputational risks, which are the responsibility of the Audit Committee.

The Risk Committee serves as the primary point of contact between the Board and the management-level committees dealing with risk management. The Committee receives regular reports on enterprise risk management and capital and liquidity management, as well as credit, market, operational, line of business, model, and climate risks, and risks flowing from environmental, human rights, and reputational matters.

The Risk Committee also appoints our Chief Risk Officer, the senior executive who leads our risk management function. The Committee reviews the performance and approves the compensation of the Chief Risk Officer, except with respect to his equity-based grants, which are approved by a subcommittee of the Risk Committee that is composed entirely of independent directors. The Committee reviews the succession plans for the Chief Risk Officer and the Chief Risk Officer’s direct reports with the CEO annually and with the Board from time to time.

The Risk Committee, along with the Human Resources Committee, reviews the risk components of our incentive compensation plans. For a discussion of the relationship between compensation and risk, see “Compensation and Risk” in this proxy statement.

Compliance Subcommittee. As permitted by its charter, the Risk Committee may form and delegate authority to subcommittees as appropriate from time to time. The Risk Committee has formed a Compliance Subcommittee to assist in fulfilling the Committee’s oversight responsibilities with respect to compliance risk, significant compliance-related initiatives and programs, and the maintenance of a strong compliance risk management culture.

The members of the Compliance Subcommittee are:

Chair	Other members:

Marjorie Rodgers Cheshire	Joseph Alvarado
Linda R. Medler
Held 4 Meetings in 2023	Martin Pfinsgraff

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CORPORATE GOVERNANCE

Corporate Responsibility Committee

Chair Marjorie Rodgers Cheshire Held 4 Meetings in 2023	Other members: Joseph Alvarado Andrew T. Feldstein Richard J. Harshman Bryan S. Salesky Toni Townes-Whitley (until June 30, 2023)

The purpose of the Committee is to assist with oversight of management’s corporate responsibility efforts, internally and externally, to the extent not specifically within the purview of another committee. Formerly named the “Special Committee on Equity & Inclusion,” the Committee was renamed the “Corporate Responsibility Committee” in 2023 to better reflect the scope of its responsibilities and oversight. The Committee facilitates Board-level oversight of PNC’s corporate responsibility efforts and oversees management’s continued development and evaluation of the appropriate components of such efforts. The Committee also oversees the implementation of our publicly announced Community Benefits Plan to provide loans, investments and other financial support to bolster economic opportunity for low- and moderate-income individuals and communities and to help remove historic barriers in the banking system.

The Committee serves as the primary point of contact between the Board and the members of management responsible for our corporate responsibility efforts, and consults with the Human Resources Committee as appropriate. Through periodic reviews of reports from management, the Committee provides oversight of our corporate responsibility and diversity disclosures, and together with management monitors responsible business disclosure trends and best practices.

The Committee oversees, reviews and monitors:

∎	Our processes related to corporate responsibility, including those for employees, customers, suppliers, communities and shareholders

∎	Our efforts related to low- and moderate-income communities, including community development banking and product offerings and financial support for such communities

∎

Our advocacy efforts related to corporate responsibility, including our partnerships with leading organizations and efforts to help provide greater access to the banking system and remove historic barriers in the banking industry

∎	Our progress regarding our commitments to inclusive talent practices for employees

The Committee consists entirely of independent directors.

36	THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement

CORPORATE GOVERNANCE

Technology Committee

Chair Daniel R. Hesse Held 5 Meetings in 2023	Other members: Linda R. Medler Bryan S. Salesky Toni Townes-Whitley (until June 30, 2023)

The Technology Committee is responsible for assisting the Board with its oversight of technology strategy and significant technology initiatives and programs, including those that can position the use of technology to drive strategic advantages, as well as its oversight of technology risk and information management and security risks (including cybersecurity, cyber fraud and physical security risks) and the adequacy of PNC’s business recovery, continuity and contingency plans and test results. The Committee serves as the primary point of contact between the Board and the members of management responsible for technology strategy and significant technology initiatives and programs, and between the Risk Committee of the Board and the members of management responsible for technology risk, information management and security risks, including cybersecurity, cyber fraud and physical security risks, and business recovery, continuity and contingency plans.

The Technology Committee oversees, reviews and monitors:

∎

The programs established by our lines of business, shared services units and Independent Risk Management for identifying, measuring, monitoring, managing, reporting and testing (as appropriate) technology, cybersecurity, information security, physical security, data, and business continuity and resiliency risks, including through the receipt of reports from PNC’s internal audit function on these programs and the results of audits with respect to these matters

∎

Our enterprise information security program and business continuity program through the review of, among other things and as appropriate, key risk indicators, risk assessments, emerging risk assessments and quarterly, annual or special reports

∎

Our and our subsidiary bank’s technology planning and strategy, including adaptations for emerging technologies and the financial, tactical and strategic risks and benefits of proposed significant technology projects and initiatives

∎

The definition and maintenance of the roles and responsibilities between the first line units and Independent Risk Management for ownership and accountability of technology, data, business continuity and information security risk matters

∎

Management’s progress in achieving the objectives described in the technology strategic plan and other related plans and transformational technology initiatives, which may include the review of management reports that describe actions that are necessary, advisable or appropriate to achieve such objectives

The Technology Committee receives reports from members of management on existing, emerging and future trends in technology that may affect our or our subsidiary bank’s strategic plans. The Committee may discuss various topics with our or our subsidiary bank’s employees or third parties as the Committee members believe to be necessary, advisable or appropriate to fulfill the Committee’s purpose. The Committee also serves to facilitate clear and transparent communication with appropriate regulatory agencies and to represent the Board in meetings with such agencies regarding topics within the scope of the Committee’s responsibilities as the Committee or such agencies may deem necessary, advisable or appropriate.

The Technology Committee consists entirely of independent directors.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement	37

CORPORATE GOVERNANCE

Corporate responsibility

The Board is deeply committed to corporate responsibility and maintains ultimate oversight of the Company’s strategy as it relates to corporate responsibility matters. The Board shares a strong belief that effective management of these matters plays an important part in our ability to drive results for our stakeholders.

Under the Board’s oversight, we made considerable progress in 2023 across the full spectrum of corporate responsibility matters, including the notable recent highlights below.

Investing in our employees:

∎

Evolved benefits and wellness strategy to meet the diverse needs of our employees by adding new offerings, including expanded access to mental/behavioral health counseling; diabetes reversal and critical weight loss programs; and a concierge service that supports our employees who are caregivers.

∎	Empowered employees to gain new skills, pursue degrees and earn professional certifications that benefit their career through expanding PNC’s education benefit in partnership with Guild.

Supporting our communities and customers:

∎	We anticipate that we will have deployed approximately $55 billion[1] of our $88 billion Community Benefits Plan as of the end of 2023.

∎

Continued to expand the scale and ambition of PNC Grow Up Great®, our $500 million bilingual initiative in support of early childhood education. Since 2004, the program has supported more than 10 million children and provided nearly $250 million in grants to non-profit organizations to advance high-quality early learning.

∎

Grew our Mobile Branch program, with a goal of increasing banking accessibility and economic empowerment, to operations in Atlanta, Houston, South Florida, Phoenix, Cleveland and Greater Philadelphia, joining established markets Chicago, Detroit, Baltimore and Dallas.

Focusing on climate action:

∎	Expanded our environmental finance commitment from $20 billion to $30 billion by 2025, driven by increased client demand.

∎

Set new operational sustainability targets to reflect the growth of our footprint through the acquisition of BBVA USA Bancshares, Inc. and committed to further reduce our own Scope 1 and 2 carbon emissions, energy and water consumption.

∎

Executed against our Climate Action Strategy designed to set us on a pathway to assist customers as they transition to a low-carbon economy, highlighting the five main areas: (i) employee engagement; (ii) long-term collaboration with stakeholders, external partners and industry groups; (iii) support for our customers’ transition plans; (iv) executing on our own operational sustainability goals; and (v) portfolio alignment over time, emphasizing climate risk identification and management and financed emissions calculations as initial work sets.

Honors and accolades:

We are honored to be recognized for our efforts and our commitment to corporate responsibility. We have received an “Outstanding” Community Reinvestment Act rating since the law was enacted in 1977, in addition to other honors and accolades. Below are some of our other recent awards.

Top Employers (Rank #4 out of 396) American Opportunity Index (2023)	America’s Most JUST Companies (JUST 100) JUST Capital (2023)	America’s Most Responsible Companies Newsweek (2023)

Best Veteran-Friendly Companies U.S. Veterans Magazine (2023)	Best Places to Work Disability Equality Index (2023)	Gender-Equality Index Bloomberg (2023)

[1]	The final number will be published in the Annual Community Benefits Plan Report, expected in March 2024.

38	THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement

DIRECTOR AND EXECUTIVE OFFICER RELATIONSHIPS

Director independence

We believe robust independent oversight is a cornerstone of effective corporate governance. Under our corporate governance guidelines, a substantial majority (at least two-thirds) of our Board must meet the NYSE criteria for independence. To monitor compliance with this requirement, the Board affirmatively determines the independence of its members on an annual basis.

The Board’s independence determinations. At a meeting held on February 16, 2024, the Board made independence determinations for each current director and director nominee named in this proxy statement as shown below.

∎ Independent directors:

Based on its evaluation of the facts and circumstances of relevant relationships, the Board affirmatively determined that all non-employee directors and director nominees (Mses. Cafaro, Cheshire, Khator and Medler and Messrs. Alvarado, Feldstein, Harshman, Hesse, Niblock, Pfinsgraff and Salesky) are independent under NYSE rules and PNC’s corporate governance guidelines.

∎ Non-independent directors:	The Board determined that Mr. Demchak is a non-independent director under NYSE rules and PNC’s corporate governance guidelines because he is an executive officer of PNC.

The Board’s determinations were based on the evaluation and recommendations of the Nominating and Governance Committee as of February 15, 2024, which took into account the relationships described under this “Director and Executive Officer Relationships” section. In some cases, the relationships the Board evaluated included relationships a director has as a partner, member, shareholder, officer or employee of an organization that has a relationship with PNC. The relationships evaluated may have also included relationships where an immediate family member of a director is a partner, member, shareholder or officer of an organization that has a relationship with PNC. In addition, the Board had previously determined that former directors Michael J. Ward and Toni Townes-Whitley, who served on the Board during a portion of 2023, were independent.

Criteria for independence. Under NYSE rules, a director qualifies as independent if the director has no “material relationship” with PNC that would interfere with the director’s exercise of independent judgment.

A material relationship between a director and PNC can be deemed to exist as a result of a relationship between PNC and an organization affiliated with the director. Material relationships may include commercial, industrial, banking, consulting, legal, accounting, charitable and family relationships. The ownership of a significant amount of PNC stock, by itself, will not prevent a finding of independence under NYSE rules.

NYSE bright-line independence tests. NYSE rules also set forth “bright-line” or objective independence tests, which define certain relationships that are categorically deemed to impair independence, as follows:

∎	A director currently is employed by PNC or was employed by PNC within the last three years

∎	A director’s immediate family member currently is an executive officer of PNC, or was an executive officer of PNC within the last three years

∎

A director or immediate family member received more than $120,000 in direct compensation from PNC, except for certain permitted payments (such as director and committee fees, pension, or other forms of deferred compensation), during any 12-month period within the last three years

∎	Certain employment relationships between a director or an immediate family member and PNC’s internal or external auditors

∎

A director or immediate family member is an executive officer of a company, or has within the last three years been an executive officer of a company, during the same time that a PNC executive officer served on that company’s compensation committee

∎

A director is an employee or an immediate family member is an executive officer of a company that has made payments to, or received payments from, PNC for property or services in excess of the greater of $1 million or 2% of such other company’s consolidated gross revenue in any of the last three fiscal years

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DIRECTOR AND EXECUTIVE OFFICER RELATIONSHIPS

For purposes of these bright-line tests, references to PNC include certain of PNC’s subsidiaries.

In the event a director has a relationship with PNC that is relevant to his or her independence and is not addressed by the bright-line independence tests under NYSE rules, the Board would determine, considering all relevant facts and circumstances, whether such relationship is material to the director’s ability to exercise independent judgment as a member of our Board.

Guidelines on nonmaterial relationships. With the variety of products and services offered by PNC, some of our directors also may be PNC customers or have other relationships with PNC that would not affect the director’s independent judgment. As an aid for assessing director independence, our Board has adopted guidelines describing four types of relationships that would not constitute a material relationship between the director and PNC. If a relationship involving a director meets the criteria outlined in these guidelines, the director may be deemed to be independent for NYSE purposes, provided that the director otherwise meets the relevant independence tests under NYSE rules. These guidelines are included in our corporate governance guidelines, which can be found in the “Governance Documents” section of our website at www.pnc.com/corporategovernance.

The four categories of relationships described in the director independence guidelines include:

∎

Ordinary course business relationships, such as lending, deposit, banking or other financial service relationships, or other relationships involving the provision of products or services by or to PNC or its subsidiaries and involving a director, an immediate family member, or an affiliated entity of a director or immediate family member, where such relationships satisfy the criteria described in the guidelines

∎

Contributions made by PNC, its subsidiaries or a PNC-sponsored foundation to a charitable organization of which a director or an immediate family member is an executive officer, director or trustee, subject to the conditions described in the guidelines

∎	Relationships involving a director’s relative who is not an immediate family member

∎

Relationships or transactions between PNC or its subsidiaries and a company or charitable organization where a director or an immediate family member serves solely as a non-management board member or trustee or where an immediate family member is employed in a non-officer position

In applying these guidelines, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

If a director has a relationship that would not be considered material under our director independence guidelines but is one of the relationships described in the NYSE’s bright-line independence tests, the NYSE rules govern and the director will not qualify as independent.

See “— Transactions with directors” below for a summary of the nonmaterial relationships between current Board members and PNC that we identified in 2023.

Transactions with directors

The following is a summary of the nonmaterial relationships between current Board members and PNC that we identified in 2023. Under our director independence guidelines, the transactions below would not impair a director’s independent judgment.

Customer relationships. We provide financial services to most of our directors, some of their immediate family members and certain of their respective affiliated entities. We offer these services in the ordinary course of our business and provide the services on substantially the same terms and conditions, including price, as we provide to other similarly situated customers. We also extend credit to some of our directors, their immediate family members and certain of their respective affiliated entities. Federal banking law (“Regulation O”) governs these extensions of credit. We discuss the impact of Regulation O and our process for managing these extensions of credit under “—Regulation O policies and procedures” below.

Business relationships. We enter into other business relationships with certain entities affiliated with our directors or their immediate family members. These relationships are entered into in the ordinary course of business.

Certain charitable contributions. We make contributions to charitable organizations where our directors or their immediate family members serve as directors, trustees or executive officers. We also have a matching gift program whereby we will match a non-employee director’s personal gifts to qualifying charities up to a limit of $5,000 per year.

40	THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement

DIRECTOR AND EXECUTIVE OFFICER RELATIONSHIPS

The table below reflects the following:

∎

Banking relationships between PNC and a director, an immediate family member of a director or their respective affiliated entities. Affiliated entities include companies of which a director is, or was during 2023, a partner, executive officer or employee, companies of which an immediate family member of a director is, or was during 2023, a partner or executive officer and companies in which a director and/or immediate family member holds a significant ownership or voting position.

∎

Charitable organizations that received contributions from PNC during 2023, where a director or an immediate family member of a director served as a trustee, director or executive officer of such charitable organization.

Personal or Family Relationships	Deposit, Wealth Management and Similar Banking Products(1)	●	●	●	●	●	●	●		●	●
	Credit Relationships(2)	●	●	●	●	●	●	●			●
	Charitable Contributions(3)		●	●	●	●	●	●	●	●	●

Affiliated Entity Relationships	Deposit, Wealth Management and Similar Banking Products(1)			●			●				●
	Credit Relationships or Commercial Banking Products(4)		●	●							●

(1)	Includes deposit accounts, trust accounts, certificates of deposit, safe deposit boxes, workplace banking and wealth management products.
(2)	Includes extensions of credit, including mortgages, commercial loans, home equity loans, credit cards and similar products, as well as credit and credit-related products.
(3)

Does not include matching gifts provided to charities personally supported by the director because, under the Board’s director independence guidelines, matching gifts are not a “material relationship” and are not included in considering the value of contributions against our guidelines. Matching gifts are capped at $5,000 for non-employee directors and are included in the “All Other Compensation” column in the Director compensation in 2023 table. See “Director Compensation” in this proxy statement.

(4)

Includes extensions of credit, including commercial loans, credit cards and similar products, as well as credit-related products and other commercial banking products, including treasury management, purchasing card programs, foreign exchange and global trading services.

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics contains several provisions that regulate related person transactions. The Code of Business Conduct and Ethics applies generally to all employees, including our executive officers, and directors.

Doing business with PNC. An employee or an immediate family member may want to engage in a business arrangement, such as the sale or lease of property or the provision of services, with PNC. For these transactions, we require prior approval from a supervisor and our Corporate Ethics Office. If a director desires to engage in a business arrangement with PNC, approval is required from our Corporate Ethics Office and the appropriate Board committee, as determined by our Presiding Director in accordance with our related person transactions policy, described in this proxy statement under “Related Person Transactions—Related person transactions policy.”

Financial services to employees. Our employees and their extended families are encouraged to use PNC for their personal financial services. These services must be provided on the same terms as are available to the general public, all employees in a market or business, or all similarly situated employees.

Transacting PNC business. We restrict directors and employees from transacting business on behalf of PNC with a supplier or customer in which the director, employee or an extended family member has a significant personal or financial interest. We also restrict directors and employees from transacting business on behalf of PNC with respect to their own accounts, extended family member accounts or accounts for anyone whose close relationship may reasonably be viewed as creating a conflict of interest. Our phrase “extended family member” is similar to the SEC’s definition of “immediate

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DIRECTOR AND EXECUTIVE OFFICER RELATIONSHIPS

family member” in Item 404(a) of Regulation S-K. We have established procedures in certain of our businesses to permit employees to transact business with family members, subject to appropriate oversight and compliance with applicable laws and regulations, including Regulation O.

Employing relatives. We may employ relatives of certain executive officers and directors, in some cases under circumstances that may constitute related person transactions under the SEC’s Item 404(a) of Regulation S-K. See “—Family relationships” below. In such cases, we track the employment and compensation of relatives of our executive officers and directors, and we have policies that restrict special treatment in the hiring or compensation of a relative of an executive officer or director. Our employment of a director’s relative is also a factor in the determination of the director’s independence under NYSE rules and our own guidelines regarding director independence. See “—Director independence” above for a summary of the factors considered in determining director independence.

Waivers. Employees may generally request waivers or exceptions from certain provisions of the Code of Business Conduct and Ethics from our Corporate Ethics Office. In the case of directors and executive officers, any proposed waiver or exception must be approved by both our Corporate Ethics Office and the appropriate Board committee. In 2023, no directors or executive officers requested a waiver of any of the provisions described above.

Ethics Guidelines for Directors. The Audit Committee has adopted Ethics Guidelines for Directors that contain comprehensive guidance regarding the various PNC policies governing the conduct of our directors. These guidelines are designed to supplement and assist directors in understanding relevant policies, including our Code of Business Conduct and Ethics described above, our Regulation O policies and procedures and our related person transactions policy, each as described in more detail below, our Director Pre-Clearance of Securities Policy and our Anti-Corruption Policy. The Ethics Guidelines for Directors were most recently approved on August 8, 2023.

Regulation O policies and procedures

We maintain additional policies and procedures to help ensure our compliance with Regulation O, which imposes various conditions on a bank’s extension of credit to directors, executive officers, and principal shareholders and related interests of the foregoing. Any extensions of credit we make must comply with our Regulation O policies and procedures. Our Regulation O policies and procedures require as follows:

∎

Extensions of credit to covered individuals or entities must be made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with those who are not covered individuals or entities. For credit extensions under a benefit or compensatory program widely available to all employees, we may not give preference to any covered individual.

∎

The covered extension of credit must be made following credit underwriting procedures no less stringent than those prevailing at the time for comparable transactions with non-covered individuals or entities. The extension of credit may not involve more than the normal risk of repayment or present other unfavorable features.

∎	The amount of covered extensions of credit may not exceed individual and aggregate lending limits, depending on the identity of the borrower and the nature of the loan.

Our subsidiary bank, PNC Bank, National Association (the “Bank”), has a Regulation O Credit Officer who reviews extensions of credit to Regulation O insiders to determine our compliance with these policies. If an extension of credit would result in an aggregate extension of credit of more than $500,000, or an extension of credit is proposed in connection with an insider whose aggregate extensions of credit already exceed $500,000, the Bank’s board of directors must approve it in advance. In addition, a director who has received an extension of credit can only meet the independence requirements under our corporate governance guidelines if the credit complied with Regulation O at the time the credit was extended. The Bank’s board of directors receives a report of all extensions of credit made to directors and executive officers and their related interests under Regulation O. All loans to our directors and executive officers and their related interests outstanding during 2023 complied with Regulation O.

Family relationships

No family relationships exist among any of our directors or executive officers.

PNC and its subsidiaries employ more than 56,000 employees, and may have employees who are related to an executive officer, director or director nominee of PNC. Such employees participate in compensation and incentive plans or arrangements on the same basis as other similarly situated employees. See “—Code of Business Conduct and Ethics” above for information about our policies and practices with respect to employment of relatives of executive officers, directors and director nominees of PNC. We describe below PNC’s employment relationships with such “immediate family members,” as defined by SEC regulations, in cases where the family member’s 2023 compensation exceeded $120,000. These relationships were reviewed by our Audit Committee in accordance with our related person transactions policy.

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DIRECTOR AND EXECUTIVE OFFICER RELATIONSHIPS

∎

A brother-in-law of Gregory Jordan, General Counsel and Chief Administrative Officer, was employed by PNC in 2023 and had been for many years before Mr. Jordan joined PNC in 2013. He does not reside in the same household with Mr. Jordan, is not an executive officer of PNC and does not report directly to an executive officer of PNC.

∎

Two sons of Michael Hannon, Chief Credit Officer, were employed by PNC in 2023. They do not share a household with Mr. Hannon, are not executive officers of PNC and do not report directly to an executive officer of PNC.

Indemnification and advancement of costs

We indemnify directors, executive officers and in some cases employees and agents against certain liabilities. The covered person may have incurred a liability as a result of service on our behalf or at our request. We may also advance the costs of certain claims or proceedings on behalf of a covered person. If we advance costs, the covered person agrees to repay us if it is determined that the person was not entitled to indemnification. The insurance policies we maintain for our directors and executive officers also provide coverage against certain liabilities.

The indemnification provisions, the advancement of costs and our insurance coverage may provide benefits to our directors and executive officers. During 2023, we did not advance legal costs to any director or executive officer.

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RELATED PERSON TRANSACTIONS

Related person transactions policy

A related person transaction is generally any transaction in which (i) PNC or its subsidiaries is or will be a participant, (ii) the amount involved exceeds $120,000 and (iii) a director or nominee, executive officer, family member or any beneficial owner of more than 5% of our common stock has or will have a direct or indirect material interest. Our policy for the review and approval of related person transactions was most recently approved on August 8, 2023.

This policy provides a framework for reviewing potential related person transactions and approving or ratifying related person transactions, under the direction of the Presiding Director. Under the policy, the Presiding Director shall assign responsibility for reviewing the transaction to the full Board, a Board committee solely composed of independent directors, or such PNC officers or management-level committee as the Presiding Director determines to be appropriate.

In general, a potential related person transaction that involves a director would be reviewed by the Nominating and Governance Committee, as the transaction could also impact independence. A transaction that involves an executive officer or beneficial owner of more than 5% of our common stock would generally be reviewed by the Audit Committee. The full Board receives reports on approved, disapproved and ratified transactions. Under the policy, a related person transaction may be permitted only if the appropriate Board committee approves the transaction as not inconsistent with the interests of PNC and its shareholders and the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

Certain related person transactions

Based on information contained in a Schedule 13G/A filed with the SEC, BlackRock, Inc. (“BlackRock”), through certain of its subsidiaries, indicated that it beneficially owned more than 5% of our outstanding shares of common stock as of December 31, 2023 (see “Security Ownership of Management and Certain Beneficial Owners—Security ownership of certain beneficial owners” in this proxy statement).

In 2023, we purchased approximately $8.6 million in products and services from BlackRock, including a central processing system for enterprise investment management and related services, such as risk analytics, portfolio management compliance and operational processing, and services supporting certain employee benefit plans. These transactions were entered into on an arm’s length basis and contain customary terms and conditions.

During 2023, we received approximately $4.9 million in fees from BlackRock for distribution and shareholder servicing activities. These transactions were entered into on an arm’s length basis and contain customary terms and conditions.

We may in the ordinary course of business engage in transactions with BlackRock mutual funds, including using the BlackRock funds as treasury management vehicles for our corporate clients, selling BlackRock investment products to our customers or placing our customer funds in BlackRock mutual funds, using BlackRock funds as an investment vehicle for the PNC 401(k) accounts, providing commercial loan servicing to BlackRock funds or providing shareholder services to our clients who are shareholders of BlackRock mutual funds.

We may also make loans to BlackRock or the BlackRock funds. These loans are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to PNC, and do not involve more than the normal risk of collectability.

Based on information contained in a Schedule 13G/A filed with the SEC, The Vanguard Group (“Vanguard”) indicated it beneficially owned more than 5% of our outstanding shares of common stock as of December 31, 2023 (see “Security Ownership of Management and Certain Beneficial Owners—Security ownership of certain beneficial owners” in this proxy statement). In the ordinary course of business during 2023, our Corporate & Institutional Banking business provided treasury management services and other banking services to Vanguard. These transactions were entered into on an arm’s length basis and contained customary terms and conditions. PNC also participates in two syndicated credit facilities to Vanguard and Vanguard-managed funds. These credit transactions were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable facilities with persons not related to PNC, and did not involve more than the normal risk of collectability. In addition, our Asset Management Group and PNC Investments each include Vanguard funds in their respective investment platforms.

44	THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement

DIRECTOR COMPENSATION

PNC strives to provide reasonable compensation that is commensurate, in both form and amount, with the duties of a director, in order to attract and retain the highest quality individuals to serve on the Board.

In furtherance of this objective, each year the Nominating and Governance Committee of the Board reviews all elements of the non-employee directors’ annual compensation and approves the form and amount of such compensation, with any such changes as determined appropriate by the Committee. In addition, from time to time, the Committee may approve special compensation to a director for extraordinary service. The primary objectives of the Committee’s annual review are to confirm continued alignment with business and shareholder interests, evaluate our director compensation program relative to our peers, and identify and respond to continued changes in director compensation in light of the competitive environment.

On April 26, 2023, the Committee approved various changes to the fees payable under PNC’s annual compensation program for non-employee directors, as outlined below. The changes were implemented during the April 2023 to April 2024 term for director service. The changes were based in part on market analyses prepared by Willis Towers Watson (“WTW”), a global professional services firm retained by management for various consulting services, including to advise on the non-employee director compensation program. WTW’s market analyses examined the non-employee director compensation practices of the same group of peer companies used by the Human Resources Committee of the Board to benchmark compensation (as identified in “Compensation Discussion and Analysis—Compensation policies and practices—Peer group” in this proxy statement). Prior to this update, the Committee most recently adjusted the fees payable under the non-employee director compensation program in 2021. The Committee believes the changes made in 2023 are beneficial to PNC because they simplify the structure of the non-employee director compensation program and help maintain non-employee directors’ annual compensation within a reasonable range of the market median level observed in PNC’s peer group.

Description of Changes

Cash:	∎ Eliminated the per-meeting fees that previously were payable for each committee and subcommittee meeting;
∎ Increased the Board annual cash retainer from $95,000 to $105,000;
∎ Increased the Presiding Director retainer from $45,000 to $50,000;
∎ Increased the chair retainers for the Audit Committee and the Risk Committee from $25,000 to $30,000; and
∎ Introduced committee member retainers for each of the Audit Committee ($15,000), the Risk Committee ($15,000), and the Human Resources Committee ($10,000).

Equity:	∎ Increased the value of the Board equity retainer from $150,000 to $170,000

THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement	45

DIRECTOR COMPENSATION

The non-employee director compensation program operates on a July 1 to June 30 year. The components of the non-employee director compensation program as of July 1, 2023 are provided below. A prorated amount of the Board annual cash retainer is paid to any non-employee director who joins the Board during the year. The equity retainer is granted in deferred stock units (“DSUs”) to the non-employee directors who were serving on the Board following our annual meeting of shareholders. Non-employee directors may elect to defer up to 100% of the cash components of their compensation. See “—Deferred compensation plans” below for more information regarding the deferred payment provisions applicable to our non-employee directors’ compensation.

2023 Update	Pay Component*	Compensation	Additional Information
	Board annual cash retainer	$105,000	Paid in four quarterly advance installments.

	Equity retainer	$170,000	Granted in DSUs on the date of the annual meeting

	Presiding Director retainer	$50,000	Paid in four quarterly advance installments

	Audit Committee Chair retainer	$30,000	Paid annually on July 1

	Risk Committee Chair retainer	$30,000	Paid annually on July 1

n/a	Other committee chair retainers - each of the Human Resources, Nominating and Governance, Technology, and Corporate Responsibility Committees, and the Compliance Subcommittee	$25,000	Paid annually on July 1

	Audit Committee member retainer	$15,000	Paid annually on July 1

	Risk Committee member retainer	$15,000	Paid annually on July 1

	Human Resources Committee member retainer	$10,000	Paid annually on July 1

*

In 2023, non-employee directors were paid meeting fees quarterly in arrears for committee and subcommittee meetings attended from January 1 through June 30, 2023. Meeting fees were a component of the non-employee director compensation program until they were discontinued effective as of July 1, 2023. See the Non-employee director compensation in 2023 table for information regarding the total amount of meeting fees paid for 2023 service.

Mr. Demchak, our Chairman and Chief Executive Officer, receives no compensation for his service on the PNC board. See “Compensation Discussion and Analysis” in this proxy statement and the related compensation tables and narrative discussion for information regarding Mr. Demchak’s compensation.

Deferred compensation plans. Our non-employee directors may choose to defer the cash compensation they receive (e.g., retainers) pursuant to the Directors Deferred Compensation Plan. Under this plan, the directors may elect to defer compensation into an account that tracks the price of PNC common stock or an interest rate defined in the plan. The accounts that track the price of PNC common stock are credited with a number of units equal to the number of shares (including fractional shares) that could have been purchased with the equivalent of PNC common stock cash dividends that would have been paid on such shares. We do not pay above-market or preferential earnings on any director compensation that is deferred. The directors may choose the payout date and whether the payout, which is made in cash, will be in a lump sum or up to 10 annual installment payments.

Under the Outside Directors Deferred Stock Unit Program, a subprogram of PNC’s shareholder-approved 2016 Incentive Award Plan, each non-employee director is eligible to receive an annual grant of DSUs that vest immediately upon grant and are paid out in shares of PNC common stock at retirement or death on a one-share to one-DSU basis. The number of DSUs granted is equal to the dollar value specified for the award, divided by the closing price of a share of PNC common stock on the date of grant, rounded down to the nearest whole share. The DSUs accrue dividends with reinvestment equal to the number of DSUs that could have been purchased with the equivalent of PNC common stock cash dividends (rounded down to the nearest whole share). DSUs have no voting rights.

The aggregate number of DSUs and units that track the price of PNC common stock held by each incumbent director pursuant to these deferred compensation plans is included in “Security ownership of management and certain beneficial owners” in this proxy statement under the columns “Common Stock Units” and "Cash-Payable Common Stock Unit Ownership." All such units are vested.

46	THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement

DIRECTOR COMPENSATION

Other benefits. We generally limit the benefits we provide to non-employee directors, but we regularly provide the following:

∎	Charitable matching gifts. We will match a non-employee director’s personal gifts to qualifying charities up to a limit of $5,000 per year.

∎	Insurance policies. We pay for various insurance policies that protect non-employee directors and their families from personal loss connected with Board service.

∎

Expenses related to Board service. We pay for expenses connected with our non-employee directors’ Board service, including travel on corporate, private or commercial aircraft, lodging, meals and incidentals.

We may also provide other incidental benefits to our non-employee directors from time to time, including tickets to cultural, social, sporting or other events and small gifts for holidays, birthdays or special occasions. In limited circumstances, we may provide travel on corporate aircraft for personal purposes, such as when a family emergency arises or a seat is available on a previously scheduled flight. We determine the value of these benefits based on the incremental cost to PNC and we include the amount in the “All Other Compensation” column of the Non-employee director compensation in 2023 table below.

Director stock ownership requirement. The Board has adopted a common stock ownership guideline for our non-employee directors. Under this guideline, each non-employee director must own shares of PNC common stock (including phantom stock units issued pursuant to the Directors Deferred Compensation Plan) with a value of at least five times the value of his or her annual base retainer. Until a director meets this ownership level, he or she must purchase or acquire common stock or stock units that equal at least 25% of the annual retainer for that year. Directors are expected to satisfy the stock ownership requirement by making open market purchases or by deferring their cash retainers into stock units under the Directors Deferred Compensation Plan as described above. As of December 31, 2023, the minimum ownership threshold for non-employee directors was valued at $525,000, reflecting the increased Board retainer amount approved in April 2023. All of our directors serving at that time, other than Bryan S. Salesky, who was appointed in October 2021, and Renu Khator, who was appointed in May 2022, satisfied the minimum ownership threshold.

Director compensation in 2023

The table below shows the compensation we provided to our non-employee directors for their service in 2023.

In addition to the compensation components described above, the table below reflects committee and subcommittee meeting fees earned by non-employee directors for meetings held from January 1 through June 30, 2023. As discussed above, such meeting fees were discontinued from the non-employee director compensation program effective as of July 1, 2023. Prior to discontinuation of these meeting fees, committee and subcommittee members received $1,500 per meeting for the first six committee or subcommittee meetings and $2,000 per meeting for each additional meeting thereafter.

Name	Fees Earned(a) ($)	Stock Awards(b) ($)	All Other Compensation(c) ($)	Total ($)
Joseph Alvarado	128,500	169,913	5,000	303,413
Debra A. Cafaro	190,000	169,913	5,000	364,913
Marjorie Rodgers Cheshire	234,500	169,913	5,000	409,413
Andrew T. Feldstein	246,500	169,913	5,000	421,413
Richard J. Harshman	204,000	169,913	—	373,913
Daniel R. Hesse	181,500	169,913	5,000	356,413
Renu Khator	127,000	169,913	—	296,913
Linda R. Medler	128,500	169,913	5,000	303,413
Robert A. Niblock	140,000	169,913	5,000	314,913
Martin Pfinsgraff	203,000	169,913	—	372,913
Bryan S. Salesky	106,000	169,913	—	275,913
Former Directors:
Toni Townes-Whitley*	58,000	169,913	—	227,913
Michael J. Ward**	53,500	—	—	53,500

*Ms. Townes-Whitley served as a director through June 30, 2023.

**Mr. Ward served as a director through our previous annual meeting on April 26, 2023.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement	47

DIRECTOR COMPENSATION

(a)

This column includes, as applicable, the Board annual retainer and additional retainers for (i) the Presiding Director, (ii) the chairs of the committees and subcommittees, and (iii) the members of the Audit Committee, the Risk Committee, and the Human Resources Committee. The amounts in this column are inclusive of amounts voluntarily deferred by certain directors under our Directors Deferred Compensation Plan, a non-qualified defined contribution plan, as follows: Debra A. Cafaro ($190,000); Marjorie Rodgers Cheshire ($46,900); Andrew T. Feldstein ($246,500); Richard J. Harshman ($51,000); Daniel R. Hesse ($181,500); Renu Khator ($127,000); Robert A. Niblock ($70,000); Bryan S. Salesky ($53,000); and Michael J. Ward ($53,500).

Directors who deferred amounts into the account that tracks PNC common stock under the Directors Deferred Compensation Plan were credited with cash-payable stock units based on the closing price of our common stock on the dates of deferral.

(b)

The amounts in this column reflect the grant date fair value under Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”) of 1,329 DSUs awarded to each director under our Outside Directors Deferred Stock Unit Program as of April 26, 2023, the date of grant. The grant date fair value is calculated based on the NYSE closing price of our common stock on the date of grant of $127.85 per share.

None of our non-employee directors had any outstanding stock options or unvested stock awards as of December 31, 2023.

(c)

For Mses. Cafaro, Cheshire and Medler and Messrs. Alvarado, Feldstein, Hesse and Niblock, this column includes the dollar amount of matching gifts made by us in 2023 to charitable organizations. No non-employee director received incidental benefits having a value in excess of $10,000 in 2023, and there were no incremental costs to PNC for personal use of our corporate aircraft by any non-employee director in 2023.

48	THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) explains our executive compensation philosophy, describes our compensation programs and reviews our compensation decisions for the following named executive officers:

Named Executive Officers (“NEOs”)

William S. Demchak Chairman and Chief Executive Officer

Robert Q. Reilly Executive Vice President and Chief Financial Officer

Michael P. Lyons President and Head of Corporate & Institutional Banking

E William Parsley, III Executive Vice President and Chief Operating Officer

Deborah Guild Executive Vice President and Head of Enterprise Technology & Security

Note: Mr. Demchak served as Chairman, President and CEO through February 2024. Mr. Lyons was promoted to President in February 2024, with Mr. Demchak continuing as Chairman and CEO.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement	49

COMPENSATION DISCUSSION AND ANALYSIS

2023 performance summary

During a challenging year for the banking industry, PNC delivered strong results in 2023. PNC demonstrated strength and stability by growing the customer base, deepening relationships across the coast-to-coast franchise, adding to the loan portfolio and managing the balance sheet for long-term success. PNC generated record revenue and controlled core expenses, delivering positive adjusted operating leverage (growing revenue faster than expenses). Throughout the year, PNC maintained strong credit quality metrics as well as a strong capital and liquidity position. For the full year 2023, PNC returned $3.1 billion of capital to shareholders through common stock dividends and share repurchases.

Below are some of PNC’s key performance highlights from 2023.

∎	Delivered value to our shareholders, while managing the balance sheet for long-term success:

∎

PNC reported strong financial results, generating record full-year revenue of $21.5 billion, an increase of $370 million, or 2%, compared to 2022, drive by net interest income growth, reflecting the benefit of higher interest earnings asset yields and balances.

∎	Maintained a strong balance sheet: Average loans grew $15.8 billion, or 5%, compared to 2022.

∎

Credit quality metrics demonstrated our thoughtful approach to lending and client selection, including a net loan charge-offs to average loans ratio of 0.22% for 2023, which remains below historical levels and is one of the lowest in the peer group.

∎

Capital and liquidity positions remained strong throughout the year, with a Basel III common equity Tier 1 capital ratio of 9.9% as of December 31, 2023. We continue to monitor discussions regarding regulatory changes related to Basel III endgame and based on our current estimates, we are well-positioned to meet the proposed requirement without meaningful changes to how we operate.

∎

Expenses remained well-controlled amidst continued investments in our businesses, technology and employees. Excluding non-core noninterest expenses (see footnote), core noninterest expense remained well controlled, increasing 1% or $177 million from 2022. In mid-2023 PNC increased its initial continuous improvement program (“CIP”) target by $50 million to $450 million and once again exceeded this target.[1]

∎	Supporting our customers, communities and employees

∎

Met all six of our organizational workforce objectives in 2023 and were recognized by the American Opportunity Index as the financial institution most effective at developing talent and advancing employee careers (overall PNC ranked 4th out of 396 of the largest U.S. employers included in the index, regardless of industry).

∎

Continued significant progress under our four-year, $88 billion Community Benefits Plan aimed at advancing economic opportunities for low- and moderate-income individuals and communities and people of color, including by expanding PNC’s Mobile Branch footprint in 10 markets to make banking more accessible for underserved markets and by financing or investing in approximately $10.5 million in affordable housing initiatives in two states.

∎	Executing against our three strategic priorities

(1)	Expanding our leading banking franchise to new markets and digital platforms

∎	Achieved success in new market expansion efforts in Corporate and Commercial Banking, where both average loans and revenues increased more year-over-year as compared to PNC’s mature markets.

∎

Launched approximately 200 additional video banking machines throughout the country, with locations in all four time zones, providing more opportunities for customers to video connect directly to a remote banking consultant.

(2)	Deepening our customer relationships by delivering a superior banking experience and financial solutions

∎

Launched a new Construction-to-Permanent loan product offering a single solution for financing new home builds, combining a construction loan and permanent mortgage in one product, and PNC Student Debt Solution, a student debt and savings optimization platform designed to help employees of our Organizational Financial Wellness clients better manage their financial health.

(3)	Leveraging technology to create efficiencies that help us better serve customers

∎

Further strengthened monitoring capability by adding new technology from Ookla, LLC known as “Downdetector®” to detect outages and service issues in near real-time and increasing operational resilience.

∎

Launched PNC Claim Predictor, an artificial intelligence (AI) and machine learning-enabled solution that helps healthcare organizations proactively identify inaccurate or insufficiently populated insurance claims prior to submission for payment.

We discuss in more detail how our 2023 performance affected our compensation decisions in “—2023 compensation decisions.”

[1]

Core noninterest expense is a non-GAAP measure calculated by excluding non-core noninterest expense adjustments from noninterest expense. Non-core noninterest expense adjustments include the $515 million pre-tax impact of the FDIC special assessment for the recovery of losses related to the closures of Silicon Valley Bank and Signature Bank as well as workforce reduction charges, in each case, incurred in the fourth quarter of 2023. See this and other non-GAAP measures in Annex A.

50	THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Shareholder engagement and 2023 say-on-pay response

In 2023, our say-on-pay proposal received 79.8% shareholder support. Although this result represents significant support for our executive compensation program, it also represents a decrease from prior years’ support levels, which have averaged approximately 95% since 2009, the year PNC first held a say-on-pay vote.

Our engagement outreach and participants

Following the results of the say-on-pay vote at the 2023 annual meeting, we invited a substantial number of investors to discuss our compensation philosophy, program and decisions in more detail. We also met with any institutional shareholder who requested an engagement. Lastly, we met with proxy advisory firms Institutional Shareholder Services and Glass Lewis to discuss our results. Typically, these meetings included our Director of Investor Relations, our Corporate Secretary and executive compensation management. In addition to these representatives, our Presiding Director, who is the lead independent director of the Board and a member of the Board’s Human Resources Committee (the “Committee”), participated in many of these discussions. Our engagements included investors that voted both in favor of and against our 2023 say-on-pay proposal. The details of this engagement are summarized below. Percentages represent outstanding common stock following the proxy vote.

What we learned from shareholders

The shareholders who engaged with us following our 2023 say-on-pay results, even those who voted against say-on-pay, were generally supportive of our executive compensation program and the overall alignment between performance and pay. Those shareholders who did not support our 2023 proposal primarily had concerns with the grant of one-time performance-based equity awards to three named executive officers (excluding the CEO) in June 2022, which we refer to as the “Leadership Continuity Awards” or “LCAs.” In addition, the shareholders with whom we spoke, whether they voted in favor of or against our 2023 say-on-pay proposal, shared feedback regarding various other disclosure and succession related matters.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement	51

COMPENSATION DISCUSSION AND ANALYSIS

We value the views of our shareholders and appreciate the feedback shared with us. We reviewed what we learned and summarized this feedback into the following themes, all of which was discussed with the Committee, along with our perspective and opportunities for additional enhancements:

What we learned	Our perspective and actions taken

Some shareholders expressed concerns with one-time awards for NEOs and sought to better understand the rationale for one-time awards outside of the executive compensation program.

However, despite this concern, many shareholders appreciated the performance-based nature of the LCAs and five-year performance period (though in some cases they preferred different performance metrics or payout structures).

The Committee understands the concerns that some shareholders have with one-time awards for NEOs and as a result, has chosen to grant these awards infrequently, to address a specific business or strategic rationale. The Committee appreciates shareholders’ views on award design and will consider the specific business purpose and need for future one-time awards.

The Committee also aims to prevent altering PNC’s “total compensation framework” which could result if individual incentive components are increased to achieve specific goals, such as retention. One-time awards are a tool that allows the Committee to achieve specific goals without distorting the total compensation framework and typically (including in the case of the LCAs) use a longer vesting period than awards in our normal program.

To help address this shareholder feedback, the Committee has added additional disclosure under “—Our compensation program—Total compensation framework.”

Some shareholders requested disclosure on how succession planning impacts our compensation program.

Shareholders raised questions about the succession planning process and how the one-time LCA awards factored into succession planning. PNC has a robust succession planning process in place and the Committee takes this process into account as part of its compensation evaluation, as discussed in “—Our compensation program—Evaluating performance—Evaluating risk performance, talent management and succession planning.” More information about succession planning is also included in “Corporate Governance—CEO and senior executive succession planning.”

Some shareholders requested clearer disclosure on the Committee’s use of discretion in evaluating executive performance and making compensation decisions, including the applicable guardrails on the use of such discretion.

In response to this feedback, we have provided additional insights into the Committee’s methodology for total compensation decisions, including how performance is evaluated in determining variable compensation and the guardrails on the Committee’s use of discretion in determining total incentive compensation. See “—Our compensation program—Total compensation framework” below.

Some shareholders expressed interest in more regular engagement on executive compensation matters.

While our existing practices already include consistent interaction with investors to foster open, transparent communications on a broad range of issues (outlined earlier in this proxy statement), we understand the importance of regular engagement and intend to continue our outreach on executive compensation matters throughout the year.

52	THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Our compensation program

This section discusses how we view executive compensation and why we make the decisions that we do. The Committee uses the following principles to help guide its executive compensation decisions:

Compensation principles

∎ Pay for performance:	Provide appropriate compensation for demonstrated performance across the enterprise

∎ Create value:	Align executive compensation with long-term shareholder value creation

∎ Manage talent:	Provide competitive compensation opportunities to attract, retain and motivate high-quality executives

∎ Discourage excessive risk-taking:	Encourage focus on the long-term success of PNC and discourage excessive risk-taking

The Committee believes that the successful application of these principles requires a thoughtful program design, which includes a balanced evaluation of performance. The Committee believes that discretion, flexibility and judgment are critical to its ability to award incentive compensation that reflects near-term performance results and progress toward longer-term strategic priorities that allow PNC to create value for our shareholders. See “—Evaluating performance” below for more information on how the Committee evaluates performance.

Key program features

The Committee reviews and approves the compensation to be paid to our NEOs. We seek clarity and transparency in our compensation structure, using features that we believe will help to create a balanced program. While we consider the expectations of various stakeholders, we want our compensation program to achieve multiple objectives, consistent with our compensation principles. The Committee also regularly reviews the operation of our compensation program to help ensure that our objectives continue to be met.

Taken as a whole, our executive compensation program includes several complementary, risk-mitigating features:

∎	We provide incentives for performance over different time horizons (short- and long-term).

∎	We embed performance goals into a significant portion of our long-term incentives and include a risk-based performance review that could reduce or eliminate the awards.

∎	We reward achievement against both quantitative and qualitative goals, while allowing for discretion.

∎	We connect pay to company performance, relative to both our internal objectives and controls as well as the performance of a carefully selected peer group.

∎	We consider market data and trends when making pay decisions.

∎	We place a substantial majority of compensation at risk, including deferring at least 50% of compensation into equity-based long-term incentives that are not payable for several years.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement	53

COMPENSATION DISCUSSION AND ANALYSIS

What we do (and don’t do)

The following table illustrates some important features of our executive compensation program — not only what we do, but what we don’t do:

WHAT WE DO	WHAT WE DON’T DO
We pay for performance. We link most of our executive pay to performance, including financial and operating performance measures, qualitative measures and risk-based metrics.	We do not allow tax gross-ups. We do not provide excise tax gross-ups in any change of control agreement. We do not offer tax gross-ups on the perquisites that we offer.

We discourage excessive risk-taking. Our program discourages executives from taking inappropriate, excessive risks in several ways — including by relying on multiple performance metrics, deferring payouts over a long period, establishing clawback and forfeiture provisions, and requiring meaningful stock ownership.

We will not enter into substantial severance arrangements without shareholder approval. If a severance arrangement would pay more than 2.99 times base and bonus (in the year of termination), it requires shareholder approval.

We require executives to hold PNC stock. Our executives must hold a substantial amount of stock, and this amount continues to increase as their equity awards vest.

We do not grant equity that accelerates upon a change of control (no “single trigger”). We require a “double trigger” for equity to vest upon a change of control — not only must the change of control occur, but the executive must be terminated.

We have a clawback and forfeiture policy. Our policy requires us to claw back prior incentive compensation that we awarded based on detrimental conduct or inaccurate performance metrics (to the extent not already covered by the final Dodd-Frank rules and exchange listing standards). Our policy gives us broad discretion to cancel unvested equity awards due to risk-related issues.

We do not reprice stock options. Although we currently do not grant stock options, we cannot reprice stock options that are out-of-the-money, unless our shareholders allow us.

We limit perquisites. We provide limited perquisites. Our NEOs may receive financial planning and tax preparation services and limited personal use of the corporate aircraft. Two NEOs remain eligible to receive executive physicals under a legacy program that we no longer offer.

We do not enter into employment agreements. We do not enter into individual employment agreements with our executive officers; they serve at the will of the Board.

We retain an independent compensation consultant. The Committee retains an independent compensation consultant that provides no other services to PNC. The independent compensation consultant attends all regular Committee meetings.

We prohibit hedging, pledging and short sales of PNC securities. We do not allow any employee or director to hedge or short-sell PNC securities. We do not allow any executive officer or director to pledge PNC securities.

Regulatory expectations

As a large diversified financial services company, we must comply with various regulatory requirements. The Board of Governors of the Federal Reserve (the “Federal Reserve”) regulates PNC as a bank holding company and has provided guidance and set expectations with respect to our compensation program. The Office of the Comptroller of the Currency (the “OCC”) regulates our primary banking subsidiary, and also sets expectations for our compensation program. The Federal Reserve, the OCC and other financial industry regulatory entities, including the SEC, may provide guidance periodically on compensation matters.

54	THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Total compensation framework

To help achieve our compensation objectives, we evaluate our executive pay program and make pay decisions using a total compensation framework, similar to many of our peers.

∎	Each NEO has a total compensation target for the year that consists of (1) a base salary and (2) an incentive compensation target amount.

∎	The Committee generally sets these total compensation targets in the first quarter of the year or when an executive joins PNC or assumes new responsibilities.

∎

The incentive compensation target is composed of annual cash and long-term equity-based awards, and the Committee establishes a specific minimum percentage of compensation that will be delivered through long-term equity-based awards.

∎

Under our program, the CEO receives at least 70% of total compensation (i.e., base salary and incentive compensation) in the form of long-term equity-based incentive awards, as illustrated below. All other NEOs receive at least 50% of total compensation in the form of long-term equity-based incentive awards.

Once the Committee sets the total compensation target, base salary, the only fixed source of cash compensation, is paid during the performance year. After year-end, what remains to be awarded within the total compensation framework is variable incentive compensation — the annual cash incentive award and the long-term equity-based incentive award. These amounts are evaluated and approved by the Committee during the first quarter of the following year, as discussed in more detail in “—2023 performance and compensation decisions—2023 compensation decisions” below.

Total incentive compensation evaluated together. Under PNC’s total compensation framework, short-term and long-term incentive awards are evaluated together, not as separate programs. This means that once the total compensation target is set each year, any subsequent adjustments to the target must run through the total compensation framework again (with no change to the base salary initially set by the Committee in the first quarter).

Given this structure, the Committee cannot adjust the annual cash incentive element or the long-term incentive element without also adjusting the other elements. For example, if the Committee determines that an above-target performance adjustment is appropriate for a given year, that adjustment will then apply to the full total compensation target. The Committee may, however, increase the percentage of long-term incentive award within the overall pay mix (e.g., the Committee may shift a 50% cash compensation and 50% long-term incentive mix to a 40% cash compensation and 60% long-term incentive mix, where “cash compensation” refers to both base salary and annual cash incentive.)

Setting total compensation targets

As discussed above, each NEO has a total compensation target for the year that consists of a base salary and an incentive compensation target (composed of annual cash and long-term equity-based awards) which the Committee sets during the first quarter of the year or when an executive joins PNC or assumes new responsibilities. The Committee believes the total compensation targets collectively provide an appropriate balance between fixed and variable amounts, measuring short-term and long-term performance, immediate and deferred payouts, and cash and equity-based awards. For information on how the Committee’s 2023 incentive compensation decisions compared to the targets for the 2023 performance year, see “—2023 performance and compensation decisions—2023 compensation decisions.”

When constructing an appropriate total compensation target for an NEO, the Committee uses guidelines consistent with our compensation principles:

∎ We set targets using several factors, including market data. The Committee reviews available market data but does not use a formula to set an executive’s target compensation. The Committee evaluates many factors, including the appropriateness of the job match and market data, the responsibilities of the position and the executive’s demonstrated performance, skills and experience.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement	55

COMPENSATION DISCUSSION AND ANALYSIS

∎ At least 50% of compensation is equity-based and not payable for several years. The Committee believes that a significant portion of compensation should be at risk, tied to PNC stock performance and not payable for several years. Accordingly, at the beginning of the performance year, the Committee establishes a specific minimum percentage of each executive’s total compensation that will be delivered through long-term equity-based awards. For 2023, the Committee established minimum equity percentages for each NEO ranging from 50% to 70%. The specific mix of cash and equity for each NEO is discussed in more detail in “—2023 compensation decisions.”

∎ We split the equity-based incentive between two forms of awards. Each NEO who receives a long-term equity-based incentive award generally receives the award in two primary forms, a Performance Share Unit (“PSU”) representing 60% of the value of the long-term award, and a Restricted Share Unit (“RSU”) representing 40% of the value. Payouts under these awards are deferred over multiple years. For information on the terms of these awards, see “—Our compensation program—Incentive compensation program.”

Evaluating performance

In the first quarter of each year, the Committee evaluates performance for the prior year to (1) determine the prior year’s total incentive compensation awards and (2) set the total compensation target for the current year.

The Committee believes that an effective executive compensation program requires a comprehensive evaluation of performance across multiple categories. This evaluation generally includes a review of financial performance, how we executed against our strategic objectives and how we manage risk, customer experience, talent management and leadership. In determining the amount of incentive awards against the incentive compensation targets, the Committee may consider these performance metrics without assigning a specific weight or formula to any one metric.

The Committee has not adopted a formula-driven compensation program, believing that formulas may reward short-term results or behaviors that do not serve the long-term interests of our shareholders. Metrics that rely solely on formulas may also be inappropriately skewed by results outside of management’s control. Finally, formulas may undervalue important strategic objectives that do not translate to easily or immediately quantifiable metrics. As a result, the Committee evaluates a variety of quantitative and qualitative metrics to attain a comprehensive understanding of PNC’s overall performance.

To the extent possible, the performance metrics reviewed by the Committee align the objectives of our management, shareholders and federal banking regulators. In some cases, these stakeholders have different objectives that cannot be easily reconciled — for example, shareholders seeking higher returns may be willing to tolerate more risk than a federal banking regulator would accept. That is another reason we rely on multiple metrics, representing performance against a range of goals, and include the ability to make significant adjustments for risk management performance.

Committee evaluates performance quarterly. The CEO reviews PNC’s quarterly and annual performance with the Committee. During these quarterly reviews, the Committee receives a report on the following metrics, with comparisons to the prior year’s results, the current year’s budget or peer performance results, as appropriate:

Category of Metric	Metrics Evaluated

Financial Performance	Net interest income
Noninterest income*
EPS growth*

(measured against prior year, current year budget and peer group)	Return on assets*
Return on equity*
Risk-adjusted efficiency ratio*

Capital, Risk and Expense Management	Tangible book value
CET1 ratio
Loans to deposits ratio

(measured against prior year and to the extent available, peer group)	Net charge-offs to average loans
Allowance for loan and lease losses to total loans
Noninterest expense*

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COMPENSATION DISCUSSION AND ANALYSIS

Category of Metric	Metrics Evaluated

Business Growth	Average loan balances
Allowance for loan and lease losses
Average interest-bearing deposits

(measured against prior year, current year budget and to the extent available, peer group)	Average noninterest-bearing deposits
Average total deposits
Average noninterest-bearing deposits mix
Assets under administration
Mortgage origination value

Total Shareholder Return (“TSR”)
One-year

(measured against peer group and the S&P banking index)	Three-year
Five-year

* As adjusted

We also adjust some of these metrics for certain events as described in more detail in the “—2023 performance and compensation decisions—2023 compensation decisions” section.

Evaluating risk performance, talent management and succession planning. In addition to these metrics, the Committee meets with the Chief Risk Officer on a quarterly basis to review and discuss risk performance. The Committee also conducts quarterly reviews of talent trends throughout our workforce as well as workforce representation. In addition, as part of its Board-delegated duties, the Committee is responsible for regularly discussing succession planning and overseeing and evaluating succession plans for PNC’s senior executive management (other than the Chief Risk Officer, the General Auditor and their direct reports, which are handled by the Risk and Audit Committees respectively). Senior executives are accountable for succession plans in their respective lines of business and for supporting the development of all potential successors, and this is taken into consideration by the Committee in evaluating performance.

Incentive compensation program

Determination of incentive compensation levels. The incentive compensation target awarded by the Committee includes two components: (1) an annual incentive award payable in cash and (2) a long-term incentive award that is equity-based and granted in two different forms (PSUs and RSUs).

Step 1: After the performance year ends, the Committee evaluates PNC’s aggregate performance for the year, as well as the individual performance of each NEO, and determines an incentive compensation amount to be awarded to each executive, expressed as a percentage of the total compensation target set at the beginning of the performance year.

Step 2: Once the Committee determines the final incentive compensation amount, it is divided between the annual cash incentive and the long-term equity-based incentive. The long-term incentive award makes up at least 50% of the value of the total compensation awarded to the NEO.

The Committee’s evaluation of 2023 performance and the related compensation decisions made by the Committee for each NEO are described in the “—2023 performance and compensation decisions—2023 compensation decisions” section.

Long-term incentive awards (equity-based). The long-term incentive is equity-based and granted through two separate awards — PSUs and RSUs. The Committee made these grants to NEOs in the first quarter of 2024 (for 2023 performance) and in the first quarter of 2023 (for 2022 performance). These awards, and all other equity-based awards, are made under PNC’s shareholder-approved 2016 Incentive Award Plan.

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COMPENSATION DISCUSSION AND ANALYSIS

The table below summarizes the material terms and conditions of the awards granted in 2024 for 2023 performance (these material terms and conditions are the same as the awards granted in 2023 for 2022 performance):

Name of Award	% of Long- Term Incentive Value	Vesting Schedule	Metrics	Payout Range (% of Target)	Stock or Cash Payout

PSU	60%	After three-year performance period ends	PNC’s return on equity (ROE), as adjusted, compared to performance targets	0–150%	Stock
			EPS growth, as adjusted, rank against our peer group

RSU	40%	Annual installments over three years	Time-based	0–100%	Stock

PSUs. With respect to 2023 performance, in the first quarter of 2024 the Committee granted to certain of our senior executives, including all NEOs, PSUs that represent an opportunity to receive shares of PNC common stock. The payout is based on how PNC performs against two corporate performance metrics over a three-year performance period.

Performance against these two metrics generates a percentage (the corporate performance factor). The award may be decreased if PNC fails to satisfy a risk performance metric or based on a discretionary risk performance review conducted by the Committee. After applying any risk-related performance adjustment (and if PNC satisfies the risk performance metric), the resulting percentage is applied to the number of target PSUs to determine the final number of units available for settlement. The PSUs have a maximum payout opportunity of 150% of target. Payout of any award under the PSUs also requires the satisfaction of service requirements and other award conditions.

Two corporate performance metrics. The two corporate performance metrics include an absolute metric (an internal PNC measurement against a target) and a relative metric (PNC performance against our peer group). The absolute metric is PNC’s three-year average return on equity (“ROE”), as adjusted, compared to three-year ROE performance targets established in advance by the Committee. The relative metric is PNC’s three-year average EPS growth, as adjusted, compared to the three-year average EPS growth of our peer group.

1.

Absolute metric – 3-year average ROE (as adjusted). We adjust ROE for the items described in the paragraphs following the table below. The ROE metric, as adjusted, will be calculated annually for each year of the performance period. At the end of the three-year performance period, average ROE for the performance period will be determined as the average of PNC’s annual ROE for each year. In establishing the ROE performance targets, the Committee considers multiple factors, including our historical performance, budget and future growth expectations, peer group results, cost of capital and analyst expectations.

2.

Relative metric – 3-year average EPS growth (as adjusted). The EPS growth metric, as adjusted, will be calculated for each year of the performance period. At the end of the three-year performance period, the annual EPS growth percentages will be averaged. PNC’s three-year average EPS growth will be compared to the three-year average of each member of our peer group to determine our percentile rank.

3.

Determining corporate performance factor. Once PNC’s percentile rank relating to average EPS growth, as adjusted, and PNC’s average ROE, as adjusted, are determined for purposes of the grants, the corporate performance factor, ranging from 0–150%, will be calculated using the grid below and applying bilinear interpolation.

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COMPENSATION DISCUSSION AND ANALYSIS

The chart below shows the corporate performance metrics for the 2024 PSU grants (the corporate performance metrics for the 2023 grants were disclosed in last year’s proxy statement). For the 2024 PSU grants, the Committee maintained the same three-year average ROE maximum level of 13.0% and the threshold level of 8.00% as the prior year PSU awards, while adjusting the target level based on the overall economic environment and PNC’s risk appetite. In approving the grid, the Committee also considers an analysis of PNC’s cost of capital and a multi-year pro forma analysis of ROE.

2024 PSU Award (2024-2026 Performance Period)		Three-year average EPS growth, as adjusted (relative)
		PNC percentile rank (25th percentile or below)	PNC percentile rank (50th percentile)	PNC percentile rank (75th percentile or above)
Three-year average ROE, as adjusted (absolute)	13.00%	100.0%	125.0%	150.0%
	11.50%	87.5%	112.5%	137.5%
	10.50%	75.0%	100.0%	125.0%
	9.50%	62.5%	87.5%	100.0%
	8.00%	50.0%	75.0%	87.5%
	Below	0.0%	25.0%	50.0%

Specific adjustments to corporate performance metrics:

∎

Provision for credit losses: When calculating our adjusted average ROE and EPS growth for this award, consistent with our prior awards, we add back the after-tax impact of our provision for credit losses and subtract the tax effected impact of total net charge-offs from the net income amount. Net charge-offs represent the amount of a loan (or portion of a loan) that we remove from our balance sheet due to being uncollectible, less any recoveries that we receive on the disposition of the loan. We expect this adjusted ROE and EPS growth to present a more accurate measurement of how efficiently we create profit, as it replaces our estimated credit losses (provision) with the actual losses we incur (net charge-offs). We make this same adjustment for the companies in our peer group, as appropriate.

∎

Other adjustments: Adjustments will also be made on an after-tax basis for the impact to PNC and the companies in our peer group, as appropriate, of items resulting from changes in federal tax law, discontinued operations (as such term is used under GAAP), and any acquisition costs and merger integration costs.

Committee’s limited discretionary ability under PSUs. Under the terms of the PSUs, the Committee has limited discretion to adjust the final payout. The Committee may increase or decrease the size of the final payout to maintain the intended economics of the award if circumstances change. These circumstances include external events affecting PNC or members of its peer group or its financial statements that are outside of PNC’s control and not reasonably anticipated.

Further, in evaluating the corporate performance metrics, after applying the specific adjustments discussed above, the Committee may also consider other unusual or nonrecurring adjustments (applied on a consistent basis) in determining the final award payout percentage.

RSUs. With respect to 2023 performance, in early 2024 the Committee also granted to certain of our senior executives, including all NEOs, RSUs that represent an opportunity to receive shares of PNC common stock. The RSUs vest pro rata over three years, with each of the three annual installments (tranches) vesting on the anniversary of the grant date (or if later, the date the Committee determines that all risk conditions have been satisfied). Vesting also requires the satisfaction of service requirements and other award conditions.

Risk-related metrics applicable to both PSUs and RSUs. The risk provisions described in this section apply to both of our long-term incentive awards — the PSUs and the RSUs.

Objective risk-based performance metric. All long-term incentive awards are subject to risk-based performance reviews. The primary risk-based metric measured as part of this review is the Basel III common equity Tier 1 capital ratio (the “CET1 Ratio”). At the end of the performance year, PNC’s minimum required CET1 Ratio was 7.0%.

∎

Impact of risk-based performance metric under PSUs: For each year during the three-year performance period that PNC fails to meet the CET1 Ratio, one-third of the target number of PSUs granted will be eligible for forfeiture. After the three-year performance period ends, the Committee will conduct a final performance review and may reduce the number of target shares available for payout if PNC did not meet the CET1 Ratio for one or more years during the performance period.

∎

Impact of risk-based performance metric under RSUs: Each RSU tranche is subject to the same risk-related performance metric that will be applied to the PSUs, with all or a portion of that tranche being eligible for forfeiture. After the year ends, the Committee will conduct a risk-based performance review and may decrease the number of shares available for payout under the applicable RSU tranche if PNC did not meet the CET1 Ratio as of the end of the most recent year before the vesting date of that tranche.

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COMPENSATION DISCUSSION AND ANALYSIS

Subjective risk-based performance review. In addition, and independent from the evaluation of the CET1 Ratio, the Committee may conduct another risk performance review for the PSUs and the RSUs. This discretionary review would generally occur in connection with a risk-related action of potentially material consequence to PNC. If the Committee exercises its discretion to conduct a risk performance review, the Committee will review and determine if a reduction to the corporate performance factor for risk performance is appropriate for the PSUs or if a reduction for risk performance is appropriate for the applicable RSU tranche.

Dividend equivalent payments. Both the PSUs and the RSUs will accrue cash dividend equivalents during their respective performance periods. For the PSUs, the accrued dividend equivalents will be adjusted by the same percentage as the target PSUs at the time of payout and will then be paid out in cash. For the RSUs, the accrued dividend equivalents with respect to a tranche will pay out in cash at the same time, and will be adjusted by the same payout percentage, as the RSUs to which they relate.

Other compensation and benefits

In addition to the components included in the total compensation target outlined above, our executive compensation program also includes limited perquisites (to increase efficiency and focus on our business), change of control arrangements (for continuity of management in connection with a potential change of control) and health and retirement plans (to promote health and wellness and post-retirement financial security). More information on perquisites can be found in the “—Compensation policies and practices—Limiting perquisites” section of this CD&A. For a detailed discussion on change of control agreements, see “Change in Control and Termination of Employment—Change of control agreements” in this proxy statement.

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COMPENSATION DISCUSSION AND ANALYSIS

2023 performance and compensation decisions

2023 targets

At a meeting held in February 2023, the Committee set the following total compensation targets for our NEOs:

	William S. Demchak	Robert Q. Reilly	Michael P. Lyons	E William Parsley, III	Deborah Guild

Base salary (annualized)	$1,200,000	$700,000	$700,000	$700,000	$600,000

Incentive compensation target	$15,800,000	$4,800,000	$8,300,000	$7,800,000	$3,400,000
Annual cash incentive portion	$3,900,000	$2,050,000	$2,900,000	$2,700,000	$1,400,000
Long-term incentive portion	$11,900,000	$2,750,000	$5,400,000	$5,100,000	$2,000,000

Total compensation target	$17,000,000	$5,500,000	$9,000,000	$8,500,000	$4,000,000

For the 2023 performance year, the total compensation targets for our NEOs are generally aligned with the market, as adjusted for PNC’s total assets (and using an average of recent total compensation for peers that do not disclose targets). When establishing the total compensation targets for 2023, the Committee reviewed available market data with Meridian, its independent compensation consultant, and members of management. The total compensation targets for the 2023 compensation year remained unchanged from the prior year for all but Ms. Guild, who was not an NEO last year.

2023 performance

At meetings held during the first quarter of 2024, the Committee reviewed PNC’s 2023 performance with the CEO, the Chief Risk Officer and other members of management. In evaluating performance and determining incentive compensation awards for our NEOs, the Committee may consider several metrics, without assigning a particular weight to any one metric.

To evaluate PNC’s 2023 performance, the Committee reviewed PNC’s performance against the range of metrics described in “—Our compensation program—Evaluating performance” section of this CD&A, including the selected performance metrics as presented in the following table. The Committee also considered the impact on some financial performance metrics (diluted EPS, ROE and risk-adjusted efficiency ratio) of the $515 million pre-tax FDIC special assessment levied upon PNC for the recovery of losses related to the closures of Silicon Valley Bank and Signature Bank, as well as workforce reduction charges, in order to increase comparability of these metrics across periods. These considerations are reflected in the metrics presented in the table below and are described in more detail in the sections that follow.

Financial performance metrics	2023 results	2023 budget	2022 results	2023 results vs. 2023 budget		2023 results vs. 2022 results
Net interest income (in millions)	$13,916	$14,480	$13,014	-3.89%		+6.93%
Noninterest income (in millions)*	$7,574	$8,207	$8,133	-7.71%		-6.87%
Diluted EPS*	$12.85	$15.76	$13.80	-18.46%		-6.88%
Diluted EPS (excluding FDIC special assessment)*(2)	$13.86	$15.76	$13.80	-12.06%		+0.43%
Diluted EPS (excluding noncore noninterest expense adjustments)** (non-GAAP)(2)	$14.10	$15.76	$13.85	-10.53%		+1.81%
ROE*	11.66%	14.04%	12.59%	-16.95%		-7.39%
ROE (excluding FDIC special assessment)*(2)	12.49%	14.04%	12.59%	-11.04%		-0.79%
ROA*	1.02%	1.17%	1.11%	-12.82%		-8.11%
Risk-adjusted efficiency ratio*	68.51%	64.04%	64.81%	-6.98%	(1)	-5.71%	(1)
Risk-adjusted efficiency ratio (excluding noncore noninterest expense)*(3)	65.41%	64.04%	64.81%	-2.14%	(1)	-0.93%	(1)

Other key performance metrics	2023 results(1)		2022 results(1)
Net income (in millions)	$5,647		$6,113
Tangible book value per share** (non-GAAP)	$85.08		$72.12
Annual total shareholder return	2.7%		-18.6%
CET1 Ratio	9.9%		9.1%

*	These metrics exclude Committee-approved adjustments and are non-GAAP financial measures. See Annex A for a reconciliation of non-GAAP financial measures to GAAP.

**	Diluted EPS (excluding non-core noninterest expense) and tangible book value per share are non-GAAP financial measures. See Annex A for a reconciliation of non-GAAP financial measures to GAAP.

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COMPENSATION DISCUSSION AND ANALYSIS

(1)

The efficiency ratio is a measure of how effectively a company is utilizing the resources generated by operations during the year. Consequently, a lower efficiency ratio is an indication that resources are being used more effectively, therefore we have presented increases in the risk-adjusted efficiency ratio* and risk-adjusted efficiency ratio (excluding non-core noninterest expense)” as a negative change. As a smaller efficiency ratio is better than a larger one, we have presented the increase in the risk-adjusted efficiency ratio as a negative change when compared to our 2023 budget and the prior year’s results.

(2)

In 2023, the Committee also considered diluted EPS (excluding FDIC special assessment)*, diluted EPS (excluding non-core noninterest expense), ROE (excluding FDIC special assessment)* and risk-adjusted efficiency ratio (excluding non-core noninterest expense)* when evaluating PNC’s performance, as the exclusion of these items increases comparability across periods. See Annex A for additional details on these ratios.

The Committee considered PNC’s overall performance across these and other metrics, including management’s ability to capitalize on opportunities across our coast-to-coast franchise, generate revenue, grow customers, maintain strong credit quality, increase capital position and retain key talent, all during a tumultuous time in the banking industry. In making compensation decisions for the 2023 performance year, the Committee focused on the following financial and strategic achievements:

∎	Delivered value to our shareholders, while managing the balance sheet for long-term success

∎

PNC reported strong financial results, with full-year net income of $5.6 billion, $12.79 diluted EPS or $14.10 diluted EPS as adjusted to exclude the impact of the FDIC special assessment and workforce reduction charges, compared to $13.85 per share in 2022.

∎

Generated record full-year revenue of $21.5 billion, an increase of $370 million, or 2%, compared to 2022, driven by net interest income growth, reflecting the benefit of higher interest earning asset yields and balances.

∎

Expenses remained well-controlled amidst continued investments in our businesses, technology and employees. Excluding non-core expenses (see footnote 1 under “—2023 Performance summary” above), core noninterest expense remained well-controlled, increasing 1%, or $177 million from 2022. In mid-2023 PNC increased its initial CIP target by $50 million to $450 million and once again exceeded this target.

∎	Achieved positive operating leverage, adjusted to exclude the impact of non-core expenses, driven by record revenue and strong expense management efforts.

∎	Maintained a strong balance sheet: Average loans grew $15.8 billion, or 5%, compared to 2022.

∎	Tangible book value was $85.08 per common share, up 18% from $72.12 at year-end 2022, reflecting an improvement in accumulated other comprehensive income and organic growth in our capital levels.

∎

Credit quality metrics demonstrated our thoughtful approach to lending and client selection, including a net loan charge-offs to average loans ratio of 0.22% for 2023, which remains below historical levels and one of the lowest in the peer group.

∎

Capital and liquidity positions remained strong throughout the year, with a Basel III common equity Tier 1 capital ratio of 9.9% as of December 31, 2023. We also continue to monitor discussions regarding regulatory changes related to Basel III endgame and based on our current estimates, we are well-positioned to meet the proposed requirement without meaningful changes to how we operate.

∎	Returned $3.1 billion of capital to shareholders through $0.6 billion of common share repurchases, and dividends on common shares of $2.5 billion.

∎

Continued to deliver strong long-term shareholder returns, ranking 2nd in our peer group over the past 10 years while maintaining one of the highest share price-to-forward earnings multiples in the peer group.

∎	Supporting our customers, communities and employees

∎

Met all six of our organizational workforce objectives in 2023 and were recognized by the American Opportunity Index as the financial institution most effective at developing talent and advancing employee careers (overall PNC ranked 4th out of 396 of the largest U.S. employers included in the index, regardless of industry).

∎

Continued significant progress under our four-year $88 billion Community Benefits Plan aimed at advancing economic opportunities for low- and moderate-income individuals and communities, and people of color, including by expanding PNC’s Mobile Branch footprint in 10 markets to make banking more accessible for underserved markets and by financing or investing in approximately $10.5 million in affordable housing initiatives in two states.

∎

Announced a $161 million fund to develop and rehabilitate affordable rental housing to manage higher rent costs and shortage of available homes, providing financing for more than 1,700 rental units across 10 states, including housing intended to serve individuals with low or no income and those experiencing homelessness.

∎

Expanded our environmental finance commitment to $30 billion from $20 billion, which is focused on green buildings, renewable energy, clean transportation and environmental sustainability-linked bonds and loans.

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COMPENSATION DISCUSSION AND ANALYSIS

∎	Executing against our three strategic priorities

(1)	Expanding our leading banking franchise to new markets and digital platforms

∎	Achieved success in new market expansion efforts in Corporate and Commercial Banking, where both average loans and revenues increased more year-over-year as compared to PNC’s mature markets.

∎

Launched approximately 200 additional video banking machines throughout the country, with locations in all four time zones, providing more opportunities for customers to video connect directly to a remote banking consultant.

(2)	Deepening our customer relationships by delivering a superior banking experience and financial solutions

∎

Acquired $16.6 billion of capital commitments facilities from Signature Bridge Bank, N.A., including $9 billion of funded loans. Portfolio is primarily comprised of loans to private equity sponsors to help manage liquidity and bridge financing for investments.

∎	Launched a new Construction-to-Permanent loan product offering a single solution for financing new home builds, combining a construction loan and permanent mortgage in one product.

∎	Launched PNC Student Debt Solution, a student debt and savings optimization platform designed to help employees of our Organizational Financial Wellness clients better manage their financial health.

(3)	Leveraging technology to create efficiencies that help us better serve customers

∎

Further strengthened monitoring capability by adding new technology from Ookla, LLC known as “Downdetector®” to detect outages and service issues in near real-time and increasing operational resilience.

∎	Launched Paze, an online checkout solution for e-commerce transactions. Paze allows consumers to make purchases online easily and securely without sharing their credit or debit card numbers.

∎

Launched PNC Claim Predictor, an AI and machine learning-enabled solution that helps healthcare organizations proactively identify inaccurate or insufficiently populated insurance claims prior to submission for payment.

∎

Made significant progress on our multi-year technology transformation project, taking us one step closer to the launch of a real-time retail banking core. Once implemented, this new infrastructure will help us enhance customer experience, improve our digital tools, strengthen our security capabilities, and deliver products to market faster.

Individual performance reviews. In addition to evaluating our corporate performance based on these financial and strategic metrics, the Committee reviewed the individual performance of each NEO. The CEO discussed the individual performance of the other NEOs with the Committee and, where appropriate, discussed the performance of the lines of business or functions managed by the NEOs. The Committee approved compensation for each NEO based on an evaluation of corporate, business and individual performance. The Committee discussed compensation recommendations for the CEO with Meridian, the Committee’s independent compensation consultant for 2023, our Chief Human Resources Officer, and our Head of Executive Compensation. Other than the secretary for the meeting, no other members of management were present.

The Committee also reviewed the CEO compensation decisions in an executive session of the independent members of the Board, with no members of management present. In that executive session, the Committee allowed time for the independent directors to provide comments or questions about the CEO’s performance or compensation. At a meeting following the Board discussion, the Committee approved the compensation for our CEO in an executive session.

2023 compensation decisions

Based on a comprehensive evaluation of PNC’s 2023 performance, as described above and in the following sections, the Committee determined that it was appropriate to award incentive compensation that for some NEOs was at the target amount, and for some NEOs, was above the target amount. Consistent with our program, the Committee also decided to award 70% of the CEO’s overall pay mix in the form of long-term incentive compensation and 30% of his overall pay mix in cash compensation. When applying this mix to the CEO’s variable incentive compensation, this same ratio translates to 75% of the CEO’s incentive compensation awarded in the form of long-term incentive compensation and 25% awarded in annual cash incentive compensation. The Committee’s rationale for its decision is detailed in the “—2023 CEO compensation decisions” section that follows the table below.

2023 NEO incentive compensation awards. For each of our NEOs, the table below compares the incentive compensation target to the actual incentive compensation awarded for the 2023 performance year. The incentive compensation awarded for 2022 performance differs from what we disclose in the Summary compensation table in the Compensation Tables section.

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COMPENSATION DISCUSSION AND ANALYSIS

SEC regulations require PNC to include incentive awards from two different performance years: the annual cash incentive award based on 2023 performance (and paid in 2024) and the long-term equity-based incentive award based on 2022 performance (and awarded in 2023). The long-term equity-based incentive award based on 2023 performance (and awarded in 2024) will be included in next year’s Summary compensation table. For Ms. Guild, this year’s Summary compensation table also includes, for 2023, the grant date fair value of the 5-year retention RSU granted to her and described in more detail in the “—Five-year RSU retention awards” section. We exclude the grant date fair value of that award in the table below.

	William S. Demchak	Robert Q. Reilly	Michael P. Lyons	E William Parsley, III	Deborah Guild

Incentive compensation target for 2023	$15,800,000	$4,800,000	$8,300,000	$7,800,000	$3,400,000

Incentive compensation awarded for 2023 performance	$17,500,000	$5,075,000	$8,300,000	$7,800,000	$3,400,000
Annual cash incentive portion	$4,410,000	$2,187,500	$2,450,000	$2,700,000	$1,400,000
Long-term incentive portion	$13,090,000	$2,887,500	$5,850,000	$5,100,000	$2,000,000
Long-term incentive as % of total compensation	70%	50%	65%	60%	50%

Incentive compensation disclosed in the Summary compensation table(1)	$17,160,000	$4,937,500	$7,910,000	$7,800,000	$3,275,000
Annual cash incentive portion (2023 performance)	$4,410,000	$2,187,500	$2,450,000	$2,700,000	$1,400,000
Long-term incentive portion (2022 performance)	$12,750,000	$2,750,000	$5,460,000	$5,100,000	$1,875,000
(1)

Under SEC regulations, the incentive compensation amounts disclosed in the Summary compensation table on page 79 include the annual cash incentive award paid in 2024 for 2023 performance (the “Non-Equity Incentive Plan Compensation” column) and the long-term equity-based incentive award granted in 2023 for 2022 performance (the “Stock Awards” column). For Ms. Guild, the amount in the “Stock Awards” column also includes the grant date fair value in connection with the 5-year equity award granted to her in February 2023. Please see “—Five-year RSU retention award” for additional information about this award. Finally, for each NEO, the amounts shown in the “Stock Awards” column of the Summary compensation table differ slightly from the amounts shown in the table above due to the impact of rounding related to fractional shares.

2023 CEO compensation decision

The Committee determined it was appropriate to award incentive compensation that was above target to William S. Demchak, PNC’s Chair and Chief Executive Officer, as mentioned above. In making its decision, the Committee highlighted Mr. Demchak’s proven ability to build long-term value for the benefit of all stakeholders and through all phases of the economic cycle. His exceptional leadership was evident during a very challenging time in the industry, and the Committee believes his overall performance merits above-target incentive compensation. 2023 was a tumultuous year in the banking industry. Bank failures in the first half of 2023 created a crisis of confidence in regional banks that altered the competitive landscape across the industry. Against that backdrop, the Committee believed Mr. Demchak’s leadership and execution of PNC’s strategy resulted in PNC’s successful navigation of challenging market conditions and industry uncertainty during 2023. The strength of the franchise was apparent during the first quarter of 2023, as PNC was a net beneficiary of deposits following those bank failures. PNC added clients and gained market share in expansion markets during 2023 and is well-positioned for acquisition opportunities that may exist. Under Mr. Demchak’s leadership, PNC generated record revenue, grew and deepened customer relationships, and achieved adjusted positive operating leverage through disciplined expense management. In making its decision, the Committee considered the factors outlined in the paragraphs below.

Strong performance during a challenging year. The Committee believed PNC’s financial results were strong despite a volatile year for bank stock performance. PNC generated record revenue of $21.5 billion supported by rising interest rates, which resulted in net interest income increasing 7% and PNC’s net interest margin expanding to 2.76%. PNC delivered net income of $5.6 billion, which equates to $12.79 per diluted common share or $14.10 per diluted common share (as adjusted to exclude the impact of the FDIC special assessment and workforce reduction charges) and maintained a strong balance sheet. Throughout the year, PNC maintained a strong low-cost deposit base and had one of

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the lowest non-interest bearing to interest-bearing deposit shifts in the peer group. During the year, PNC continued to strengthen its capital levels, allowing us to acquire $16.6 billion in capital commitments facilities from Signature Bridge Bank, N.A. The Committee also noted that, despite the volatility in the industry, PNC’s shares continued to trade at one of the highest share price-to-earnings multiples in the peer group in 2023, reflecting recognition from stakeholders of the consistent value delivered by PNC. The Committee attributes this strength and consistency to Mr. Demchak’s leadership and influence across PNC as well as the larger financial services sector.

Long-term performance durability. In evaluating Mr. Demchak’s performance, the Committee focused on his demonstrated long-term performance consistency, noting that PNC’s 10-year TSR ranked 2nd in the peer group and PNC’s 5-year TSR ranked in the second quartile of the peer group. The Committee did take into account PNC’s 3-year TSR, which ranked in the third quartile of the peer group but balanced this result against the longer-term view in light of the volatile year for bank stocks. The Committee also considered the durability of PNC’s strong levels of capital and liquidity and credit quality metrics, as reflected by:

∎

A CET1 ratio of 9.9% at year-end 2023, up from 9.1% as of December 31, 2022. Based on current estimates, PNC remains well above our regulatory minimum requirements inclusive of the proposed regulatory changes related to Basel III endgame.

∎	Tangible book value of $85.08 per common share, up 18% from year-end 2022, reflecting an improvement in accumulated other comprehensive income (AOCI) and organic growth in PNC’s capital levels.

∎	Net loan charge-offs to average loans, which remained below historical levels in 2023 at 0.22%, and was one of the lowest in our peer group.

∎

Well-controlled core expenses, noting that Mr. Demchak led an expense initiative to reduce 2024 expenses by $325 million to better position PNC for long-term success. In mid-2023 PNC increased its initial CIP target by $50 million to $450 million and once again exceeded this target.

Further strengthening PNC leadership and risk culture. The Committee also discussed Mr. Demchak’s vision and leadership, which was critical in strengthening the organization’s succession planning program and processes, creating a multi-level organizational succession plan with regular Board and Committee oversight that reinforced risk management capabilities. Mr. Demchak promoted alignment of talent and resources with PNC’s strategic priorities and risk management expectations, including expense and resource alignment. He exceeded targeted CIP expense savings and led the organization through an expense reduction initiative while maintaining a focus on risk framework execution and oversight.

In summary, the Committee discussed the CEO’s strong performance in 2023 in navigating through the industry challenges, delivering strong financial results, and positioning PNC for future growth opportunities. Based on these considerations, the Committee determined it was appropriate to grant Mr. Demchak total incentive compensation of $17,500,000 for performance year 2023.

2023 NEO compensation decisions

As described above and in the following sections, the Committee determined that it was appropriate to award incentive compensation that was at, or slightly above, the target amount for each NEO. The paragraphs below set out the key achievements of each NEO during 2023. In addition to the 2023 performance considerations described above, the Committee also reviewed each NEO’s performance with the CEO and considered specific individual achievements, as described in the paragraphs below.

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COMPENSATION DISCUSSION AND ANALYSIS

The charts below (and for the CEO’s pay above) show the base salary for 2023 for each executive, and the annual cash and long-term equity-based incentives awarded in 2024 (for 2023 performance). The blue and orange portions of each circle show the amount of total compensation that is at-risk and not guaranteed.

  Robert Q. Reilly

  Executive Vice President and Chief Financial Officer

∎	During a tumultuous year in the banking industry, Mr. Reilly continued to provide strong, consistent leadership of our finance and realty services functions, including our investor relations, mergers and acquisitions, tax, supply chain departments, and expanded his responsibilities to include PNC’s enterprise change departments.
∎	Mr. Reilly remained focused on expense management, resulting in core expenses remaining well controlled in 2023, increasing approximately 1% from 2022, resulting in 2% growth in adjusted pretax pre-provision earnings (PPNR) and positive adjusted operating leverage.
∎	Mr. Reilly oversaw PNC’s continuous improvement program (CIP) to drive efficiencies across PNC to reinvest savings in expansion markets, technology and our employees. In mid-2023 PNC increased its initial CIP target by $50 million to $450 million and Mr. Reilly once again exceeded this target.
∎	Mr. Reilly is an experienced and visible financial services CFO. He continued to exhibit strong leadership by providing clients, customers, investors and other stakeholders with clear and transparent communications during a volatile year in the industry.
∎	Under Mr. Reilly’s leadership, the finance and realty services functions maintain a robust succession management process, including regular talent reviews, and have developed strong internal talent pipelines through his focus on inclusion and employee development.

  Michael P. Lyons

  President and Head of Corporate & Institutional Banking (“C&IB”)

∎	During a tumultuous year, Mr. Lyons led a resilient C&IB business which emerged as a source of strength and stability for clients. Mr. Lyons continued to build PNC’s national franchise, generate a record number of new clients, and gain market share across PNC’s footprint. He also continued to invest heavily in capabilities across C&IB, including record technology investments in 2023.
∎	C&IB’s performance in new markets exceeded expectations, driven by cross-sales and its fee-based businesses. C&IB’s Treasury Management platform delivered another year of record revenue during 2023 and this business remains a key differentiator of C&IB’s products as compared to other competitors.
∎	Mr. Lyons oversaw the creation of new products designed to address customer needs, such as PNC Claim Predictor, an AI and machine learning-enabled solution that helps healthcare organizations proactively identify inaccurate insurance claims prior to submission for payment.
∎	In addition to strengthening PNC’s balance sheet, Mr. Lyons led the acquisition of $16.6 billion in capital commitments facilities from Signature Bridge Bank, N.A., building on PNC’s suite of offerings for the private equity industry.
∎	Mr. Lyons effectively recruited and retained high-performing talent during 2023 and continued workplace initiatives to help develop junior employees.

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  E William Parsley, III

  Executive Vice President and Chief Operating Officer

∎	As Chief Operating Officer of PNC, Mr. Parsley continued his strong leadership and successful oversight of several of our functions, including asset and liability management, capital and liquidity strategy, regulatory stress testing, and the mortgage and home lending businesses.
∎	Under Mr. Parsley’s leadership, PNC continued to maintain strong capital and liquidity positions and built CET1 capital to 9.9%. Additionally, PNC is well-positioned to address proposed regulatory changes related to the Basel III endgame and remains well above regulatory minimum requirements inclusive of the estimated impact from the proposed changes.
∎	On the retail lending side, Mr. Parsley improved the credit card line of business, including the addition of experienced new leadership. He oversaw the creation of new products designed to address customer needs in the mortgage lending space, such as the construction-to-permanent loan product offering a single solution for financing new home builds, which combines a construction loan and permanent mortgage in one product.
∎	Mr. Parsley effectively oversaw various elements of PNC’s risk management and planning processes, including PNC’s balance sheet management and CCAR process, and demonstrates strong leadership in quickly resolving PNC customer-impacting issues.

Deborah Guild

Executive Vice President, Head of Enterprise Technology & Security

∎	During 2023 Ms. Guild continued to strengthen PNC’s cybersecurity capabilities, including efforts to deter text-based attacks targeting PNC customers and block email-to-SMS messages using PNC’s brand, resulting in a 95% reduction in reported text-based phishing.
∎	Ms. Guild continues to oversee the AI and Intelligent Automation center, which partners with lines of business to harness opportunities around AI, such as with the development of PNC’s new Claim Predictor product for the C&IB business, while rigorously evaluating potential benefits and risks.
∎	During the year, Ms. Guild increased operational resilience throughout the enterprise, including by strengthening PNC’s monitoring capability using new technology from Ookla, LLC known as “Downdetector®” to detect outages and service issues in near real-time.
∎	As a recognized technology leader in the financial services industry, Ms. Guild was selected to chair the Financial Services Sector Coordinating Council (FSSCC), serving as sector representative to collaborate with U.S. government agencies and lead coordination of critical infrastructure and homeland security activities within the financial services industry.
∎	Ms. Guild continues to focus on developing and promoting high-performing employees through effective career movement and development, and uses innovative workplace initiatives, such as waiving four-year degree requirements for technology jobs, to help PNC compete for top technology talent.

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COMPENSATION DISCUSSION AND ANALYSIS

Five-year RSU retention awards

As an integral part of our talent philosophy, PNC actively cultivates a culture of internal growth and works to sustain and retain a robust talent pipeline well-versed in PNC’s corporate values. Recognizing the disruptive and costly nature of losing key talent, as part of its regular talent management review, PNC may consider granting an additional five-year equity-based recognition award to individual members of senior management when warranted. These awards are intended to serve distinct retention objectives or acknowledge significant promotions of senior leaders throughout the organization, and, in very select circumstances, may be awarded to executive officers. As part of this program, Ms. Guild received a five-year restricted share unit award (“5-Year RSU”) with a grant date value of $2,000,000 in February 2023. Ms. Guild was not a NEO in any prior years.

In determining the grant of this award, the Committee reviewed the overall technology labor market, which remains fiercely competitive and characterized by a constant demand for top-tier talent across all industries. Ms. Guild is a visible leader across the technology industry with three decades of experience in financial services. The financial services industry faces an ongoing challenge in securing and retaining technology leadership adept in cutting-edge technology and cybersecurity. In addition to the heightened emphasis on technology talent, particularly as it relates to regulatory expectations within the financial services industry, the Committee also considered the importance of technology to PNC’s strategic objectives. As previously mentioned, one of PNC’s core strategic priorities is to leverage technology to create efficiencies that help us better serve customers. The Committee granted Ms. Guild this 5-Year RSU in recognition of our technology leadership’s indispensable experience and expertise in achieving these objectives.

In determining the $2,000,000 grant date value of Ms. Guild’s award, the Committee conducted a comprehensive review of similarly positioned executives while considering the five-year term of the award. The 5-Year RSU awards span a five- year vesting period, with 25% vesting on each of the 3rd and 4th anniversaries of the grant date and the remaining 50% on the 5th anniversary of the grant date. This award does not include the ability to continue vesting following a qualifying retirement and has a maximum payout of 100% of target. This award incorporates the same risk-based performance metrics as the PSUs and RSUs previously described, with the potential to decrease payouts based on objective and subjective risk management evaluations.

Prior long-term incentive awards

At meetings held on January 30 and February 16, 2024, the Committee also approved payouts from awards that had previously been granted to each of our NEOs. The Committee evaluated performance and risk-based metrics for the outstanding long-term incentive awards that vested based on performance for the period ended December 31, 2023. The Committee approved a payout for each award in accordance with the terms and conditions of the applicable award agreement.

Grant Year	Type of Award	Grantees	Performance Period	Payout	Form of Payment

2021	Restricted Share Units	All NEOs	2021–2023	100% vested (2023 Tranche)	Paid in stock
2022			2022–2024
2023			2023–2025

2021	Performance Share Units	All NEOs	2021–2023	105.56%	Paid in stock
2022			2022–2024	Not applicable (three-year performance period not completed)	Not applicable
2023			2023–2025

RSUs. The RSUs vest in annual installments over three years. At a meeting held on January 30, 2024, the Committee determined that the risk-based performance criteria had been satisfied for the 2023 tranche of each of the outstanding RSU grants awarded to the NEOs in 2021, 2022 and 2023, and those tranches vested 100%.

PSUs. The PSUs vest based on performance over a three-year period. At a meeting held on February 16, 2024, the Committee determined that the PSU grants awarded to each NEO in 2021 had vested and that the risk performance criteria had been satisfied. The Committee approved a payout of 105.56% for the 2021 PSU award.

The 2021 PSU awards have the same material terms and conditions as the 2023 and 2024 PSUs. The Committee reviews PNC’s ROE and EPS growth for each year of the three-year performance period. Under the terms of the 2021 PSU awards, we adjust these two metrics, as appropriate, for certain items, including discontinued operations (under GAAP), acquisition costs and merger integration costs, changes in U.S. federal tax law, and the net impact on PNC related to the sale of its equity stake in BlackRock. (See Annex A for a reconciliation of non-GAAP financial measures to GAAP, and for additional information about the adjustments to GAAP measures.)

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Once the three-year performance period ends, we take the average of each metric over the performance period to determine an overall corporate performance factor. We compare our average annual ROE to previously disclosed performance targets and compare our average year-over-year EPS growth to our peer group, consistent with the grid below:

	2021 PSU Award (2021-2023 Performance Period)	Three-year average EPS growth, as adjusted (relative)
		PNC percentile rank (25th percentile or below)	PNC percentile rank (50th percentile)	PNC percentile rank (75th percentile or above)
Three-year average ROE, as adjusted (absolute)	13.00%	100.0%	125.0%	150.0%
	11.50%	87.5%	112.5%	137.5%
	10.50%	75.0%	100.0%	125.0%
	9.50%	62.5%	87.5%	100.0%
	8.00%	50.0%	75.0%	87.5%
	Below	0.0%	25.0%	50.0%

Impact from PNC’s sale of its equity stake in BlackRock phased out in 2021. The calculated adjustment for the net impact on PNC related to the sale of its equity stake in BlackRock impacted PNC’s adjusted ROE calculation for the 2021 performance year only. There were no Blackrock-related adjustments to ROE for either the 2022 or 2023 performance years since this Blackrock-related impact phased out in 2021.

Limited discretion under 2021 PSU award. The limited discretionary provisions of the 2021 PSU are the same as the provisions described earlier relating to the 2023 PSU awards: The Committee may consider other unusual or nonrecurring adjustments in determining the corporate performance factor and final payout percentage. In addition, the Committee may reduce or increase the payout under the award to maintain the intended economics of the award in light of changed circumstances — meaning external events affecting PNC, its financial statements or members of its peer group that are substantially outside of PNC’s control and could not reasonably be planned for as of the grant date.

In determining the corporate performance factor and final payout percentage, the Committee did consider the unusual or nonrecurring adjustment related to a special assessment by the FDIC following the bank failures that occurred in March 2023. Following these bank failures, the FDIC invoked the systemic risk exception to support uninsured depositors of the failed institutions. To recover losses to the Deposit Insurance Fund, the FDIC levied a special assessment to be collected from PNC and other bank holding companies, including all of PNC’s peers. When considering the payout for the 2021 PSU awards, the Committee discussed the significant impact to expenses of the $515 million FDIC special assessment, an event outside of PNC’s control. In calculating ROE and EPS growth, the Committee adjusted expenses to remove this unusual and recurring expense for both PNC and PNC’s peers. The Committee did not consider workforce reduction charges in its determination of the final payout percentage for the 2021 PSU awards. The FDIC special assessment adjustment resulted in a final payout percentage of 105.56%. Without this adjustment, the formulaic final payout percentage for the PSUs was 102.54%.

Compensation policies and practices

The Committee adopts policies and procedures to assist in the fulfillment of its duties, and we describe some of the significant policies and procedures in this section. In addition to formal policies and procedures, the Committee has several practices that it follows in the fulfillment of its duties and responsibilities. Some of those practices are described below.

Compensation and risk

The Committee evaluates the risks inherent in the incentive compensation program. For a detailed discussion of how the Committee evaluates risk, see “Compensation and Risk” in this proxy statement.

Independent compensation consultant

The Committee retains Meridian Compensation Partners, LLC as its independent compensation consultant. For a discussion of this relationship and the considerations the Committee takes into account when determining independence, see the discussion under the heading “Corporate Governance—Board committees—Human Resources Committee.”

Peer group

The Committee selects a peer group each year. We use this group to help measure relative performance and to determine payouts under our long-term incentive awards. We also use this group for general compensation comparisons. In approving a peer group, the Committee analyzes several factors, including the mix and complexity of businesses, the

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COMPENSATION DISCUSSION AND ANALYSIS

markets being served, market capitalization, asset size and changes resulting from mergers or shifts in strategic direction. We also look at the companies with whom we generally compete for talent. We use the same peer group for both performance and compensation comparisons.

Each year, the Committee reviews the composition of the peer group with management and its independent compensation consultant. For 2023, the Committee believed that the existing peer group generally provided a balanced mix of institutions considering our size, mix and scope of businesses, products and services, and sources of executive talent.

The peer group currently includes the following 11 companies, with assets and market capitalization for PNC and our peer group measured as of December 31, 2023 and revenue for PNC and our peer group measured for the full year:

Peer Group Company	Ticker Symbol	Peer	Assets (in billions)	Peer	Revenue (in billions)	Peer	Market Capitalization (in billions)
Bank of America Corporation	BAC	JPM	$3,875.4	JPM	$158.1	JPM	$489.3
Capital One Financial Corporation	COF	BAC	$3,180.2	BAC	$98.6	BAC	$265.8
Citizens Financial Group, Inc.	CFG	WFC	$1,932.5	WFC	$82.6	WFC	$177.1
Fifth Third Bancorp	FITB	USB	$663.5	COF	$36.8	USB	$67.4
JPMorgan Chase & Co.	JPM	PNC	$561.6	USB	$28.0	PNC	$61.6
KeyCorp	KEY	TFC	$535.3	TFC	$23.4	COF	$49.9
M&T Bank Corporation	MTB	COF	$478.5	PNC	$21.5	TFC	$49.2
Regions Financial Corporation	RF	CFG	$222.0	MTB	$9.6	FITB	$23.5
Truist Financial Corporation	TFC	FITB	$214.6	FITB	$8.7	MTB	$22.8
U.S. Bancorp	USB	MTB	$208.3	CFG	$8.2	RF	$17.9
Wells Fargo & Company	WFC	KEY	$188.3	RF	$7.6	CFG	$15.5
		RF	$152.2	KEY	$6.4	KEY	$13.5

After a review by the Committee, the peer group for 2024 remained unchanged from 2023.

Executive stock ownership and retention requirements

Our executive officers historically have held a significant portion of their assets in the form of our common stock (or other equity-based instruments that reflect the performance of our common stock). The Committee believes it is important to require our executive officers to meet minimum stock ownership guidelines, denominated in PNC shares.

Each executive officer must meet additional ownership requirements, even after meeting the original ownership target. The ownership requirements increase the number of PNC shares that an individual must own over time with an ongoing retention requirement. This retention requirement provides that as new equity awards vest, designated executives must retain a percentage of the stock, which they must generally hold until they retire or leave PNC. This ownership policy reflects compensation awards over an executive’s career and ties an executive’s personal wealth closely to the long-term performance of PNC and the interests of our shareholders.

Equity interests that count toward satisfaction of the ownership guidelines include:

1.	Shares owned outright by the officer, or his or her spouse and dependent children;

2.	Restricted shares (subject to time-vesting requirements); and

3.	Certain equity awards and shares or stock units held in a benefit plan.

We do not permit executives to count unvested performance-based securities (i.e., the PSUs) toward satisfaction of the guidelines. The guidelines are as follows:

Officer/Category	Base ownership requirement (in shares)	Base ownership requirement (in dollars)(1)	Ongoing retention requirement (as a % of newly vested equity)

CEO	125,000	$19,356,250	33%

All other NEOs(2)	25,000	$ 3,871,250	25%
(1)	Value based on the PNC common stock closing price of $154.85 per share on December 29, 2023 (the last trading day of the year).
(2)	Certain other senior executives, including generally all executive officers, are also subject to stock ownership guidelines.

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Newly hired or promoted executives who become subject to these guidelines will have up to six years to satisfy the guidelines. Under the policy, the Committee considers the circumstances of an executive’s failure to comply with the policy when making compensation decisions for that executive. At the time of the compensation decisions, the Committee determined that all of our NEOs complied with the policy.

Clawback and forfeiture

Dodd-Frank Recoupment Policy. On August 9, 2023, the Committee adopted the Dodd-Frank Recoupment Policy as required by the final rules under the Dodd-Frank Act and NYSE listing standards. The Dodd-Frank Recoupment Policy requires us to recoup any excess incentive compensation paid to current or former executive officers based on financial statements that were required to be restated due to material noncompliance with financial reporting requirements, without regard to any fault or misconduct. Our Dodd-Frank Recoupment Policy became effective on October 2, 2023.

The Dodd-Frank Recoupment Policy is a standalone clawback policy that exists in addition to our Incentive Compensation Adjustment and Clawback Policy (“PNC Clawback Policy”), which is described in detail below.

1.	In the event of a triggering event under the Dodd-Frank Recoupment Policy, the Committee will first apply the terms of the Dodd-Frank Recoupment Policy.

2.

Following application of that policy, to the extent any adjustment or clawback under the PNC Clawback Policy should additionally be applied, the Committee will then apply the PNC Clawback Policy to any covered incentive compensation.

Updates to PNC Clawback Policy. Since 2013, PNC has maintained a formal “clawback” policy that applies to our NEOs and other executive officers, as well as other senior executives and those employees receiving equity-based compensation. The Committee reviews and updates this clawback and incentive adjustment policy on a regular basis. During 2023, the Committee approved an update to this policy to add a clawback of all incentive compensation, whether vested or unvested, in the event of certain “detrimental conduct” events for current and former executive officers. Previously, these same detrimental conduct provisions applied only to unvested long-term incentive compensation for all equity recipients.

A summary of the updated PNC Clawback Policy is provided in the chart and paragraphs below.

Clawback for inaccurate metrics. For purposes of the clawback for materially inaccurate performance metrics, performance metrics include any metric, including corporate financial results, used directly or indirectly to determine whether incentive compensation is to be provided to an executive (or group of executives) or to determine the amount of any such compensation. The portion of the incentive compensation that represents the excess over what would have been provided if there had been no material inaccuracy in the performance metric will be subject to clawback. The Committee retains discretion, to the extent legally permissible, to determine that it would not be in PNC’s best interests to

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seek to enforce the clawback. This clawback for materially inaccurate performance metrics will not apply to any incentive compensation that has previously been subject to a recoupment obligation under the Dodd-Frank Recoupment Policy.

	Clawback		Negative Adjustments/Forfeiture

Trigger:	Inaccurate Metrics Applies to incentive compensation awarded as the result of materially inaccurate performance metrics (see below for additional details)	Detrimental Conduct Applies when an individual commits fraud, misappropriation, or embezzlement; or is convicted of a felony	Risk Metrics Performance May apply when there is less than desired performance against corporate or business unit risk metrics, as applicable

Risk-Related Actions

May apply when an individual’s actions, or the failure to act, either as an individual or supervisor, demonstrates a failure to provide appropriate consideration of risk (see below for additional details)

Competitive Activity

Applies when an individual engages in competitive activity without prior consent — either as an employee of PNC or for one year after employment

Detrimental Conduct Applies when an individual commits fraud, misappropriation, or embezzlement; or is convicted of a felony
Applies to:	All incentive compensation — vested or unvested		Unvested long-term incentive compensation
Employees affected:	NEOs and other senior leaders	All current or former executive officers	NEOs and other senior leaders	All equity recipients	All equity recipients (except current or former executive officers)

Adjustment for risk-related actions. For purposes of the negative adjustment resulting from risk-related actions, the Committee may reduce or cancel unvested long-term incentive compensation granted to an employee who takes action (or fails to take action) that results in, or is reasonably expected to result in, a material adverse impact to PNC or a business unit, such as:

∎	Not following applicable risk management policies or procedures;

∎	Disregarding the significant risks associated with a course of action for which the employee is responsible;

∎	Violating (or permitting or enabling PNC to violate) statutory or regulatory requirements; or

∎	Not escalating risk concerns to appropriate individuals, committees or other governing bodies.

This applies to individual employees who took risk-related actions (or failed to act) and their supervisors.

Examples of adverse risk-related impacts. The types of adverse impacts could include matters such as impacts to the financial performance, capital or liquidity positions, reputation operations (including compliance, business continuity, technology and information security) or business prospects of PNC or a business segment or corporate function within PNC.

The negative adjustment resulting from risk-related actions allows PNC to recoup unvested equity awards from recipients whose inappropriate risk-taking activities have resulted in, or are expected to result in, a material adverse impact to PNC in the future. By doing so, we can further balance the risks in our incentive arrangements by accounting for both forward- and backward-looking risk adjustments.

Disclosure of clawback of adjustment actions under PNC Clawback Policy. The policy provides that if PNC applies the PNC Clawback Policy to recoup or clawback incentive compensation or negatively adjust incentive compensation as a result of risk-related actions and the underlying factual circumstances are otherwise publicly reported by PNC in a filing with the SEC or in disclosure that would otherwise meet the requirements for public disclosure by PNC under the SEC’s Regulation FD, or are disclosed by a third party in a publicly available court or administrative filing, then PNC will disclose

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in the proxy statement for its annual shareholder meeting, a current report on Form 8-K or other public filing made by it with the SEC or a posting in a clearly identifiable location in the Investor Relations section of its corporate website:

∎

a general description of the circumstances giving rise to the incentive compensation recovery or adjustment, including items such as the number of employees, seniority of employees and line of business impacted; and

∎	the aggregate amount of incentive compensation recovered or adjusted.

PNC may limit such disclosure if it would be likely to result in, or exacerbate, any existing or threatened employee, shareholder or other litigation, arbitration or proceeding against PNC.

Adjustments following termination of employment. Adjustments following termination of employment. In circumstances where the PNC Clawback Policy requires or permits an adjustment, PNC may pursue the adjustments against affected covered employees after termination of their employment with PNC for any reason.

Approval of severance agreements

We have a Board-approved policy regarding shareholder approval of future severance arrangements. Under this policy, PNC will not enter into an arrangement with an executive officer that provides for additional severance benefits in an amount exceeding 2.99 times the sum of the executive officer’s annual base salary and target bonus for the year of termination, unless the future severance arrangement is approved by the affirmative vote of a majority of votes cast by shareholders on the matter.

The Board retains the right to amend, terminate or waive the policy and will promptly disclose any such change. We have made this policy available in the Governance Documents section of www.pnc.com/corporategovernance.

None of our change of control agreements contain any excise tax “gross-up” provisions. For a more detailed discussion on change of control agreements, see “Change of Control and Termination of Employment—Change of control agreements” in this proxy statement.

Limiting perquisites

The Committee believes in limiting the number and value of perquisites provided to our executives. We consider a benefit to be a perquisite or personal benefit unless its purpose is clearly and exclusively business-related. We determine the value of perquisites based on their incremental cost to us.

The principal perquisites we may provide to our executive officers include financial consulting and tax preparation services and limited personal use of corporate aircraft. Two NEOs also remain eligible to receive executive physicals under a legacy program that we no longer offer. The perquisites we provide to our executive officers under the program do not include any tax “gross ups.”

During 2023, PNC provided physical security services to Mr. Demchak due to verified incidents regarding his personal safety. PNC determined it was in the Company’s business interest to introduce these security measures for his safety and security. We view these security services as a necessary and appropriate business expense but have reported the incremental costs of these services to us in the “All Other Compensation” column in the Summary compensation table because these measures may be viewed as conveying a personal benefit to Mr. Demchak.

Certain executives, including all currently employed NEOs (other than our CEO), receive a $10,000 allowance for personal aircraft usage. As the Committee has previously recommended that our CEO take all flights (personal or business) on the corporate aircraft, the Committee has approved an allowance not to exceed $100,000 for personal flights taken on the corporate aircraft by our CEO. The cost of any personal flights taken on the corporate aircraft that exceed the applicable allowance are reimbursed by the executive pursuant to the terms of a time-sharing agreement between the executive and PNC.

Due to certain operational restrictions and administrative efficiencies, we operate our corporate aircraft under Federal Aviation Administration rules and regulations that limit our ability to accept reimbursement for personal aircraft usage unless an individual has a time-sharing agreement. The time-sharing agreement provides a mechanism to obtain reimbursement from the executive. The costs paid by an executive under the terms of the agreement include incremental costs, as well as a federal excise tax and other fees. For flights subject to a time-sharing agreement, the executive is required to pay us for the following costs:

∎	fuel, oil, lubricants and other additives;

∎	travel expenses of crew, including food, lodging and ground transportation;

∎	hangar and tie-down costs away from the aircraft’s base of operation;

∎	insurance obtained for the specific flight;

∎	landing fees, airport taxes and similar assessments;

∎	custom, foreign permit and similar fees directly related to the flight;

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COMPENSATION DISCUSSION AND ANALYSIS

∎	in-flight food and beverages; and

∎	passenger ground transportation.

The Committee has adopted an aviation policy and written procedures to document the principles to be applied in determining the classification of a flight as business or personal and the calculation of aggregate incremental costs for perquisite purposes, including definitions of personal use, enhanced methods for allocating costs between business and personal use in complex situations and an approach for capturing deadhead flights, where appropriate, in the calculation of incremental costs for personal use of the corporate aircraft.

Guidelines on the use of discretion

The Committee has adopted guidelines on using discretion in incentive compensation plans. Under these guidelines, the use of discretion will be exercised, when permitted under a plan, so that incentive compensation awards are reasonably aligned with risk-adjusted performance. Certain plans have discretionary and formulaic components, while other plans are fully discretionary. For plans with both discretionary and formulaic components, the guidance provides, among other things, that a discretionary increase in otherwise formulaically determined incentive compensation should be based on behaviors, actions or results that are deemed to be extraordinary, exceed expectations or provide significant direct or indirect benefits to PNC or our businesses. At the same time, a discretionary reduction in compensation should be based on behaviors, actions or results that fail to meet expectations or negatively impact our performance, reputation or work environment. The guidelines specifically address the need to evaluate both risk-taking behaviors during the performance year, as well as the outcome of prior risk-taking behaviors, when making discretionary incentive compensation decisions. In addition, managers are generally required to document how discretion was applied considering risk-taking behaviors and outcomes in employees’ performance evaluations or incentive compensation recommendations, particularly for our most senior executives.

Restrictions on trading, hedging and pledging

Our Code of Business Conduct and Ethics and related policies, which apply to our employees and directors, include anti-hedging provisions that prohibit all employees and directors from day trading or short selling PNC securities and from engaging in transactions in any derivative of PNC securities (other than securities issued under a PNC compensation plan), including buying and writing options.

We prohibit certain employees, including all executive officers, and our directors from purchasing or selling our securities beginning the 16th day of the last month of each calendar quarter until the second business day after we release our earnings for that quarter. We may also impose additional trading restrictions on certain employees, including our executive officers, and our directors due to the availability of material non-public information regarding PNC or our securities. In addition, we require certain employees, including all executive officers, to pre-clear personal investments (other than in specified types of securities) made by them or any of their immediate family members.

Additionally, we do not allow directors, executive officers and certain other senior employees to pledge PNC securities. These restrictions also generally apply to immediate family members of the covered employees and directors.

Consideration of tax deductibility

Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") does not generally allow a company to deduct compensation over $1 million paid to certain executive officers. Although the Committee considers the deductibility of expenses when it makes compensation decisions, the Committee believes in maintaining the flexibility and competitive effectiveness of the executive compensation program. The Committee retains the discretion to establish the compensation paid to the NEOs as the Committee determines to be in the best interests of PNC and its shareholders, and without regard to any limitation provided in Section 162(m). Tax deductibility, while an important consideration, is analyzed as one component of the overall program.

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COMPENSATION DISCUSSION AND ANALYSIS

Glossary of performance metrics

This glossary describes some of the performance metrics that the Committee may use to evaluate performance and make compensation decisions.

Capital and risk metrics
∎ Capital ratios

Bank regulators have established risk-based and leverage capital ratios to evaluate our capital adequacy and financial strength. The regulatory capital rules establish certain minimum requirements for these ratios, as well as a capital conservation buffer requirement, in order to avoid limitations on capital distributions and certain discretionary incentive compensation payments. For the four-quarter period beginning Oct. 1, 2023, PNC and its banking subsidiary, PNC Bank, National Association, must maintain a common equity Tier 1 capital ratio of at least 7.0%, which is the regulatory minimum. PNC currently exceeds all required regulatory capital ratios.

Expense metrics
∎ Efficiency ratio

The efficiency ratio is a measure of how effectively a company is utilizing the resources generated by operations during the year. The ratio divides our noninterest expense (such as compensation and benefits, occupancy costs, equipment and marketing) by our revenue. Consequently, a lower efficiency ratio is an indication that resources are being used more effectively. A bank’s efficiency ratio will be affected by its particular business model. We calculate risk-adjusted efficiency ratio by adding our net charge-offs incurred during the year to our noninterest expense, which helps to show the quality of our overall credit decisions, as net charge-offs represent the actual credit losses that we incur.

Profitability metrics
∎ Earnings per share (EPS) and EPS growth

EPS is a common metric used by investors to evaluate the profitability of a company. It shows the earnings (net income) attributable to common shareholders we make on each outstanding share of common stock. While EPS represents a specific dollar amount, EPS growth represents the percentage growth of EPS over the previous year. EPS growth helps us to compare our annual earnings strength to our peer group.

∎ Return on assets (ROA)

Investors often evaluate banks by their asset size, with loans and investment securities making up the largest components of assets. ROA is our full-year net income divided by our full-year average assets and represents how efficiently we use assets to generate net income.

∎ Return on equity (ROE)

Return on equity measures profitability by showing how much profit we generate (net income) with the money our shareholders have invested (equity). It shows how efficiently we deploy our investors’ funds. Return on equity measures total annual net income divided by average total shareholders’ equity.

Revenue metrics
∎ Net interest income

Net interest income measures interest income (the revenue generated from lending and other activities) less all interest expenses (such as interest paid on deposits and borrowings). It is a good bank performance indicator as it measures how effectively a bank has deployed its funding sources.

∎ Noninterest income

Noninterest income measures the fees and other revenue we derive from our businesses (other than interest income). A healthy mix of net interest income and noninterest income provides diverse earnings streams and lessens a bank’s reliance on the interest rate environment.

Valuation metrics
∎ Tangible book value per share

This financial measure takes our total tangible common shareholders’ equity (it excludes intangible assets such as goodwill) and divides that by the number of shares outstanding. This provides investors with an objective valuation method and allows them to compare relative values of similar companies.

∎ Total shareholder return (TSR)

TSR is a common metric used to show the total returns to an investor in our common stock. The TSR considers the change in stock price from the beginning of the measurement period, as well as the reinvestment of any dividends paid during the measurement period.

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COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with PNC’s management, and based on our review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Human Resources Committee of the Board of Directors of

The PNC Financial Services Group, Inc.

Debra A. Cafaro, Chair

Andrew T. Feldstein

Richard J. Harshman

Robert A. Niblock

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COMPENSATION AND RISK

This section explains how we consider risk at PNC, how the Board administers its risk management function related to compensation and risk, and the relationship between risk management, performance and compensation. We also discuss the risk reviews presented to the Human Resources Committee and the methodology we use to assess the potential risks in our incentive compensation plans.

Risk management at PNC

We encounter risk as part of the normal course of operating our business. The successful execution of our strategy requires effective management of the risks we decide to take to maintain the trust of our customers and provide the best overall customer experience.

We want our decisions to reflect our desired risk appetite. It is our responsibility to establish an enterprise risk management framework that facilitates risk management for the benefit of our customers and shareholders.

Enterprise risk appetite statement

We dynamically manage our risk appetite to optimize long-term shareholder value while supporting our employees, customers, and communities. In doing so, we:

∎	Achieve our business objectives and protect our brand by accepting risks that are understood, quantifiable, and analyzed through all phases of the economic cycle.

∎	Earn trust and loyalty from all stakeholders, including employees, customers, communities, and shareholders.

∎	Reward individual and team performance by taking into account risk discipline and performance measurement.

∎	Practice disciplined capital and liquidity management so that we can operate effectively through all economic cycles.

At the highest level, our risk appetite is set to maintain capital levels above our policy limits through a range of economic scenarios.

We strive to embed a culture of risk management throughout PNC. With each of our employees, we reinforce the importance of managing risks in executing on our strategic objectives and in support of our desired risk appetite.

We approve our Enterprise Risk Management Framework and key risk policies at the Board level. We discuss our risk management approach in the Risk Management section of Item 7 of our Form 10-K for the year ended December 31, 2023.

We reflect our desired enterprise risk appetite by helping to ensure that our performance management and compensation arrangements for all employees are balanced in ways that do not create incentives for imprudent or excessive risk-taking, are designed to provide a superior customer experience and are reflective of our business model, management structure and risk appetite.

Our compensation philosophy supports and reflects PNC’s risk appetite and risk management culture. Our risk policies and procedures guide our management decisions, including how we pay employees. By setting and communicating our risk appetite in advance, we seek to manage and control the risks that employees can take or influence, consistent with their roles and responsibilities.

All employees have performance goals tied to business and individual performance, but each employee, no matter their role at PNC, also has customer focus and risk management goals. We evaluate employee performance against these goals, in addition to considering risk outcomes from actions taken in prior years. We incorporate this comprehensive evaluation of employee risk management into our performance and incentive compensation decisions. In addition, all employees are encouraged to collaborate across groups to identify and mitigate risks and elevate and address identified issues or concerns.

Our compensation program is designed to encourage management of risk within our appetite and discourage inappropriate risk-taking by granting a diverse portfolio of incentive compensation awards to our executives and other senior employees that is expected to reward desired behavior over time. Specifically, we balance our portfolio of awards

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COMPENSATION AND RISK

between fixed and variable compensation; cash and equity-based compensation; and annual and long-term compensation. We base awards on the Committee’s assessment of a variety of quantitative and qualitative performance measurements, both on an absolute and a relative basis. Compensation decisions also rely on discretion to consider other factors, such as effective risk management, delivering a superior customer experience, compliance with controls and ethical duties, commitment to diversity and inclusion, competition for top talent, market-based pay levels and the need to attract and engage our leaders.

As discussed in the CD&A, the long-term incentive program includes grants to NEOs and certain other executives that include a risk-based performance metric. Payouts under these grants could be forfeited if we do not meet the CET1 Ratio described in “Compensation Discussion and Analysis—Our compensation program—Incentive compensation program.” We also have a broad-based clawback and incentive compensation adjustment policy as described in “Compensation Discussion and Analysis—Compensation policies and practices—Clawback and forfeiture.”

We maintain an equity program for approximately 158 senior leaders below the executive levels that is designed to help ensure that their incentive compensation awards reflect risk-adjusted performance outcomes that would pay out, if at all, over a three-year period. These senior leaders receive a portion of their incentive compensation in an equity-based award that is subject to the same risk-related performance metric that will be applied to the PSU and RSU grants made to NEOs and certain other executives. Additionally, the equity award agreements for these senior leaders all contain an enterprise-wide risk-based review trigger, while the agreements for senior leaders in business segments (as opposed to those in administrative or control functions) contain an additional, business-specific risk-based review trigger. If a risk-based review is triggered, the applicable review committee will determine whether a downward adjustment is warranted, up to a complete cancellation of the share units in that year’s tranche.

Risk review of compensation plans

Our Chief Risk Officer reports at least quarterly to the Human Resources Committee to discuss risk management and review the connection between effective risk management and incentive compensation. The Chief Risk Officer also presents the Committee with a risk assessment for each of our principal business units and a collective assessment of staff functions, including finance, human resources, legal, operations and technology. In addition, we maintain at least one director who is a member of both the Human Resources and Risk Committees. At present, PNC’s Presiding Director, Andrew T. Feldstein, who is a member of the Risk Committee, also serves on the Human Resources Committee.

We also have systematically identified individuals who could potentially expose us to material amounts of risk or financial loss. As with our incentive compensation risk assessment described below, we have established a cross-functional team that continues to identify and monitor these individuals. These individuals are subject to a supplemental risk management review as part of the performance management process by the Chief Risk Officer and his designees; we take this review into account when determining incentive compensation awards for our most senior executives.

We have developed a standardized governance framework for our incentive compensation plans to help monitor and validate that our plans balance risk and reward, comply with applicable laws and regulations, demonstrate fiscal responsibility and maintain an appropriate customer focus. This framework helps to ensure that we have the appropriate procedures, controls and independent challenges in place to do so. We continue to assess and, where appropriate, modify our incentive compensation plans in accordance with this framework to help ensure our plans appropriately reflect risk considerations, including the management of identified issues, the duration of the risks, and alignment with our desired risk appetite. Examples of incentive plan modifications include:

∎	Adding or increasing the visibility of risk and customer focus metrics to plans based on the structure of the plan and the nature of the business and the roles of participants

∎	Adding or formalizing language around delaying award payments or recapture or reduction of payments where subsequent risk metrics indicate excessive risk-taking

∎	Enhancing documentation of the plan design and use of discretion in non-formulaic plans at the pool funding, business allocation or individual award level

Based on our approach to risk management, our comprehensive incentive plan governance framework, our risk assessments for significant businesses and staff functions, and the inclusion of risk-based metrics in our long-term incentive compensation programs, we believe that the risks arising from our compensation plans, policies and practices are not reasonably likely to have a material adverse effect on PNC.

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COMPENSATION TABLES

Summary compensation table

			Stock Awards ($)(b)
Name & Principal Position	Year	Salary ($)(a)	Annual Stock Award ($)	Other Stock Award ($)	Total Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)(c)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)(d)	All Other Compensation ($)(e)	Total ($)

William S. Demchak	2023	1,200,000	12,750,115	—	12,750,115	4,410,000	792,588	797,603	19,950,306

Chairman and CEO	2022	1,200,000	15,000,015	—	15,000,015	3,050,000	—	223,475	19,473,490

	2021	1,200,000	12,000,025	—	12,000,025	3,800,000	338,606	167,639	17,506,270

Robert Q. Reilly	2023	700,000	2,750,146	—	2,750,146	2,187,500	455,897	45,317	6,138,860

Exec. VP and CFO	2022	700,000	3,250,021	5,571,087	8,821,108	2,050,000	—	43,992	11,615,100

	2021	700,000	2,805,130	—	2,805,130	2,550,000	192,456	43,292	6,290,878

Michael P. Lyons	2023	700,000	5,460,084	—	5,460,084	2,450,000	36,693	22,200	8,668,977

President and Head of	2022	700,000	6,600,091	10,939,578	17,539,669	2,940,000	28,408	17,292	21,225,369

Corporate & Instit. Banking	2021	700,000	5,525,190	—	5,525,190	3,700,000	24,112	23,262	9,972,564

E William Parsley, III	2023	700,000	5,100,109	—	5,100,109	2,700,000	198,119	23,161	8,721,389

Exec. VP and COO	2022	700,000	6,300,365	10,331,946	16,632,311	2,700,000	—	21,600	20,053,911

	2021	700,000	5,525,190	—	5,525,190	3,500,000	67,139	21,400	9,813,729

Deborah Guild*	2023	584,615	1,875,064	2,000,123	3,875,187	1,400,000	26,955	22,343	5,909,100

Exec. VP, Head of Enterprise

Technology & Security

Note: Mr. Demchak served as Chairman, President and Chief Executive Officer through February 2024. Mr. Lyons was promoted from Executive Vice President to President in February 2024, with Mr. Demchak continuing as Chairman and CEO.

*Ms. Guild was not an NEO in 2022 or 2021.

(a)

This column includes any salary amounts deferred by an NEO under qualified (ISP) or non-qualified (DCIP) benefit plans. We describe these plans under “—Non-qualified deferred compensation in fiscal 2023.” See the Non-qualified deferred compensation in fiscal 2023 table in this proxy statement for the aggregate deferrals during 2023.

(b)

For 2023, this column includes (i) for each NEO, the grant date fair value of annual equity awards (whole shares only) calculated in accordance with FASB ASC Topic 718 and (ii) for Ms. Guild only, the grant date fair value of a 5-Year RSU award (whole shares only) calculated in accordance with FASB ASC Topic 718.

The annual equity awards were granted on February 16, 2023, consisting of PSUs and RSUs. The grant date fair value of each PSU and RSU award is calculated using the target number of units underlying the award and a per share value based on the NYSE closing price of our common stock on the date of grant of $158.30. The 5-Year RSU award was granted on February 23, 2023. The grant date fair value of the 5-Year RSU award is calculated using the target number of units underlying the award and a per share value based on the NYSE closing price of our common stock on the date of grant of $158.10.

If PNC’s performance during the applicable measurement period results in the maximum number of units vesting, our NEOs would be entitled to receive a maximum award with a grant date fair value as follows:

	Grant Date Fair Value of Maximum Award

NEO	Performance Share Units	Restricted Share Units	5-Year RSU Award

William S. Demchak	$11,475,009	$5,100,109	—

Robert Q. Reilly	$2,475,179	$1,100,027	—

Michael P. Lyons	$4,913,949	$2,184,065	—

E William Parsley, III	$4,590,067	$2,040,012	—

Deborah Guild	$1,687,478	$750,025	$2,000,123

See "—Grants of plan-based awards in fiscal 2023" for additional information regarding the grants we made in 2023, "—Outstanding equity awards at 2023 fiscal year-end" for additional information regarding equity awards outstanding at December 31, 2023, and "—Option exercises and stock vested in fiscal 2023" for additional information regarding option exercise and stock vesting activity during 2023.

(c)	Our NEOs received an annual incentive award paid in cash early in 2024, which is reflected in this column for the 2023 performance year.

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COMPENSATION TABLES

(d)

The dollar amounts in this column include the increase in the actuarial value of our Qualified Pension Plan, ERISA Excess Pension Plan and Supplemental Executive Retirement Plan. We describe these plans in “—Pension benefits at 2023 fiscal year-end” in this proxy statement. The amounts include both (i) the change in value due to an additional year of service, compensation changes and plan amendments (if any), and (ii) the change in value attributable to other assumptions, most significantly the discount rate.

We do not pay above-market or preferential earnings on any compensation that is deferred on a basis that is not tax-qualified, including such earnings on non-qualified defined contribution plans. For additional information regarding how we calculate the earnings on our deferred compensation plans, see “—Non-qualified deferred compensation in fiscal 2023” in this proxy statement.

(e)

The amounts in this column include, for all NEOs, net of any reimbursements to PNC: (i) perquisites and other personal benefits; (ii) the dollar value of matching contributions made by us to the ISP; (iii) the insurance premiums paid by us in connection with our Key Executive Equity Program; and (iv) the executive long-term disability premiums paid by us.

All Other Compensation for 2023 consisted of the following:

NEO	Perquisites and Other Personal Benefits*	Registrant ISP Contributions	Insurance Premiums**	Other	Total to Summary Compensation Table

William S. Demchak	$739,372	$13,200	$45,031	—	$797,603

Robert Q. Reilly	$11,190	$13,200	$20,927	—	$45,317

Michael P. Lyons	$10,000	$12,200	—	—	$22,200

E William Parsley, III	$10,000	$13,161	—	—	$23,161

Deborah Guild	$10,000	$12,343	—	—	$22,343

*

The dollar amount of the perquisite represents the incremental cost to PNC of providing the benefit. This column includes the cost of financial consulting and tax preparation services for Messrs. Demchak, Reilly and Parsley and the cost of personal use of corporate aircraft by Messrs. Demchak and Lyons and Ms. Guild during 2023. The incremental cost of Mr. Demchak’s use of the aircraft in 2023 was $100,000. Mr. Demchak used his time sharing agreement for flights in excess of this amount during 2023. The incremental cost to PNC of personal aircraft use is calculated by multiplying the total number of personal flight hours by the average direct variable operating costs (including costs related to fuel, maintenance expenses related to operation of the plane during the year, and landing and parking fees) per flight hour for the particular aircraft for the year, plus crew expenses attributable to the personal use. Since the aircraft are used primarily for business travel, we do not include in the calculation the fixed costs that do not change based on usage, such as crew salaries and other maintenance and inspection and capital improvement costs intended to cover a multiple-year period. For Mr. Demchak, this column also includes the cost of physical security services ($628,182) that are in addition to security arrangements provided while at work or on business travel. During 2023, PNC provided physical security services to Mr. Demchak due to verified incidents regarding his personal safety. PNC determined it was in the Company’s business interest to introduce these security measures for his safety and security. We view these security services as a necessary and appropriate business expense, but have reported incremental costs to us of the arrangements because they may be viewed as conveying a personal benefit to him. The NEOs each have a corporate travel credit card not generally available to all employees, for which there is no incremental cost to PNC.

**

We pay premiums for certain of the NEOs in connection with our Key Executive Equity Program, which is a split-dollar insurance arrangement. In addition, we pay long-term disability premiums on behalf of certain of our NEOs. New participants have not been permitted in either program since 2007. The dollar amounts under the “Insurance Premiums” column include the 2023 premiums we paid in connection with our Key Executive Equity Program on behalf of Mr. Demchak ($40,534) and Mr. Reilly ($16,732). These premiums represent the full dollar amounts we paid for both the term and non-term portions of this plan. The amounts under this column also include the long-term disability premiums we paid on behalf of Mr. Demchak ($4,497) and Mr. Reilly ($4,195).

80	THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement

COMPENSATION TABLES

Grants of plan-based awards in fiscal 2023

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(a)			Estimated Future Payouts Under Equity Incentive Plan Awards(b)			Grant Date Fair Value of Stock and Option Awards ($)(c)
Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

William S. Demchak

Annual Incentive Award	—	—	3,900,000	—

PSUs	February 16, 2023				—	48,326	72,489	7,650,006

RSUs	February 16, 2023				—	32,218	32,218	5,100,109

Robert Q. Reilly

Annual Incentive Award	—	—	2,050,000	—

PSUs	February 16, 2023				—	10,424	15,636	1,650,119

RSUs	February 16, 2023				—	6,949	6,949	1,100,027

Michael P. Lyons

Annual Incentive Award	—	—	2,900,000	—

PSUs	February 16, 2023				—	20,695	31,043	3,276,019

RSUs	February 16, 2023				—	13,797	13,797	2,184,065

E William Parsley, III

Annual Incentive Award	—	—	2,700,000	—

PSUs	February 16, 2023				—	19,331	28,997	3,060,097

RSUs	February 16, 2023				—	12,887	12,887	2,040,012

Deborah Guild

Annual Incentive Award	—	—	1,400,000	—

PSUs	February 16, 2023				—	7,107	10,661	1,125,038

RSUs	February 16, 2023				—	4,738	4,738	750,025

5-Year RSU award	February 23, 2023					12,651	12,651	2,000,123
(a)

The amounts listed in the “Target” column relate to the target annual cash incentive award for the 2023 performance year. Annual cash incentive awards for 2023 were paid in 2024. All incentive compensation — cash and equity-based — is payable based on performance, and total compensation targets are established to help the Human Resources Committee determine the appropriate amount of incentive compensation payable upon achievement of target performance. The amount listed in the “Target” column shows the target annual cash incentive amount included in the total compensation target approved by the Committee for each NEO on February 16, 2023.

(b)

The amounts listed in these columns include the grants of the PSUs, RSUs and 5-Year RSU award as further described in “Compensation Discussion and Analysis—Our compensation program—Incentive compensation program” and “Compensation Discussion and Analysis—2023 performance and compensation decision—Five-year RSU retention awards.” As there is no guaranteed minimum payout for these awards, and in the case of the PSUs, the Human Resources Committee has discretion to decrease any award otherwise payable, we have not included a “Threshold” amount. The “Target” amount represents 100% of the grant for the PSUs, the RSUs and the 5-Year RSU award. The “Maximum” amount represents 150% of the grant (rounded down to whole shares) for the PSUs and 100% of the grant for the RSUs and the 5-Year RSU award. For the PSUs, the performance period began on January 1, 2023 and will end on December 31, 2025. For the RSUs, the performance period began on January 1, 2023 and will end on December 31, 2025, with a vesting opportunity for one-third of the grant on each of the three anniversaries of the grant date. For the 5-Year RSU award, the performance period began on February 23, 2023 and will end on February 23, 2028, with a vesting opportunity of one-quarter on each of the third and fourth anniversaries of the grant date and the remaining half on the fifth anniversary of the grant date.

(c)

The grant date fair value of each PSU, RSU award is calculated in accordance with FASB ASC Topic 718 based on the NYSE closing price of our common stock on February 16, 2023, the date of grant, of $158.30 per share. The grant date fair value of the 5-Year RSU award is calculated in accordance with FASB ASC Topic 718 based on the NYSE closing price of our common stock on February 23, 2023, the date of grant, of $158.10 per share. The amounts listed in this column represent the grant date fair value of each award based upon achievement at the target level.

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COMPENSATION TABLES

Outstanding equity awards at 2023 fiscal year-end

The following tables show, for each NEO, the outstanding equity awards as of December 31, 2023. These awards include the following:

Name of Award	Vesting Schedule	Metrics	Payout Range (% of target)	Stock or Cash Payout

Performance Share Units (PSUs)	After three-year performance period ends	PNC’s return on equity (ROE) compared to performance targets EPS growth rank against our peer group	0–150%	Stock

Restricted Share Units (RSUs)	Annual installments over three years	Time-based	0–100%	Stock

Performance-Based Restricted Share Units (PRSUs)	After five-year performance period ends	Total shareholder return rank against our peer group	0–125%	Stock

5-Year Restricted Share Units (5-Year RSU award)	Beginning in third year of award term, annual installments of 25%, 25%, and 50%	Time-based	0–100%	Stock

With respect to the performance-based equity awards that vested based on performance for the period ended December 31, 2023, the Human Resources Committee made performance-based and risk-based determinations in the first quarter of 2024, as described in “Compensation Discussion and Analysis—2023 performance and compensation decisions” in this proxy statement.

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COMPENSATION TABLES

	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(a)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(a)

William S. Demchak

	47,707	(b)	7,387,429

	10,044	(c)	1,555,313

				42,729	(d)	6,616,586

	18,991	(e)	2,940,756

				48,326	(f)	7,483,281
	32,218	(g)	4,988,957

Robert Q. Reilly

	11,152	(b)	1,726,887

	2,348	(c)	363,588

				9,258	(d)	1,433,601

	4,115	(e)	637,208

				10,424	(f)	1,614,156

	6,949	(g)	1,076,053
				35,363	(h)	5,475,961

Michael P. Lyons

	21,965	(b)	3,401,280

	4,625	(c)	716,181

				18,801	(d)	2,911,335

	8,356	(e)	1,293,927

				20,695	(f)	3,204,621

	13,797	(g)	2,136,465
				69,440	(h)	10,752,784

E William Parsley, III

	21,965	(b)	3,401,280

	4,625	(c)	716,181

				17,947	(d)	2,779,093

	7,977	(e)	1,235,238

				19,331	(f)	2,993,405

	12,887	(g)	1,995,552
				65,583	(h)	10,155,528

Deborah Guild

	2,668	(b)	413,140

	562	(c)	87,026

				4,808	(d)	744,519

	2,137	(e)	330,914

				7,107	(f)	1,100,519

	4,738	(g)	733,679
				12,651	(i)	1,959,007
(a)	The market value is calculated based on the NYSE closing price of our common stock on December 29, 2023 (the last trading day of the year) of $154.85 per share.

(b)	2021 PSUs. The performance conditions applicable to the award were satisfied as of December 31, 2023, and the 2021 PSUs vested on February 16, 2024 based on achievement at 105.56% of the target level.

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COMPENSATION TABLES

(c)	2021 RSUs. The third and final tranche of the award vested on February 11, 2024.

(d)

2022 PSUs (Performance Not Yet Achieved). The award is scheduled to vest in early 2025 based on achievement of the applicable performance conditions over a three-year performance period ending December 31, 2024. The number of PSUs included in the table above is based on achievement at the target level. See the description of the 2022 PSUs in the “Compensation Discussion and Analysis” section of our 2022 proxy statement.

(e)	2022 RSUs. The second tranche of the award vested on February 10, 2024, and the remaining tranche is scheduled to vest on February 10, 2025.

(f)

2023 PSUs (Performance Not Yet Achieved). The award is scheduled to vest in early 2026 based on achievement of the applicable performance conditions over a three-year performance period ending December 31, 2025. The number of PSUs included in the table above is based on achievement at the target level. See the description of the 2023 PSUs in the “Compensation Discussion and Analysis” section of our 2023 proxy statement.

(g)

2023 RSUs. The first tranche of the award vested on February 16, 2024, and the remaining two tranches are scheduled to vest in approximately equal annual installments on February 16, 2025 and February 16, 2026.

(h)

2022 PRSUs (Performance Not Yet Achieved). The award is scheduled to vest in mid-2027 based on achievement of the applicable performance conditions over a five-year period ending June 12, 2027. The number of 2022 PRSUs included in the table above is based of achievement at the target level. See the description of the 2022 PRSUs in the “Compensation Discussion and Analysis” section of our 2023 proxy statement.

(i)

2023 5-Year RSU. The first two tranches of the award, each constituting 25% of the award, are scheduled to vest on February 23, 2026 and February 23, 2027, respectively, and the last tranche constituting the balance of the award is scheduled to vest on February 23, 2028.

84	THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement

COMPENSATION TABLES

Option exercises and stock vested in fiscal 2023

	Option Awards(a)		Stock Awards(b)
NEO	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
William S. Demchak	—	—	73,013	11,602,022
Robert Q. Reilly	—	—	17,360	2,758,423
Michael P. Lyons	—	—	36,783	5,844,327
E William Parsley, III	—	—	36,127	5,740,079
Deborah Guild	—	—	13,155	1,761,395
(a)	No NEO exercised outstanding options during 2023, and as of December 31, 2023, no NEO held any option awards.

(b)	These columns include the total units approved for payout in connection with previously granted PSUs and RSUs. These columns also include shares that vested but were withheld for tax purposes.

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COMPENSATION TABLES

Pension benefits at 2023 fiscal year-end

The principal elements of our post-employment compensation are a qualified defined benefit cash balance pension plan, a non-qualified excess cash balance pension plan and a non-qualified supplemental executive retirement plan, each described in this section, as well as a qualified defined contribution savings plan and a non-qualified deferred compensation and incentive plan as described in “—Non-qualified deferred compensation in fiscal 2023” in this proxy statement.

Cash balance pension plan. We maintain a pension plan for most of our full-time employees. The pension plan is a defined benefit cash balance pension plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and is intended to be qualified under Section 401(a) of the Code. Each calendar quarter, eligible participants receive “earnings credits” based on a percentage of eligible compensation. Earnings credit percentages for employees who were plan participants on December 31, 2009 are based on a schedule using the participant’s age and years of credited service at that date and are frozen at that level. Earnings credits for all employees who become participants on or after January 1, 2010 are a flat 3% of eligible compensation.

The plan defines eligible “compensation” as regular earnings plus eligible variable compensation, such as paid annual incentives. Eligible “compensation” does not include deferrals under the terms of the non-qualified deferred compensation and incentive plan; these are instead taken into account under our excess pension plan described below. We generally limit eligible variable compensation for a plan year to a total of 100% of the first $25,000 plus 50% of the next $225,000.

For participants who had accrued benefits prior to 1999 under the pension plan formula then in effect, an initial cash balance “account” was established based on the present value of the accrued benefits at the time of the conversion to the current program.

Plan participants generally receive quarterly “interest credits” at a rate of one-fourth of the annual interest rate on 30-year Treasury securities. Employees who were already plan participants as of December 31, 2009 receive a minimum interest credit.

We contribute to the plan an actuarially determined amount necessary to fund the total benefits payable to participants. Actuaries calculate total contributions instead of contributions for each individual participant.

Excess pension plan. We maintain an ERISA excess pension plan, which is a supplemental non-qualified pension plan. The excess benefits under this plan equal the difference, if any, between a participant’s benefit under the qualified pension plan computed without regard to applicable Code limits and taking into account amounts deferred under the non-qualified deferred compensation and incentive plan, and the participant’s actual benefit under the qualified pension plan.

Supplemental executive retirement plan. We maintain a supplemental executive retirement plan for certain executive officers. As part of its ongoing review of compensation practices, the Personnel and Compensation Committee (now known as the Human Resources Committee) decided in 2007 to eliminate future plan participation for new executive officers. This plan provides earnings credits based on a percentage of annual incentives awarded under eligible executive bonus plans in accordance with a schedule based on the participant’s age and years of credited service. This plan also provides quarterly interest credits that mirror the interest credits under the qualified pension plan.

Executive officers who participated in the supplemental executive retirement plan on December 31, 1998 and who were at least age 50 with five or more years of credited service receive grandfathered benefits based on the pension formula in effect prior to 1999. For executive officers at or above a certain organizational level who participated on December 31, 1998 but who did not meet the requirements for legacy benefits, we doubled the earnings credit percentages in order to mitigate the effect of the transition to the cash balance pension formula.

86	THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement

COMPENSATION TABLES

NEO	Plan Name	Number of Years Credited Service (#)(a)	Present Value of Accumulated Benefit ($)(b)	Payments During Last Fiscal Year
William S. Demchak	Qualified Pension Plan	21	396,960	—
	ERISA Excess Pension Plan	21	2,984,759	—
	Supplemental Executive Retirement Plan	21	5,256,821	—
	Total		8,638,540	—
Robert Q. Reilly	Qualified Pension Plan	36	611,879	—
	ERISA Excess Pension Plan	36	1,260,787	—
	Supplemental Executive Retirement Plan	36	2,146,535	—
	Total		4,019,201	—
Michael P. Lyons	Qualified Pension Plan	12	102,502	—
	ERISA Excess Pension Plan	12	197,844	—
	Supplemental Executive Retirement Plan	N/A	—	—
	Total		300,346	—
E William Parsley, III	Qualified Pension Plan	20	352,307	—
	ERISA Excess Pension Plan	20	1,660,076	—
	Supplemental Executive Retirement Plan	N/A	—	—
	Total		2,012,383	—
Deborah Guild	Qualified Pension Plan	10	87,924	—
	ERISA Excess Pension Plan	10	76,060	—
	Supplemental Executive Retirement Plan	N/A	—	—
	Total		163,984	—
(a)

To compute the number of years of service, we use the same plan measurement date that we use for our 2023 audited consolidated financial statements. Credited service, where applicable, is generally equal to actual full years of service; however, for purposes of determining the level of benefits earned in the Qualified Pension Plan and ERISA Excess Pension Plan, credited service has been frozen as of December 31, 2009. As of that date, the NEOs had the following years of credited service: Mr. Demchak, 7; Mr. Reilly, 22; and Mr. Parsley, 6. Mr. Lyons and Ms. Guild were hired after service accruals ceased to be applicable for purposes of calculating the amount of Qualified Pension Plan and ERISA Excess Pension Plan benefits.

(b)

We compute the present values shown here as of December 31, 2023 in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715, Compensation—Retirement Benefits, as specified in applicable SEC regulations. The amounts do not necessarily reflect the amounts to which the NEOs would be entitled under the terms of these plans as of December 31, 2023.

We calculate the present values for the plans by projecting the December 31, 2023 account balances to an assumed retirement age of 65, using an interest crediting rate of (i) 4.60% for Mr. Demchak, Mr. Reilly and Mr. Parsley, and (ii) 4.00% for Mr. Lyons and Ms, Guild, who are not eligible for the guaranteed minimum annual interest crediting rate since they became plan participants after January 1, 2010. We then apply a discount rate of 5.25% for the Qualified Pension Plan and 5.10% for other plans to discount the balances back to December 31, 2023.

See Note 16—Employee Benefit Plans in the Notes to Consolidated Financial Statements in the Form 10-K for additional information regarding the discount rates and other material assumptions.

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COMPENSATION TABLES

Non-qualified deferred compensation in fiscal 2023

We offer an incentive savings plan (“ISP”) in which most of our employees can participate after they meet any applicable service requirements, and for designated employees who exceed a compensation threshold, we also offer a non-qualified deferred compensation and incentive plan (“DCIP”). Prior to establishing the DCIP in 2012, we offered a non-qualified supplemental incentive savings plan (“SISP”), which was a supplement to the ISP, and a non-qualified deferred compensation plan (“DCP”), in each case for certain designated employees who exceeded applicable compensation thresholds.

Incentive savings plan (ISP). The ISP is a defined contribution 401(k) plan that is intended to be qualified under Section 401(a) of the Code. During 2023, participants could elect to contribute between 1% and 75% of eligible compensation to the plan each year as pre-tax or Roth after-tax elective deferrals (or a combination of pre-tax and Roth after-tax elective deferrals), subject to Code limits. Participants who are age 50 or older may contribute additional pre-tax amounts called “catch-up contributions” each year. For 2023, we made employer matching contributions on behalf of eligible participants equal to 100% of elective deferrals up to 4% of eligible compensation. Matching contributions were made in cash. Participants direct the investment of their accounts among the investment options offered under the plan, and their account balances are adjusted for gains or losses resulting from those investment directions.

Deferred compensation and incentive plan (DCIP). We maintain a DCIP for designated employees who exceed a compensation threshold. Participants can elect to defer up to 20% of base salary and/or up to 75% of eligible short-term incentive pay earned with respect to a plan year. The DCIP’s plan year is the calendar year. Participants can direct the investment of their accounts among the hypothetical investment alternatives made available under the plan, and their accounts are adjusted for deemed investment gains or losses resulting from such investment directions.

Supplemental incentive savings plan (SISP) and deferred compensation plan (DCP). Effective January 1, 2012, the SISP and DCP were frozen to new participants and to the deferral of amounts earned on and after January 1, 2012. Distributions from these plans are paid in cash in accordance with the participant’s election. Participants with existing account balances can direct the investment of their accounts among the hypothetical investment alternatives made available under the plan, and their accounts are adjusted for deemed investment gains or losses resulting from such investment directions.

Investment options. ISP, DCIP, SISP and DCP participants have the investment options listed on page 90. The employee directs investment of contributions under each plan. Investment options include several collective funds and mutual funds (including BlackRock mutual funds). ISP, SISP and DCP participants may also hold investments in a PNC common stock fund; however, we no longer permit new contributions or transfers into the PNC common stock fund. DCIP, SISP and DCP investments are invested on a phantom basis and are considered “deemed” investments.

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COMPENSATION TABLES

NEO	Name of Plan	Executive Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
		(a)	(b)		(c)
William S. Demchak	Supplemental Incentive Savings Plan	—	458,089	—	2,692,726
	Deferred Compensation & Incentive Plan	—	—	—	—
	Deferred Compensation Plan	—	—	—	—
	Total	—	458,089	—	2,692,726
Robert Q. Reilly	Supplemental Incentive Savings Plan	—	269,169	—	1,488,024
	Deferred Compensation & Incentive Plan	—	—	—	—
	Deferred Compensation Plan	—	854,297	—	4,728,513
	Total	—	1,123,466	—	6,216,537
Michael P. Lyons	Supplemental Incentive Savings Plan	—	—	—	—
	Deferred Compensation & Incentive Plan	—	—	—	—
	Deferred Compensation Plan	—	—	—	—
	Total	—	—	—	—
E William Parsley, III	Supplemental Incentive Savings Plan	—	744,973	—	3,911,596
	Deferred Compensation & Incentive Plan	—	—	—	—
	Deferred Compensation Plan	—	—	—	—
	Total	—	744,973	—	3,911,596
Deborah Guild	Supplemental Incentive Savings Plan	—	—	—	—
	Deferred Compensation & Incentive Plan	—	93,180	—	274,746
	Deferred Compensation Plan	—	—	—	—
	Total	—	93,180	—	274,746
(a)	Amounts in this column are included in the compensation reported in the Summary compensation table in this proxy statement. PNC made no contributions to these plans in 2023.

(b)	No amounts in this column have been reported in the Summary compensation table as none of our NEOs received above-market or preferential earnings.

(c)

We calculate the dollar amounts in this column by taking the aggregate balance at the end of fiscal year 2022 and adding the totals in the other columns to that balance. The aggregate balance at the end of fiscal year 2023 includes any unrealized gains and losses on investments. All contributions comprising a portion of the aggregate balance at the end of fiscal year 2023 were included in the compensation reported in the Summary compensation table in this proxy statement and prior years’ summary compensation tables, as applicable.

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COMPENSATION TABLES

The following table shows the 2023 investment options for the DCP, DCIP, ISP and SISP, along with annual rates of return. See the preceding pages for an explanation of the DCP, DCIP, ISP and SISP. Ticker symbols are listed for investment options available to the general public.

Benchmark Performance	Ticker Symbol	DCP	DCIP	ISP/SISP	2023 Annual Rate of Return
BlackRock High Yield BR	BYHRX	X	X	X	13.69%
BlackRock Government Short Term Inv. Fund		X	X	X	5.11%
BlackRock LifePath 2025 Fund		X	X	X	12.05%
BlackRock LifePath 2030 Fund		X	X	X	14.27%
BlackRock LifePath 2035 Fund		X	X	X	16.31%
BlackRock LifePath 2040 Fund		X	X	X	18.32%
BlackRock LifePath 2045 Fund		X	X	X	20.15%
BlackRock LifePath 2050 Fund		X	X	X	21.23%
BlackRock LifePath 2055 Fund		X	X	X	21.56%
BlackRock LifePath 2060 Fund		X	X	X	21.56%
BlackRock LifePath 2065 Fund		X	X	X	21.62%
BlackRock LifePath Retirement Fund		X	X	X	11.16%
BlackRock TIPS		X	X	X	4.03%
Brandywine Intern’l Opp Fixed Inc Fund	LMOTX	X	X		7.22%
PNC Common Stock Fund	PNC	X		X	(1.73)%
T. Rowe Price Stable Value Fund			X	X	2.61%
State Street S&P 500 Index Fund		X	X	X	26.28%
State Street Russell Small/Mid Cap Index Fund		X	X	X	24.89%
State Street Global All Cap Equity Ex-U.S. Index Fund		X	X	X	15.84%
State Street Real Return ex Nat. Res. Index Fund				X	3.69%
State Street U.S. Bond Index Fund		X	X	X	5.58%
State Street International Equity Index Fund		X	X	X	18.51%
State Street Emerging Markets Equity Index Fund		X	X	X	9.31%
Vanguard Real Estate Index Fund			X	X	9.37%
FPA Crescent Fund	FPACX	X	X		20.27%
Aberdeen Emerging Markets Fund	ABEMX	X	X		6.65%
BlackRock Global Allocation I Fund	MALOX	X	X		12.62%
First Eagle Overseas I Fund	SGOIX	X	X		10.74%
Vulcan Large Cap Value Fund	VVPLX	X	X		41.77%
Fiduciary Mgmt Small Cap Fund	FMIMX	X	X		24.87%

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CHANGE IN CONTROL AND TERMINATION OF EMPLOYMENT

Benefits upon termination of employment

Our NEOs may receive various forms of compensation or benefits in connection with a termination of employment. These benefits result from:

∎	change of control agreements,

∎	the terms of our equity-based grants, and

∎	other existing plans and arrangements in which our NEOs participate.

We do not have a separate severance plan or program for the NEOs. The Human Resources Committee has discretion to provide severance benefits subject to the parameters of our Board-approved policy, as described in “Compensation Discussion and Analysis” in this proxy statement.

The benefits an executive may receive will depend on whether PNC or the executive terminated employment and, if PNC terminated employment, whether the termination was for cause, resulted from death or disability, or followed a change in control, and whether the executive is retirement-eligible. If a retirement-eligible employee resigns or is terminated without cause, we consider it a retirement. For these purposes, a “retirement-eligible” employee is someone who is at least 55 years old and has at least five years of service with PNC. As of December 31, 2023, four of our five NEOs are retirement-eligible.

Change of control agreements

As of December 31, 2023, we have entered into separate change of control agreements with each of our NEOs and similar agreements with a limited group of other senior officers. These agreements have been a valuable component of our executive compensation program for several years. We believe these arrangements mitigate concerns arising from a change of control, and help to ensure the continued dedicated service of our key employees. Cash payments contemplated by these agreements require a “double trigger” — that is, the occurrence of both a change of control and a qualifying termination of employment. A qualifying termination would occur if the executive resigned for “Good Reason” or the surviving company terminated the executive other than for “Cause,” “Disability” or death (each as defined in the change of control agreement). The treatment of equity awards upon a change of control is addressed in the equity award agreements themselves, as described below, rather than the change of control agreements.

The change of control agreements provide for cash payments to our NEOs calculated based on various compensation components, including annual base salary and an annual incentive award (bonus). For purposes of the change of control agreements, annual base salary is equal to 12 times the highest monthly base salary rate payable to the executive in the 12-month period preceding the month of the change of control. The cash payment related to base salary is equal to two times the annual base salary, and the cash payment related to bonus is equal to two times the applicable bonus percentage multiplied by annual base salary. The agreements also provide for continued benefits under (or compute cash payments by reference to) certain of our retirement and health and welfare benefit plans.

None of our change of control agreements contain any excise tax “gross-up” provisions. Our current change of control agreements provide that in the event the benefits payable to an executive trigger excise taxes under Section 4999 of the Code, the executive will be entitled to a reduction in benefits so that no excise tax is imposed if such a reduction would result in a greater net (after-tax) benefit to the executive than payment of the full amount of his or her benefits. We have a Board-approved policy that requires shareholder approval of certain future severance arrangements if the arrangement provides for additional severance benefits in an amount exceeding 2.99 times the sum of the executive’s annual base salary and target bonus.

The change of control agreements prohibit the executives from employing or soliciting any of our officers during the one-year period following termination, and from using or disclosing any of our confidential business or technical information or trade secrets.

While the benefits to be received under a change of control agreement may be significant to an individual, they first require the occurrence of a significant transaction. As a result, the benefits are highly speculative and are contingent on a variety of facts and circumstances. In recognition of this, the Human Resources Committee of the Board does not consider the amount of potential change in control payments when it makes annual compensation decisions for our NEOs. Change in control protections, although meaningful, also become relatively less significant to PNC as we increase in size.

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CHANGE IN CONTROL AND TERMINATION OF EMPLOYMENT

Equity-based grants

If an NEO resigns or the NEO’s employment is terminated with or without cause, any unvested equity-based compensation is generally forfeited (other than the Leadership Continuity Awards, which may be eligible for continued vesting upon a termination without cause at the discretion of the Human Resources Committee. However, if an NEO retires (i.e., a retirement-eligible NEO resigns or is terminated without cause), equity-based compensation is not forfeited and continues in effect until its originally scheduled payment date (other than the Leadership Continuity Awards, which may be eligible for continued vesting following the third anniversary of the grant date at the discretion of the Human Resources Committee, and the 5-Year RSU award, which does not have a provision permitting continued vesting upon a qualifying retirement). Equity-based compensation is also not forfeited under certain circumstances following a change in control. Grants to our executive officers contain a “double trigger” feature, meaning such grants require the occurrence of both a change in control and a qualifying termination (which includes a termination without cause or a resignation for good reason) in order to vest prior to the original vesting date in connection with a change in control.

A change in control of PNC, retirement of an NEO or termination of an NEO’s employment by PNC by reason of disability has the following impact on unvested equity-based compensation:

RESTRICTED SHARE UNITS

Change in Control	Retirement or Disability
Following a change in control, outstanding RSUs will vest upon a qualifying termination or continued employment through the original vesting date, and will be paid as soon as practicable following the original vesting date. All outstanding RSUs pay out in shares if the CET1 Ratio is met or exceeded as of the last-completed quarter-end. If the CET1 Ratio is not met, the remaining tranches will be forfeited and expire. Dividend equivalents cease to accrue at the change in control date.	Outstanding RSUs continue in effect in accordance with their terms as if the grantee had remained employed through each vesting date, except that the 5-Year RSU award does not permit continued vesting upon retirement (i.e., award forfeits).

PERFORMANCE SHARE UNITS

Change in Control	Retirement or Disability
Following a change in control, outstanding PSUs vest upon a qualifying termination or continued employment through the original vesting year, and will be paid out as soon as practicable following the end of the original performance period. Outstanding PSUs pay out in shares at 100% performance if the CET1 Ratio is met or exceeded for all completed performance years. For any remaining performance years, if the CET1 Ratio is not met or exceeded as of the last-completed quarter-end, one-third of the target number of outstanding PSUs are forfeited and expire. Dividend equivalents cease to accrue at the change in control date.	Outstanding PSUs continue in effect in accordance with their terms as if the grantee had remained employed for the full performance period.

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CHANGE IN CONTROL AND TERMINATION OF EMPLOYMENT

PERFORMANCE RESTRICTED SHARE UNITS

Termination without Cause	Change in Control	Retirement	Disability
Subject to approval by the Human Resources Committee, all or a portion of the outstanding performance-based restricted share units (“PRSUs”) continue in effect in accordance with their terms as if the grantee had remained employed for the full performance period.	Following a change in control, outstanding PRSUs vest upon a qualifying termination or continued employment through the original vesting year, and will be paid out as soon as practicable following the end of the original performance period. Outstanding PRSUs pay out in shares at 100% performance for (i) each full calendar year during the performance period that the CET1 Ratio is met or exceeded, and (ii) any partial calendar year, if the CET1 Ratio is met or exceeded as of the last-completed quarter-end. For any remaining portion of the performance period, if the CET1 Ratio is not met as of the last-completed quarter-end, a pro rata portion of the target number of outstanding PRSUs are forfeited and expire. Dividend equivalents cease to accrue at the change in control date.	On or after the 3rd anniversary of the grant date, and subject to approval by the Human Resources Committee, all or a portion of the outstanding PRSUs continue in effect in accordance with their terms as if the grantee had remained employed for the full performance period.	Outstanding PRSUs continue in effect in accordance with their terms as if the grantee had remained employed for the full performance period.

Acceleration upon death. Upon death, generally (i) outstanding RSUs immediately vest and pay out at 100% and (ii) outstanding PSUs will vest and pay out based on target corporate performance and actual risk performance through the calendar year of the NEO’s death (or in the case of the Leadership Continuity Awards, the last completed calendar quarter of the year of the NEO’s death), subject to the Human Resources Committee’s exercise of discretion. Vested awards are paid out no later than December 31 of the year following the year of death.

Other material conditions. The retirement and disability awards summarized above are generally subject to forfeiture if it is determined that a grantee has engaged in certain competitive activities during employment or the one-year period following termination of employment, or if the grantee has engaged in other detrimental conduct. In addition, the award is subject to grantee’s agreement not to solicit certain customers or employees of PNC during employment and the one-year period following termination of employment, to at all times maintain the confidentiality of business and technical information, and to disclose and assign certain inventions.

Awards are generally subject to PNC’s clawback, adjustment, or similar policies and to any clawback or recoupment that may be required by applicable law or regulations.

Existing plans and arrangements

As of December 31, 2023, our NEOs could participate in our qualified cash balance pension plan, ERISA excess pension plan, ISP and DCIP. In addition, Mr. Demchak, Mr. Reilly, and Mr. Parsley participate in our SISP, and Mr. Demchak and Mr. Reilly participate in our DCP (although they may no longer make contributions to these plans). The NEOs earn these benefits for services provided to us while employed, and many of these plans are also available on a broader basis to other employees. For the most part, an NEO’s entitlement to these benefits does not depend on how employment is terminated.

Mr. Demchak and Mr. Reilly also participate in our supplemental executive retirement plan, a company-paid executive long-term disability (“LTD”) program, and the Key Executive Equity Program (“KEEP”), a split-dollar life insurance program. Participants in the executive LTD program are generally eligible for additional LTD benefits of $10,000 per month until they are no longer disabled or have reached age 65. KEEP provides benefits in the event of a participating executive’s death while actively employed (equal to 1.5 times then-current annual base salary) or following an eligible retirement (retirement after reaching age 55 and five years of service with PNC, generally equal to annual base salary prior to retirement). Following a change in control, the life insurance policy would transfer to the participating executive. The supplemental executive retirement plan, executive LTD program and KEEP were frozen to new participants as of December 31, 2007.

Certain NEOs are also eligible to receive two years of company-paid financial planning and tax preparation services upon retirement.

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CHANGE IN CONTROL AND TERMINATION OF EMPLOYMENT

Estimated benefits upon termination

The following table shows the estimated incremental benefits payable to our NEOs as of December 31, 2023 as a result of termination of employment in a variety of situations. These estimated amounts have been calculated as if employment was terminated on December 31, 2023. For change in control benefits, we assumed a change in control of PNC and a termination of employment by the surviving company without cause (or a resignation of the officer for good reason) on that date. To the extent relevant, the amounts assume a PNC stock price of $154.85, the closing price of our common stock on December 29, 2023 (the last trading day of the year). If we calculated these amounts using a different price, the amounts could be significantly different. The benefits below do not include the balances under our qualified cash balance pension plan, ERISA excess pension plan, supplemental executive retirement plan, SISP, ISP, DCIP or DCP unless the NEO receives an enhanced benefit under the termination scenario. In addition, stock options are not included as there were no stock options outstanding for the NEOs as of December 31, 2023.

William S. Demchak	Termination for Cause	Voluntary Termination(a)	Termination without Cause(a),(b)	Retirement(a)	Change in Control(c)	Disability	Death
Cash Severance	—	—	—	—	$9,401,941	—	—
Base Salary	—	—	—	—	$2,400,000	—	—
Bonus	—	—	—	—	$7,001,941	—	—
Enhanced Benefits	—	—	—	$22,380	$358,676	$440,000	$1,800,000
Defined Benefit Plans	—	—	—	—	$295,048	—	—
Defined Contribution Plans	—	—	—	—	$26,400	—	—
General Benefits & Perquisites	—	—	—	$22,380	$37,228	$440,000	$1,800,000
Value of Unvested Equity	—	—	—	$32,892,211	$32,464,279	$32,892,211	$32,464,279
RSUs	—	—	—	$9,990,217	$9,990,217	$9,990,217	$9,990,217
PSUs	—	—	—	$22,901,994	$22,474,062	$22,901,994	$22,474,062
TOTAL	—	—	—	$32,914,591	$42,224,896	$33,332,211	$34,264,279

Robert Q. Reilly	Termination for Cause	Voluntary Termination(a)	Termination without Cause(a)(b)	Retirement(a)	Change in Control(c)	Disability	Death
Cash Severance	—	—	—	—	$5,515,370	—	—
Base Salary	—	—	—	—	$1,400,000	—	—
Bonus	—	—	—	—	$4,115,370	—	—
Enhanced Benefits	—	—	—	$22,380	$271,090	$720,000	$1,050,000
Defined Benefit Plans	—	—	—	—	$207,462	—	—
Defined Contribution Plans	—	—	—	—	$26,400	—	—
General Benefits & Perquisites	—	—	—	$22,380	$37,228	$720,000	$1,050,000
Value of Unvested Equity	—	—	$5,797,764	$7,282,420	$12,980,182	$13,080,184	$12,980,182
RSUs	—	—		$2,188,827	$2,188,827	$2,188,827	$2,188,827
PSUs	—	—	—	$5,093,593	$4,993,591	$5,093,593	$4,993,591
PRSUs	—	—	$5,797,764	—	$5,797,764	$5,797,764	$5,797,764
TOTAL	—	—	$5,797,764	$7,304,800	$18,766,642	$13,800,184	$14,030,182

94	THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement

CHANGE IN CONTROL AND TERMINATION OF EMPLOYMENT

Michael P. Lyons	Termination for Cause	Voluntary Termination(a)	Termination without Cause(a)(b)	Retirement(a)	Change in Control(c)	Disability	Death
Cash Severance	—	—	—	—	$7,322,304	—	—
Base Salary	—	—	—	—	$1,400,000	—	—
Bonus	—	—	—	—	$5,922,304	—	—
Enhanced Benefits	—	—	—	—	$115,474	—	—
Defined Benefit Plans	—	—	—	—	$50,250	—	—
Defined Contribution Plans	—	—	—	—	$26,400	—	—
General Benefits & Perquisites	—	—	—	—	$38,824	—	—
Value of Unvested Equity	—	—	$11,384,688	—	$25,710,245	$25,907,185	$25,710,245
RSUs	—	—	—	—	$4,370,301	$4,370,301	$4,370,301
PSUs	—	—	—	—	$9,955,256	$10,152,196	$9,955,256
PRSUs	—	—	$11,384,688	—	$11,384,688	$11,384,688	$11,384,688
TOTAL	—	—	$11,384,688	—	$33,148,023	$25,907,185	$25,710,245

E William Parsley, III	Termination for Cause	Voluntary Termination(a)	Termination without Cause(a)(b)	Retirement(a)	Change in Control(c)	Disability	Death
Cash Severance	—	—	—	—	$7,029,482	—	—
Base Salary	—	—	—	—	$1,400,000	—	—
Bonus	—	—	—	—	$5,629,482	—	—
Enhanced Benefits	—	—	—	$20,000	$275,962	—	—
Defined Benefit Plans	—	—	—	—	$210,738	—	—
Defined Contribution Plans	—	—	—	—	$26,400	—	—
General Benefits & Perquisites	—	—	—	$20,000	$38,824	—	—
Value of Unvested Equity	—	—	$10,752,333	$13,955,908	$24,511,301	$24,708,241	$24,511,301
RSUs	—	—	—	$4,162,496	$4,162,496	$4,162,496	$4,162,496
PSUs	—	—	—	$9,793,412	$9,596,472	$9,793,412	$9,596,472
PRSUs	—	—	$10,752,333	—	$10,752,333	$10,752,333	$10,752,333
TOTAL	—	—	$10,752,333	$13,975,908	$31,816,745	$24,708,241	$24,511,301

Deborah Guild	Termination for Cause	Voluntary Termination	Termination without Cause(a),(b)	Retirement(a)	Change in Control(c)	Disability	Death
Cash Severance	—	—	—	—	$4,597,517	—	—
Base Salary	—	—	—	—	$1,200,000	—	—
Bonus	—	—	—	—	$3,397,517	—	—
Enhanced Benefits	—	—	—	$22,380	$109,246	—	—
Defined Benefit Plans	—	—	—	—	$44,250	—	—
Defined Contribution Plans	—	—	—	—	$26,400	—	—
General Benefits & Perquisites	—	—	—	$22,380	$38,596	—	—
Value of Unvested Equity	—	—	—	$3,587,974	$5,581,319	$5,605,176	$5,581,319
RSUs	—	—	—	$1,204,777	$1,204,777	$1,204,777	$1,204,777
PSUs	—	—	—	$2,383,197	$2,359,340	$2,383,197	$2,359,340
5-Year RSUs			—	—	$2,017,202	$2,017,202	$2,017,202
TOTAL	—	—	—	$3,610,354	$10,288,082	$5,605,176	$5,581,319
(a)	If a retirement-eligible employee resigns or is terminated without cause, we consider it a retirement.

(b)	As applicable, performance-based RSUs will continue to vest, at the Human Resources Committee’s discretion if the executive is terminated without cause.

(c)

The benefits and awards shown under “Value of Unvested Equity” is received upon a change in control and a termination of employment by the surviving company without cause (or a resignation of the officer for good reason), which this table assumes takes place on December 31, 2023.

(d)	Amount reduced under the agreement to avoid imposition of excise tax under Code section 4999.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement	95

CEO PAY RATIO

We are providing the following information about the relationship between the annual total compensation of William S. Demchak, our Chairman and CEO, and the annual total compensation of our median employee (other than Mr. Demchak).

For the year ended December 31, 2023:

∎	The annual total compensation of Mr. Demchak was $19,973,770.

∎	The annual total compensation of our median employee was $104,576 (see below for an explanation of how we calculate this amount).

∎	The resulting ratio of Mr. Demchak’s annual total compensation to the annual total compensation of our median employee is 191 to 1.

We believe our ratio represents a reasonable estimate, calculated in a manner consistent with SEC regulations, based on the following methodology:

∎

To identify the median employee, we used the Form W-2 (Box 5) issued by the IRS for federal tax purposes as the compensation measure and evaluated the compensation for 56,088 active U.S. employees as of December 31, 2023 (this population excluded Mr. Demchak and all of our 178 non-U.S. employees).[1] We did not annualize the compensation of any employee who was employed by us for part of the year.

∎	We calculated the 2023 annual total compensation for the selected median employee.[2]

[1]	As of December 31, 2023, we had 107 employees in the UK, 55 employees in Canada and 16 employees in Germany, representing less than 1% of our total employee population.
[2]

We calculated the annual total compensation for the median employee in accordance with SEC regulations, using the same methodology used to calculate Mr. Demchak’s total compensation in the Summary compensation table, and we also included PNC’s health care premium contributions for both the median employee and Mr. Demchak. As a result, Mr. Demchak’s annual total compensation for pay ratio purposes is slightly higher than the amount reported for him in the Summary compensation table in this proxy statement. See “Compensation Tables” in this proxy statement.

96	THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement

PAY VERSUS PERFORMANCE
In accordance with regulations adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are providing the following disclosures regarding executive compensation for our principal executive officer (“PEO”) and
Non-PEO
named executive officers
(“Non-PEO
NEOs”) and company performance for the fiscal years listed below.
We have identified
one-year
adjusted ROE (“Adjusted ROE”) as our Company-Selected Measure (“CSM”). In our view, Adjusted ROE represents the most important financial performance measure (not otherwise required to be disclosed in the table) used to link compensation actually paid (“CAP”) to our NEOs for the 2023 fiscal year to company performance. We chose Adjusted ROE as our CSM for evaluating pay versus performance because it is a key metric in our PSU awards under our long-term incentive program. See “Compensation Discussion and Analysis—Our compensation program—Evaluating performance” in this proxy statement for a discussion of the metrics used by the Human Resources Committee to evaluate performance. Our long-term incentive program and Adjusted ROE are described in more detail in “Compensation Discussion and Analysis—Our compensation program—Incentive compensation program.”
Pay versus performance table

					Value of Initial Fixed $100 Investment based on: (4)
Year	Summary Compensation Table Total for PEO (1) ($)	Compensation Actually Paid to PEO (1)(2)(3) ($)	Average Summary Compensation Table Total for Non-PEO NEOs (1)	Average Compensation Actually Paid to Non- PEO NEOs (1)(2)(3)	TSR ($)	Peer Group TSR* ($)	Net Income (in millions) ($)	Adjusted ROE (5)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2023	19,950,306	20,752,986	7,359,582	7,251,664	112.44	104.72	5,647	11.66%
2022	19,473,490	18,419,052	12,309,964	12,394,784	109.49	94.38	6,113	12.59%
2021	17,506,270	26,625,622	7,940,191	11,637,177	134.45	116.81	5,725	9.59%
2020	15,879,053	13,080,702	6,890,142	5,608,478	97.27	86.24	7,558	9.39%
*
The Peer Group TSR utilizes the S&P 500 Banks Index (“S&P 500 Banks”), which we also utilize in the stock performance graph required by Item 201(e) of Regulation
S-K
included in our Annual Report on Form
10-K
for the year ended December 31, 2023.

(1)	William S. Demchak was our PEO for each year presented. The individuals comprising the Non-PEO NEOs for each year presented are:
2020: Robert Q. Reilly, Michael P. Lyons, E William Parsley, III and Karen L. Larrimer
2021: Robert Q. Reilly, Michael P. Lyons, E William Parsley, III and Karen L. Larrimer
2022: Robert Q. Reilly, Michael P. Lyons, E William Parsley, III, Karen L. Larrimer and Gregory B. Jordan
2023: Robert Q. Reilly, Michael P. Lyons, E William Parsley, III and Deborah Guild

(2)	CAP amounts shown have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized or received by the NEOs.

(3)
CAP reflects the Summary compensation table totals for our NEOs, as adjusted for certain amounts as set forth below. Amounts in the “Exclusion of Stock Awards” columns below are based on the totals from the “Stock Awards” column of the Summary compensation table. Amounts in the “Exclusion of Change in Pension Value” columns below reflect the amounts attributable to the change in pension value reported in the Summary compensation table. Amounts in the “Inclusion of Pension Service Cost” columns below are based on the service cost for services rendered during the listed year.

Year	Summary Compensation Table Total for PEO ($)	Exclusion of Change in Pension Value for PEO ($)	Exclusion of Stock Awards for PEO ($)	Inclusion of Pension Service Cost for PEO ($)	Inclusion of Equity Values for PEO ($)	Compensation Actually Paid to PEO ($)
2023	19,950,306	(792,588)	(12,750,115)	377,527	13,967,856	20,752,986
2022	19,473,490	—	(15,000,015)	370,608	13,574,969	18,419,052
2021	17,506,270	(338,606)	(12,000,025)	478,826	20,979,157	26,625,622
2020	15,879,053	(1,399,380)	(10,320,237)	393,939	8,527,327	13,080,702

THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement	97

PAY VERSUS PERFORMANCE

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Change in Pension Value for Non-PEO NEOs ($)	Average Exclusion of Stock Awards for Non-PEO NEOs ($)	Average Inclusion of Pension Service Cost for Non- PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2023	7,359,582	(179,416)	(4,296,382)	71,325	4,296,555	7,251,664
2022	12,309,964	(15,249)	(9,598,689)	65,950	9,632,808	12,394,784
2021	7,940,191	(95,656)	(4,165,160)	83,017	7,874,785	11,637,177
2020	6,890,142	(299,797)	(3,927,655)	73,084	2,872,704	5,608,478
The amounts in the “Inclusion of Equity Values” columns above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for PEO ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for PEO ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for PEO ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for PEO ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for PEO ($)	Value of Dividends or Other Earnings Paid on Stock or Option Awards Not Otherwise Included for PEO ($)	Total - Inclusion of Equity Values for PEO ($)
2023	13,438,135	194,909	—	334,812	—	—	13,967,856
2022	12,123,506	(944,686)	—	2,396,149	—	—	13,574,969
2021	13,081,706	6,461,296	—	1,436,155	—	—	20,979,157
2020	8,584,874	70,776	—	(128,323)	—	—	8,527,327

Year	Average Year- End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non- PEO NEOs ($)	Average Value of Dividends or Other Earnings Paid on Stock or Option Awards Not Otherwise Included for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)
2023	4,453,842	(174,429)	—	17,142	—	—	4,296,555
2022	9,201,403	(504,672)	—	936,077	—	—	9,632,808
2021	4,773,399	2,545,225	—	556,161	—	—	7,874,785
2020	3,439,287	(322,598)	—	(243,985)	—	—	2,872,704

(4)	The comparison assumes $100 was invested for the period starting December 31, 2019 through the last business day of the listed year, for each of PNC and the S&P 500 Banks.

(5)	Adjusted ROE is a non-GAAP financial measure. See Annex A for a reconciliation of non-GAAP financial measures to GAAP and for additional information about the adjustments to GAAP measures.
The description and graphs below address, for the past four fiscal years, the relationship between PEO and
Non-PEO
NEO CAP as disclosed in the Pay vs performance table and (i) PNC’s cumulative TSR and the S&P 500 Banks’ cumulative TSR, (ii) PNC’s net income and (iii) PNC’s Adjusted ROE.
Since our PEO receives a larger proportion of his total annual compensation in the form of long-term equity-based incentive awards, the impact of the increase in stock price (e.g., in 2021) on our PEO’s CAP is more significant than the impact on the average Non-PEO NEO CAP for that year. The average Non-PEO NEO CAP for 2022 includes one-time performance-based equity awards to three NEOs.
For a discussion of how our Human Resources Committee assessed our performance and our NEO pay each year, see the “Compensation Discussion and Analysis” section in this proxy statement and in our 2023, 2022, and 2021 annual proxy statements.

98	THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement

PAY VERSUS PERFORMANCE

Description of Relationship Between PEO and
Non-PEO
NEO CAP and PNC TSR and Relationship Between PNC TSR and Peer Group TSR
The following graph sets forth the relationship between CAP for our PEO, the average of CAP for our
Non-PEO
NEOs, and PNC’s cumulative TSR over the four most recently completed fiscal years. As reflected in the graph, CAP for all NEOs is generally aligned with PNC’s cumulative TSR over the period presented.

* Note the TSR above is indexed to an initial $100 investment for the period starting December 31, 2019 through the last business day of the listed year.
The graph below compares our cumulative TSR over the four most recently completed fiscal years to that of the S&P 500 Banks over the same period. As the graph reflects, our cumulative TSR over each of the four most recently completed fiscal years is above that of the S&P 500 Banks for each year during the same period. Taken together with the graph above, this reflects alignment between our NEOs’ CAP as disclosed in the Pay versus performance table with both (i) PNC’s cumulative TSR and (ii) PNC’s performance with respect to cumulative TSR relative to the S&P 500 Banks over the same period.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement	99

PAY VERSUS PERFORMANCE

Description of Relationship Between PEO and
Non-PEO
NEO CAP and Net Income
The following chart sets forth the relationship between CAP for our PEO, the average of CAP for our
Non-PEO
NEOs and our net income during the four most recently completed fiscal years. CAP for all NEOs is generally aligned with PNC’s net income for 2021-2023, but CAP for all NEOs in 2020 appears much lower relative to our net income during 2020, which was significantly impacted by PNC’s strategic sale of its 22.4% equity investment in BlackRock. This sale resulted in an after-tax
gain on sale of $4.3 billion. In 2020, net income from continuing operations, which excluded the impact of the BlackRock sale, was $3.0 billion, reflecting closer alignment for the full period presented.

Description of Relationship Between PEO and
Non-PEO
NEO CAP and Adjusted ROE
The following chart sets forth the relationship between CAP for our PEO, the average of CAP for the
Non-PEO
NEOs, and our Adjusted ROE (our CSM) during the four most recently completed fiscal years.
Similar to the graph above, CAP for all NEOs is generally aligned with PNC’s Adjusted ROE for 2021-2023, but CAP for all NEOs in 2020 appears lower relative to our Adjusted ROE during 2020. For a discussion of how our Human Resources Committee assessed our performance and our NEO pay for 2020, including the impact of the sale of our 22.4% equity investment in BlackRock during 2020, see the “Compensation Discussion and Analysis” section of our 2021 proxy statement.

100	THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement

PAY VERSUS PERFORMANCE

Tabular List of Most Important Financial Performance Measures
The following table presents the financial performance measures that the Company considers to have been the most important in linking CAP to our PEO and
Non-PEO
NEOs for 2023 to company performance. The measures in this table are not ranked.

Measure
Adjusted ROE
Adjusted EPS
Annualized Three-Year TSR Rank vs. Peers
Annualized Five-Year TSR Rank vs. Peers

THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement	101

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Security ownership of directors and executive officers

The table below sets forth information regarding ownership of our common stock by our directors and executive officers. We include beneficial ownership of common stock as of February 2, 2024, the record date for the annual meeting, for each director (including all nominees for director), each NEO and all directors and executive officers as a group. Unless otherwise noted, each person listed in the table below exercises sole voting and investment power over the shares of common stock they beneficially own.

We determine the beneficial ownership of each director and executive officer pursuant to SEC regulations. This information does not necessarily indicate beneficial ownership for any other purpose.

Beneficial ownership includes any shares of common stock as to which the individual has sole or shared voting power or investment power, and also includes any shares of common stock the individual has the right to acquire within 60 days of February 2, 2024 through the exercise of any option, warrant or right or the vesting or payout of any restricted share units or other units payable in common stock. Although not considered beneficially owned under SEC regulations, the table also shows the number of cash-payable common stock units credited to the accounts of our directors and executive officers under various benefit plans as of February 2, 2024. In each case, fractional shares have been rounded up or down, as applicable, to the nearest whole share. Each nominee for director owns shares of our common stock.

Name	Common Stock Ownership		Common Stock Units*	Total Number of Shares Beneficially Owned	Cash- Payable Common Stock Unit Ownership**	Total Shares Beneficially Owned Plus Cash-Payable Common Stock Units***

Non-Employee Directors:

Joseph Alvarado	1,120	(1)	5,990	7,110	—	7,110

Debra A. Cafaro	20		7,185	7,205	6,754	13,959

Marjorie Rodgers Cheshire	218		8,647	8,865	8,856	17,721

Andrew T. Feldstein	158,508	(1)(2)	8,647	167,155	22,480	189,635

Richard J. Harshman	1,150	(3)	5,990	7,140	1,522	8,662

Daniel R. Hesse	1,100		8,647	9,747	5,434	15,181

Renu Khator	100	(3)	1,361	1,461	1,624	3,085

Linda R. Medler	64		7,185	7,249	1,029	8,278

Robert A. Niblock	6,063	(2)	2,297	8,360	993	9,353

Martin Pfinsgraff	1,550	(3)	7,185	8,735	—	8,735

Bryan S. Salesky	410		2,297	2,707	847	3,554

NEOs:

William S. Demchak	527,942	(2)(4)	44,256	572,198	3,645	575,843

Robert Q. Reilly	151,893	(2)(3)(4)	11,380	163,273	2,755	166,028

Michael P. Lyons	189,834		20,261	210,095	—	210,095

E William Parsley, III	167,843		18,387	186,230	—	186,230

Deborah Guild	17,127		4,252	21,379	—	21,379

9 remaining executive officers	177,592	(4)	29,073	206,665	—	206,665

Directors and executive officers as a group (25 persons):	1,402,534		193,040	1,595,574	55,939	1,651,513
*	Includes common stock units that may vest or pay out within 60 days of February 2, 2024. There were no options outstanding as of February 2, 2024.

**

For non-employee directors, includes cash-payable common stock units credited to their accounts pursuant to deferrals made under the Directors Deferred Compensation Plan and predecessor plans and cash-payable common stock units granted under the Outside Directors Deferred Stock Unit Plan used for non-employee director equity-based grants prior to 2017. For executive officers, includes cash-payable common stock units credited under our DCP and SISP. These units are not considered beneficially owned under SEC rules.

102	THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

***

As of February 2, 2024, there were 397,845,383 shares of PNC common stock issued and outstanding. The number of shares of common stock beneficially owned by each individual is less than 1% of the outstanding shares of common stock; the total number of shares of common stock beneficially owned by the directors and executive officers as a group is approximately 0.4% of the class. If units payable in common stock vest or pay out within 60 days of February 2, 2024, those shares were added to the total number of shares issued and outstanding for purposes of determining these ownership percentages. As of February 2, 2024, the total number of shares of common stock beneficially owned plus cash-payable common stock units held by the group was approximately 0.4% of the class. No director or executive officer beneficially owns shares of PNC preferred stock.

(1)	Includes shares owned by spouse.

(2)	Includes shares held in a trust.

(3)	Includes shares held jointly with spouse.

(4)	Includes shares held in our incentive savings plan.

Security ownership of certain beneficial owners

The table below sets forth information regarding the entities that beneficially own more than five percent of our common stock, based on a review of Schedules 13D and 13G filed with the SEC as of February 14, 2024. The numbers included in the table below represent each entity’s holdings as of December 31, 2023 as disclosed in the applicable Schedule 13G filed with the SEC and should be interpreted in light of the accompanying footnotes.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	37,000,468(1)	9.3%

BlackRock, Inc. 50 Hudson Yards New York, NY 10001	29,236,060(2)	7.3%
(1)

According to the Schedule 13G/A filed by The Vanguard Group with the SEC on February 13, 2024, The Vanguard Group has beneficial ownership of 37,000,468 shares of our common stock in its capacity as an investment advisor. The Vanguard Group and the affiliated entities included in the Schedule 13G/A have reported (1) sole dispositive power with respect to 35,235,389 shares, (2) shared dispositive power with respect to 1,765,079 shares, (3) sole voting power with respect to 0 shares and (4) shared voting power with respect to 512,574 shares.

(2)

According to the Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 26, 2024, BlackRock, Inc. and its subsidiaries have beneficial ownership of 29,236,060 shares of our common stock. BlackRock, Inc. reported (1) sole dispositive power with respect to 29,236,060 shares, (2) shared dispositive power with respect to 0 shares, (3) sole voting power with respect to 26,345,017 shares and (4) shared voting power with respect to 0 shares. BlackRock, Inc. is the beneficial owner of our common stock as a result of being a parent company or control person of the following subsidiaries, each of which holds less than 5% of the outstanding shares of our common stock: BlackRock (Luxembourg) S.A.; BlackRock (Netherlands) B.V.; BlackRock (Singapore) Limited; BlackRock Advisors (UK) Limited; BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Asset Management Ireland Limited; BlackRock Asset Management North Asia Limited; BlackRock Asset Management Schweiz AG; BlackRock Financial Management, Inc.; BlackRock Fund Advisors; BlackRock Fund Managers Ltd; BlackRock Institutional Trust Company, National Association; BlackRock Investment Management (Australia) Limited; BlackRock Investment Management (UK) Limited; BlackRock Investment Management, LLC; BlackRock Japan Co., Ltd.; BlackRock Life Limited; and Aperio Group, LLC.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement	103

ITEM 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Under the Audit Committee’s charter, the Committee is responsible for the appointment, compensation, evaluation, retention and oversight of our independent auditors. In connection with this responsibility, the Committee evaluates, monitors and reports to the Board regarding the independence, qualifications and performance of the independent auditors, including an evaluation of the lead audit partner. The Committee oversees the required rotation of the lead audit partner and the chair of the Committee participates directly in the selection of the new lead audit partner. The Committee approves all audit engagement fees and terms associated with the retention of the independent auditors. The Audit Committee charter requires the Committee to consider, not less frequently than when the lead audit partner is rotated, whether PNC should adopt a policy of regular rotation of the independent audit firm.

The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) as our independent auditors for 2024. PwC has been our independent auditors since 2007. In making this selection, the Committee considered whether there should be a rotation of the independent audit firm. It also carefully considered, among other things, PwC’s qualifications and performance, the quality and candor of its communications with the Committee and PNC, and its independence, objectivity and professional skepticism. On February 16, 2024, the Committee presented its conclusions regarding the selection and appointment of PwC as our independent auditors to the Board, including a determination that the selection of PwC as our independent auditors is in the best interest of PNC. Following this presentation, the Board voted unanimously to recommend that shareholders vote to ratify the Committee’s selection of PwC as our independent registered public accounting firm for 2024. The Committee and the Board believe that the continued retention of PwC as our independent auditors is in the best interest of PNC.

The Audit Committee and the Board have adopted a policy that if the ratification of the independent auditors does not receive a majority of the votes cast at the annual meeting, the Committee will reconsider its selection of independent auditors. However, the Committee will be under no obligation to select new independent auditors. If the Committee does select new independent auditors for 2024, we will not seek shareholder ratification of the new selection.

We expect representatives of PwC to be available during the annual meeting. They will have an opportunity to make a statement and respond to appropriate questions. You can learn more about the Audit Committee’s responsibilities with respect to the independent auditors in the Committee’s charter, which is posted in the corporate governance section of our website at www.pnc.com/corporategovernance.

104	THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement

ITEM 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit, audit-related and permitted non-audit fees

In considering the nature of the services provided by our independent auditors, the Audit Committee determined that the services are compatible with the provision of independent audit services. The Committee discussed these services with the independent auditors and our management to determine that they are permitted under SEC rules and regulations concerning auditor independence.

The following table summarizes the total fees for professional services rendered by PwC to PNC for 2023 and 2022:

Category	2023 (in millions)	2022 (in millions)
Audit fees	$22.2	$21.4
Audit-related fees*	$3.0	$2.8
Tax fees	$0.1	$0.1
TOTAL FEES BILLED	$25.3	$24.3
*

Excludes fees of $1.5 million in 2023 and $2.0 million in 2022 for financial due diligence services related to potential private equity investments. In those instances, the fees were paid by the company issuing the equity.

Audit fees. These fees consisted primarily of the audit of our annual consolidated financial statements, reviews of our quarterly consolidated financial statements included in Form 10-Q filings, comfort letter procedures, other services related to SEC matters and required attestation services.

Audit-related fees. These fees consisted primarily of SSAE 18, compliance and internal control reviews.

Tax fees. These fees were primarily attributable to tax compliance services, including tax return preparation and review, and assistance with tax examinations.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement	105

ITEM 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Procedures for pre-approving audit services, audit-related services and permitted non-audit services

The Audit Committee is responsible for pre-approving audit services, audit-related services and permitted non-audit services (such as tax) to be provided to us by our independent auditors. The Committee is given this responsibility to confirm that the provision of services will not impair our auditors’ independence. The Committee performs this function for us and our subsidiaries.

The Audit Committee’s responsibility also includes pre-approval of the fees for such services (although SEC regulations do not require the pre-approval of fees) and the other terms of the engagement. The Committee may either pre-approve specific fees or a methodology for determining fees. Any proposed increase in fees that exceeds the pre-approved amounts requires the Committee’s approval.

Pre-approval may be general (categories of services) or specific (individual services). If the Audit Committee pre-approves a general category of services, it will review the scope of services related to such general pre-approval at least annually. The Committee is responsible for approving any fee or other compensation arrangements for services covered by a pre-approval of a general category of services.

The full Audit Committee may exercise pre-approval authority, or the chair of the Committee may exercise the authority as required between meetings. The Committee may also delegate this authority, in whole or in part, to one or more Committee members. Any person exercising delegated authority reports on the pre-approvals at the next scheduled meeting of the Committee, which will be reflected in the meeting minutes.

The Committee may not delegate its pre-approval authority to any other person, including any member of management or other PNC employee or agent.

The written request for pre-approval includes, at a minimum, a description of the nature of the engagement, the proposed fee for the services and a statement that the services to be performed by the independent auditor are consistent with SEC and other applicable rules on auditor independence. In addition, each pre-approval request is reviewed by the independent auditor to confirm the provision of services is consistent with SEC and other applicable auditor independence rules. All requests for pre-approval of services are reviewed by management to ensure the services are permitted under SEC regulations and the Audit Committee charter and include a recommendation of the proposal by the Chief Financial Officer or the Controller and the General Auditor. In reviewing a pre-approval request, the Committee or the chair of the Committee may request that members of management provide their views on auditor independence questions.

The Controller or a designee of the Controller reports to the Audit Committee at least quarterly as to the status of services that have been pre-approved and the related fees.

The Committee may amend these procedures from time to time.

All audit services, audit-related services and permitted non-audit services and related fees disclosed above were pre-approved in accordance with these procedures.

106	THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement

AUDIT COMMITTEE REPORT

The Audit Committee’s job is one of oversight, as set forth in its charter. It is not the duty of the Audit Committee to prepare PNC’s consolidated financial statements, to plan or conduct audits, or to determine that PNC’s consolidated financial statements are complete and accurate and are in accordance with generally accepted accounting principles. PNC’s management is responsible for preparing PNC’s consolidated financial statements and for establishing and maintaining effective internal control over financial reporting. PNC’s management is also responsible for its assessment of the effectiveness of internal control over financial reporting. The independent auditors are responsible for the audit of PNC’s consolidated financial statements and the audit of the effectiveness of PNC’s internal control over financial reporting.

The Audit Committee has reviewed and discussed PNC’s audited consolidated financial statements with management and with PricewaterhouseCoopers LLP (“PwC”), PNC’s independent registered public accounting firm for 2023. The Audit Committee has selected PwC as PNC’s independent auditors for 2024. A portion of the Audit Committee’s review and discussion of PNC’s audited consolidated financial statements with PwC occurred in private sessions, without PNC management present.

The Audit Committee has discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the Securities and Exchange Commission (the “SEC”).

The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed PwC’s independence with representatives of PwC.

Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in PNC’s Annual Report on Form 10-K for the year ended December 31, 2023, for filing with the SEC.

The Audit Committee of the Board of Directors of

The PNC Financial Services Group, Inc.

Richard J. Harshman, Chair

Joseph Alvarado

Debra A. Cafaro

Renu Khator

Robert A. Niblock

Martin Pfinsgraff

In accordance with SEC regulations, this Audit Committee Report is not incorporated by reference into any of our future filings made under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Securities Act of 1933, as amended (the “Securities Act”). This report is not deemed to be soliciting material or to be filed with the SEC under the Exchange Act or the Securities Act.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement	107

ITEM 3 — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

What is the purpose of this item? We are asking shareholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in the “Compensation Discussion and Analysis” and associated compensation tables and narrative contained in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse our 2023 executive compensation program and policies for our named executive officers, pursuant to Section 14A of the Securities Exchange Act of 1934, as amended.

How does the Board recommend I vote? Management of talent and executive compensation is a vital part of PNC’s governance and risk management activities, enabling our forward planning and stability as a financial institution. Our executive compensation philosophy has four basic principles, as set forth below, which guide our executive compensation program design and compensation decisions.

Compensation principles

∎ Pay for performance:	Provide appropriate compensation for demonstrated performance across the enterprise

∎ Create value:	Align executive compensation with long-term shareholder value creation

∎ Manage talent:	Provide competitive compensation opportunities to attract, retain and motivate high-quality executives

∎ Discourage excessive risk-taking:	Encourage focus on the long-term success of PNC and discourage excessive risk-taking

We believe our executive compensation program is well-designed to fulfill the above principles. Additionally, our Human Resources Committee incorporates risk-mitigating features in our executive compensation program and conducts quarterly reviews of PNC’s business performance and risk management performance as part of its regular oversight activities and to inform its decision making. For a detailed discussion of the key features of our executive compensation program and the performance objectives considered by our Human Resources Committee to determine the structure and amount of the various elements of compensation, see “Compensation Discussion and Analysis” in this proxy statement.

Accordingly, our Board recommends a vote FOR the following advisory resolution:

RESOLVED, that the holders of the common stock and the voting preferred stock of The PNC Financial Services Group, Inc. (PNC), voting together as a single class, approve the compensation of PNC’s named executive officers as described in the Compensation Discussion and Analysis, compensation tables and related disclosure contained in PNC’s proxy statement for the 2024 Annual Meeting of Shareholders.

What is an advisory vote? As an advisory vote, the outcome of this vote will not bind PNC, the Board or the Human Resources Committee. We will disclose how many shareholders voted “For” and “Against” the resolution and how many shareholders abstained from voting.

While this vote is non-binding, the Board and the Human Resources Committee value the opinions of shareholders and will carefully consider the results when making future compensation decisions. Each year, the Human Resources Committee receives reports on the outcome of the say-on-pay vote, how our say-on-pay vote compared to our peers and other large public companies, and whether any changes to the compensation program are being recommended for the Committee’s consideration in light of the results. The Committee expects to undertake a similar evaluation this year.

When will the next “say-on-pay” vote occur? Consistent with the outcome of the advisory vote at PNC’s 2023 annual meeting, indicating that shareholders preferred a frequency of “every year” for the “say-on-pay” vote, PNC intends to continue holding a “say-on-pay” vote every year. The next advisory vote on the frequency of the “say-on-pay” vote will occur at PNC’s 2029 annual meeting.

108	THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement

ITEM 4 — APPROVAL OF THE PNC FINANCIAL SERVICES GROUP, INC. 2025 EMPLOYEE STOCK PURCHASE PLAN

We are asking our shareholders to approve a proposal to adopt The PNC Financial Services Group, Inc. 2025 Employee Stock Purchase Plan (the “2025 ESPP”) pursuant to which up to 4,100,000 shares of PNC’s common stock will be reserved for issuance. On January 30, 2024, our Board’s Human Resources Committee (the “Committee”) adopted the 2025 ESPP, subject to shareholder approval, and directed that this proposal to approve the 2025 ESPP be submitted to our shareholders for approval at the Annual Meeting. If approved by the shareholders, the 2025 ESPP will become effective on January 1, 2025.

PNC’s existing Employee Stock Purchase Plan, as amended and restated January 1, 2020 (the “Prior Plan”) is scheduled to terminate following the purchase of shares attributable to the offering period under the Prior Plan ending on December 31, 2024. As described below, up to 1,100,000 shares remaining available under the Prior Plan following the purchase of shares thereunder on December 31, 2024 will be transferred to the 2025 ESPP and reserved for use in accordance with the 2025 ESPP (such shares are included in the 4,100,000 shares reserved under the 2025 ESPP).

The 2025 ESPP is designed to allow eligible employees of PNC and its participating subsidiaries (whether now existing or subsequently established) to purchase shares of common stock upon designated exercise dates through their accumulated payroll deductions. The 2025 ESPP is intended to qualify as an “employee stock purchase plan” as defined under Section 423 of the Code. However, the plan administrator may establish one or more offerings under the 2025 Plan that are not designed to comply with the requirements of Section 423 of the Code, including offerings that are intended to comply with the tax, securities and other compliance requirements of, and obtain tax and other objectives in, the foreign jurisdictions in which those offerings are conducted in order to allow the participants in such offerings to purchase shares of PNC common stock in a manner similar to the 2025 ESPP.

The Board believes it is in the best interests of PNC to provide its employees with the opportunity to acquire an ownership interest in PNC through their participation in the 2025 ESPP and thereby encourage them to remain in PNC’s employ and more closely align their interests with those of PNC’s shareholders.

Summary of the 2025 ESPP

The following is a summary of the principal features of the 2025 ESPP. This summary is not intended to be a complete description of all the provisions of the 2025 ESPP and is qualified in its entirety by reference to the complete text of the 2025 ESPP. A copy of the actual 2025 ESPP is attached as Annex B to this proxy statement.

Administration

The 2025 ESPP will be administered by the Human Resources Committee. The Committee may delegate its authority under the 2025 ESPP to officers or employees of PNC to the extent permitted by applicable law. The Committee and its delegate are hereinafter referred to as the “plan administrator.” The plan administrator will have full authority to adopt rules and regulations consistent with the provisions of the 2025 ESPP or the Code, and to interpret the provisions of the 2025 ESPP.

Securities subject to the 2025 ESPP

The total number of shares of PNC common stock authorized and reserved for use in accordance with the 2025 ESPP will be up to 4,100,000 shares of PNC common stock comprised of the following (i) up to 1,100,000 shares of PNC common stock remaining available for issuance under the Prior Plan as of the effective date of the 2025 ESPP plus (ii) an additional 3,000,000 shares of PNC common stock approved by the Committee. The shares issuable under the 2025 ESPP may be made available from authorized but unissued shares of common stock or from shares of common stock reacquired by PNC.

Should any change be made to the shares of PNC’s common stock by reason of a corporate transaction or transactions (including, without limitation, stock dividends, stock splits, spin-offs, split-offs, recapitalizations, mergers, consolidations or reorganizations of or by PNC or other change affecting the outstanding common stock as a class without PNC’s receipt of consideration or should the value of outstanding shares of common stock be substantially reduced as a result of a spin-off transaction, extraordinary distribution (whether in cash, securities or other property) or an extraordinary dividend or distribution), equitable adjustments will be made to (i) the number, class or kind of shares or other securities that may be reserved for purchase, or purchased, under the 2025 ESPP, (ii) the maximum number, class or kind of shares or other securities purchasable per participant on any one exercise date and (iii) the number, class or kind of shares or other securities and the option price in effect under each outstanding option. The adjustments will be made in such manner as the plan administrator deems appropriate and such adjustments shall be final, binding and conclusive.

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ITEM 4 — APPROVAL OF 2025 EMPLOYEE STOCK PURCHASE PLAN

Option periods and options

Shares of PNC’s common stock will be offered for purchase under the 2025 ESPP through a series of successive offering periods (which we refer to as “option periods”) commencing on the first trading day in January and July of each year and ending on the last trading day in June and December each year, respectively (which we refer to as the “exercise date” of the option period), unless determined otherwise by the plan administrator. The initial option period under the 2025 ESPP will commence on January 2, 2025.

On the start date for each option period, each participant will be granted an option to acquire shares of PNC common stock on the exercise date for that option period, subject to certain limitations described below.

Eligibility and participation

All employees of PNC and its participating subsidiaries (whether now existing or subsequently established or acquired) will be eligible to participate in the 2025 ESPP. The plan administrator may, however, provide that an employee will not be eligible to participate in the 2025 ESPP if, on the start date for an option period, the employee (i) has not been continuously employed by PNC or the participating subsidiaries (whether now existing or subsequently established or acquired) for at least two years (or such lesser period of time as the plan administrator may determine), (ii) customarily works not more than 20 hours per week (or such lesser period of time as the plan administrator may determine), (iii) customarily works not more than five months per calendar year ((or such lesser period of time as the plan administrator may determine), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, (v) is a highly compensated employee meeting certain requirements under the Code and the Securities Exchange Act of 1934, or (vi) has not satisfied such other criteria as the plan administrator may determine consistent with Section 423 of the Code.

To participate in a particular option period, an eligible employee must complete and file the requisite enrollment forms on or before the start date of that option period.

As of December 31, 2023, approximately 51,700 employees, including 15 executive officers, would have been eligible to participate in the 2025 ESPP had it been in effect on such date.

Payroll deductions and stock purchases

Each participant may authorize periodic payroll deductions expressed as a percentage that is at least one percent up to a maximum of 10 percent (unless the plan administrator establishes a different maximum) of the participant’s base salary for the option period.

The accumulated contributions will automatically be applied to the acquisition of common stock on the applicable exercise dates. Accordingly, on each such exercise date (the last trading day in June and December each year), each participant’s payroll deductions accumulated for the option period ending on that exercise date will automatically be applied to the purchase of shares of common stock at the purchase price in effect for that exercise date. The first exercise date under the 2025 ESPP is expected to occur on June 30, 2025.

Option price

The option price of the common stock acquired on each exercise date will be 95 percent of the fair market value of a share of common stock on the exercise date for the applicable option period unless otherwise determined by the plan administrator; provided, however, in no event will the option price per share be less than (i) 85 percent of the lower of the fair market value per share of the common stock on the start date of the option period or the fair market value per share of the common stock on the exercise date for the applicable option period, or (ii) the par value of the common stock.

The fair market value per share of PNC’s common stock on any particular date under the 2025 ESPP will be deemed to be equal to the closing price per share on such date on the New York Stock Exchange (or if there is no closing price on such date, then the closing price per share on the last preceding date for which such price is reported). On February 29, 2024, the fair market value of PNC’s common stock determined on such basis was $147.20 per share, the closing price per share on that date on the New York Stock Exchange.

Special limitations

The 2025 ESPP imposes certain limitations upon a participant’s rights to acquire common stock, including the following limitations:

∎

Options granted to a participant may not permit such individual to purchase more than $25,000 worth of PNC’s common stock (valued at the time each option is granted) for each calendar year those options are outstanding at any time.

∎

Options may not be granted to any individual if such individual would, immediately after the grant, own or hold outstanding options or other rights to purchase stock possessing five percent or more of the total combined voting power or value of all classes of PNC’s outstanding stock or the outstanding stock of any of PNC’s affiliates.

110	THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement

ITEM 4 — APPROVAL OF 2025 EMPLOYEE STOCK PURCHASE PLAN

Termination of options

The participant may withdraw from an option period in which the participant is enrolled at any time up to the next scheduled exercise date and no further payroll deductions will be collected from the participant for that option period. Any accumulated payroll deductions for the option period in which that exercise date occurs will, at the participant’s election, either be applied to the purchase of shares on the next exercise date or be refunded as soon as possible.

The participant’s option will immediately terminate upon the participant’s cessation of employment or loss of eligible employee status. Any payroll deductions or other permitted contributions which the participant may have made for the option period in which such cessation of employment or loss of eligibility occurs will be refunded and will not be applied to the purchase of common stock.

Shareholder rights

No participant will have any shareholder rights with respect to the shares covered by the participant’s options until the shares are actually purchased on the participant’s behalf and the participant has become a holder of record of the purchased shares. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

Assignability

No options will be assignable or transferable by the participant, and the options will be exercisable only by the participant.

Insufficient shares

Should the total number of shares of common stock to be purchased pursuant to outstanding options on any particular exercise date exceed the number of shares then available for issuance under the 2025 ESPP, then the plan administrator will (a) proportionately reduce the number of shares that would otherwise be purchased by each participant in order to eliminate such excess and (b) any amounts remaining in a participant’s account immediately after such exercise date will be refunded to the participant without interest.

Amendment and termination

The 2025 ESPP will continue in effect through and including December 31, 2034, unless the Board or the Committee terminates the 2025 ESPP earlier. Upon any plan termination, the balance, if any, in each participant’s account will be refunded to the participants.

The Board or the Committee may amend the 2025 ESPP at any time. In no event may the Board or the Committee amend the 2025 ESPP to increase the aggregate number of shares reserved under the 2025 ESPP (except for permissible adjustments in the event of certain changes in PNC’s capitalization) or change the corporations or class of corporations whose employees may be eligible to participate in the 2025 ESPP without approval of the shareholders.

New plan benefits

The 2025 ESPP will not become effective unless it is approved by the shareholders at the annual meeting and no options have been granted under the 2025 ESPP.

Summary of federal income tax consequences

The 2025 ESPP is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Code. Under a plan which so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to PNC, upon either the grant or the exercise of the options. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the 2025 ESPP or in the event the participant should die while still owning the purchased shares.

If the participant sells or otherwise disposes of the purchased shares within two years after the start date of the option period in which such shares were acquired or within one year after the purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and PNC will be entitled to an income tax deduction, for the taxable year in which such sale or disposition occurs, equal in amount to such excess.

If the participant sells or disposes of the purchased shares more than two years after the start date of the option period in which the shares were acquired and more than one year after the purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares or (ii) 15 percent of the fair market value of the shares on the start date of that option period, and any additional gain upon the disposition will be taxed as a long-term capital gain. PNC will not be entitled to an income tax deduction with respect to such sale or disposition.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement	111

ITEM 4 — APPROVAL OF 2025 EMPLOYEE STOCK PURCHASE PLAN

If the participant still owns the purchased shares at the time of death, then the participant will recognize ordinary income at such time equal to the lesser of (i) the amount by which the fair market value of the shares on the date of death exceeds the purchase price or (ii) 15 percent of the fair market value of the shares on the start date of the option period in which those shares were acquired.

112	THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement

ITEM 4 — APPROVAL OF 2025 EMPLOYEE STOCK PURCHASE PLAN

Equity compensation plan information

The following table provides information as of December 31, 2023 regarding the number of shares of our common stock that may be issued under our equity compensation plans. For additional information regarding these plans, see Note 17 —Stock Based Compensation Plans in the Notes to Consolidated Financial Statements in the Form 10-K.

Equity Compensation Plan Information

At December 31, 2023

	(a)	(b)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category
Equity compensation plans approved by security holders	4,677,131 (1)	15,393,550 (2)
Equity compensation plans not approved by security holders	—	—
Total	4,677,131	15,393,550

(1)

Of this total, the following amounts relate to the 2016 Incentive Award Plan (the “2016 Incentive Plan”), approved by shareholders on April 26, 2016: 3,734,119 are stock-payable restricted stock units (at a maximum share award level), 857,867 are performance share units (at a maximum share award level) and 65,431 are deferred stock units (at a maximum share award level). Also included in this total are 19,714 stock-payable restricted stock units (at a maximum award level) that relate to the 2006 Incentive Award Plan, as amended and restated (the “2006 Incentive Plan”). The restricted stock units and incentive performance units have no exercise price.

Following shareholder approval of the 2016 Incentive Plan, no further grants were permitted under the 2006 Incentive Plan, and the balance of shares authorized but unissued under the 2006 Incentive Plan were made available under the 2016 Incentive Plan.

(2)

Includes 1,542,918 shares available for issuance under the Prior Plan, of which 104,213 shares are subject to purchase during the option period ending December 31, 2023. The amount available for awards under the 2016 Incentive Plan is 13,850,632.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement	113

ITEM 5 — SHAREHOLDER PROPOSAL REGARDING REPORT ON RISK MANAGEMENT AND IMPLEMENTATION OF PNC’S HUMAN RIGHTS STATEMENT

The following proposal was submitted by a shareholder proponent, Maryknoll Sisters of St. Dominic, Inc., P.O. Box 311, Maryknoll, New York 10545-0311, and other co-filers. If the shareholder proponent (or a representative thereof who is qualified under state law) is present at the annual meeting and submits the proposal for a vote, then the proposal will be voted on at the annual meeting.

In accordance with federal securities regulations, we included the text of the shareholder proposal plus any supporting statements and footnotes exactly as submitted by the shareholder proponent. The shareholder proposal may contain assertions about PNC or other matters that we believe are incorrect, but we have not attempted to refute all of those assertions.

Upon written request to the Corporate Secretary, The PNC Financial Services Group, Inc., 300 Fifth Avenue, Pittsburgh, PA 15222 or corporate.secretary@pnc.com, PNC will furnish the stock ownership information of the shareholder proponent and/or the names, addresses and stock ownership information of the co-filers.

∎ Beginning of shareholder proposal and supporting statement

Resolved: Shareholders request the Board of Directors prepare a report, at reasonable cost and omitting proprietary information, explaining how PNC’s risk management systems ensure effective implementation of its Human Rights Statement in existing and proposed general corporate and project financing. The report may include:

•

A description of human rights due diligence processes in place to embed respect for human rights into operations and to provide access to remedy for human rights impacts connected to financing relationships; and

•	Indicators used to assess effectiveness.

Whereas: Under the UN Guiding Principles on Business and Human Rights (UNGPs), companies are expected to respect human rights throughout their operations by conducting human rights due diligence to assess, identify, prevent, mitigate, and remediate adverse human rights impacts.1 PNC is one of the largest banks in the US, with over $556 billion in assets.2

PNC has a practice of financing clients connected to systemic human rights violations, despite its human rights commitments. The Company is exposed to legal and reputational risk if it fails to effectively implement its policies across business activities. For example, PNC was a key financier of Energy Transfer in 2017, which built the widely opposed Dakota Access Pipeline,3 a project which incurred $7.5 billion in material social costs.4 PNC additionally increased its fossil fuel financing by 77% between 2021 and 2022, investments which are frequently linked to human rights abuses, particularly in Indigenous, Black, and brown communities.5 For instance, PNC provided credit facilities to enable the now defunct Atlantic Coast Pipeline, which was abandoned in part due to civil rights concerns.6

Additionally, PNC lends over $2.82 billion to companies producing controversial weapons, including nuclear weapons, white phosphorus, depleted uranium weapons, and incendiary weapons.7 These are illegal or have prohibited use under international law due to their potentially indiscriminate and disproportionate impacts on civilians.8 For example, nuclear

[1]	https://www.ohchr.org/sites/default/files/documents/publications/guidingprinciplesbusinesshr_en.pdf
[2]	https://www.forbes.com/advisor/banking/largest-banks-in-the-us/
[3]	https://www.banktrack.org/download/does_your_money_fund_oil_pipelines/ mazaskatatalksdoesyourmoneyfundoilpipelines3f.pdf
[4]	https://colorado.edu/programfpw/sitesdefault/files/attached-files/social_cost_and_material_loss_0.pdf
[5]	https://www.ran.org/wp-content/uploads/2022/03/BOCC_2022_vSPREAD-1.pdf https://www.aiph.aphapublications.org/doi/1-.2105/AJPH.2023.307403
[6]

https://insideclimatenews.org/news/18052018/atlantic-coast-pipeline-natural-gas-civil-rights-environmental-justice-epa/ ; https://www.nrdc.org/bio/gillian-giannetti/three-lessions-learned-axed-atlantic-coast-pipeline

[7]

https://www.washingtonpost.com/news/checkpoint/wp/2016/09/19/saudi-arabia-appears-to-be-using-u-s-supplied-white-phosphorus-in-its-war-in-yemen/ ; https://www.nytimes.com/2020/02/07/us/trump-land-mines-cluster-munitions.html ; https://www.dontbankonthebomb.com/risky-returns/

[8]	https://www.un.org/disarmament/wmd/nuclear/tpnw/ ; https://www.icrc.org/en/doc/assets/files/other/customary-international-humanitarian-law-i-icrc-eng.pdf

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ITEM 5 — SHAREHOLDER PROPOSAL

weapons are designed to cause massive death and destruction, impacting long-term human health, the environment, and socioeconomic development.9 Major investment institutions are divesting from producers of controversial weapons10, including over 100 institutions with policies against investments in nuclear weapons.11

Although PNC’s Human Rights Statement commits to upholding the UN Universal Declaration of Human Rights, it is not aligned with the UNGPs. PNC’s Environmental and Social Risk Management and Rapid Risk Screen tools lag behind peers in identifying the bank’s most salient human rights risks. Bank of America and Citigroup disclose lists of high-risk social issues and disclose criteria for elevated human rights due diligence.12 The report we request will enable investors to assess the effectiveness of PNC’s screening tools and questionnaires to mitigate human rights impacts throughout its lending portfolio.

∎ End of shareholder proposal and supporting statement

[9]	https://www.icrc.org/en/document/humanitarian-impacts-and-risks-use-nuclear-weapons
[10]	https://www.ai-cio.com/news/norways-klo-divests-from-producers-of-controversial-weapons/
[11]	https://www.dontbankonthebomb.com/policy-analysis-report-moving-away-from-mass-destruction/
[12]	https://about.bankofamerica.com/content/dam/about/pdfs/MISC-02-23-0371_O_f_ADA.pdf ;
https://www.citigroup.com/rcs/citigpa/akpublic/storage/public/Environmental-and-Social-Policy-Framework.pdf h

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ITEM 5 — SHAREHOLDER PROPOSAL

BOARD OF DIRECTORS’ RESPONSE

∎	Our Board recommends a vote AGAINST this Proposal because:

∎

PNC’s existing disclosures already satisfy the proponent’s request for a “report explaining how PNC’s risk management systems ensure effective implementation of its Human Rights Statement in existing and proposed general corporate and project financing.” This disclosure – titled “Responsible Lending Practices” – is publicly available on PNC’s website.[1]

∎

The Rapid Risk Screen is industry agnostic because PNC recognizes that environmental, social and reputational risks can be present in any industry and with any commercial client. The tool is designed to be highly modular, allowing the ability to quickly add additional guidance as PNC’s strategy, geographic reach or product set changes. It is thus capable of being updated in real time to capture emerging risks. The Environmental and Social Risk Management (“ESRM”) process may lead to a decision to limit exposure to individual commercial clients with elevated risk profiles. Alternatively, PNC may make a concerted effort to engage with customers and external stakeholders to try to better understand the potential risks and develop a path forward to mitigate those risks. PNC believes its ability to deploy an array of options more effectively serves risk mitigation objectives while reflecting the complex and dynamic business environment in which we operate.

∎

Transactions identified through the ESRM Rapid Risk Screen that present heightened risk may lead to additional analysis and escalation to relevant business or risk management leaders, and those leaders will ultimately determine whether the transaction can move forward, needs additional due diligence or modification, or presents unacceptable risk. PNC believes its balanced approach, which monitors the wide spectrum of issues of concern to its stakeholders while upholding fair and consistent lending practices as required by U.S. federal, state and local laws, is reasonable and in the best interests of the long-term value of the franchise.

∎

The proponents imply that PNC lends to companies producing illegal products, citing the Treaty on the Prohibition of Nuclear Weapons (“TPNW”) as an “in force” international law. In fact, the United States, Britain and France, among other countries, have rejected the TPNW as it “‘turns back the clock on verification and disarmament and is dangerous’ to the half-century-old Nuclear Nonproliferation Treaty considered the cornerstone of global nonproliferation efforts.”[2]

PNC’s existing disclosures already satisfy the proponent’s request for a report explaining “how PNC’s risk management systems ensure effective implementation of its Human Rights Statement in existing and proposed general corporate and project financing.”

This disclosure – titled “Responsible Lending Practices” – is publicly available on PNC’s website and was most recently updated in November 2023. Responsible Lending Practices describes the principles and multi-layered framework and processes that PNC employs in evaluating proposed commercial transactions for environmental and social issues (including human rights) that could pose financial, legal and/or reputational risks to PNC.

As discussed in other sections of this proxy statement, PNC is focused on building durable, long-term value for the benefit of its stakeholders, through all phases of the economic cycle. To support this objective, PNC has built a strong risk culture to identify, assess, monitor and control risks, including emerging risks, across all three lines of defense. With stakeholders’ increasing interest in how their issues of concern are integrated into business decisions, PNC has responded by providing more focused information around its responsible lending practices.

PNC has practices in place that are designed to effectively and deliberately embed human rights considerations in its commercial finance operations, as delineated in the Responsible Lending Practices disclosure.

As an organization, PNC is committed to upholding human rights. PNC’s Human Rights Statement expresses the view that support of fundamental human rights is a cornerstone for responsible business conduct and that responsible lending decisions must incorporate evolving environmental, social, human rights and reputational risk considerations alongside other business considerations including stakeholder preferences. To learn more about the human rights-related concerns PNC seeks to address for its principal stakeholder groups — namely employees, clients, communities and suppliers — see PNC’s Human Rights Statement,3 which is publicly available on our corporate website.

PNC’s Rapid Risk Screen, part of its multi-layered ESRM framework, is designed to identify potential environmental, social (including human rights), or reputational risks early in the life cycle of a proposed transaction and provide a pathway for additional due diligence and executive escalation for any proposed transactions that may entail elevated risk. For example, as discussed in the Responsible Lending Practices disclosure, the ESRM Rapid Risk Screen tool is designed to flag commercial transactions with human rights impacts on any of the following:

∎	Indigenous peoples (e.g., Native Americans)

∎	Landowners (e.g., through the application of eminent domain or forced displacement)

[1]	PNC’s Responsible Lending Practices is available at pnc.com/corporateresponsibility
[2]	https://apnews.com/article/nuclear-weapons-disarmament-latin-america-united-nations-gun-politics-4f109626a1cdd6db10560550aa1bb491
[3]	PNC’s Human Rights Statement is available at pnc.com/corporateresponsibility

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ITEM 5 — SHAREHOLDER PROPOSAL

∎	Areas of historical, cultural or natural importance (e.g., archeological sites)

∎	Access to a community’s water, air, food, recreation (e.g., hunting/fishing) or land (e.g., agriculture)

∎	The safety of communities, businesses and workers

PNC’s approach to ESRM relies on escalation and engagement rather than the broadscale prohibition of entire industries.

The ESRM process may lead to a decision to limit exposure to individual commercial clients with elevated risk profiles. Alternatively, PNC may make a concerted effort to engage with the customer or external stakeholder to try to better understand the potential risks and develop a path forward to mitigate those risks. Client engagement—rather than divestment—is the preferred tool in addressing the challenges posed by environmental, social, human rights, and reputational risks that may be associated with some commercial clients.

As one example, PNC believes that both conventional and renewable energy companies play a key role in an orderly, just transition to a lower-carbon economy, and as stated in its Climate Action Strategy,4 PNC is committed to providing the financing and advice its clients need to create and execute on their own climate transition plans. Additionally, PNC has committed to mobilize $30 billion in environmental finance in the categories of renewable energy, green buildings, clean transportation, and sustainability-linked bonds and loans. As of December 31, 2022, PNC has deployed nearly $16 billion of this commitment. In the forthcoming 2023 Corporate Responsibility Report, fiscal year 2023 progress on the environmental finance pledge will be shared.

Transactions with conventional energy companies are subject to additional due diligence designed to ensure that lending into this industry is done responsibly and with transparent communication to stakeholders. PNC publicly discloses the number of both new and existing coal, oil, natural gas, fossil fuel power generation and nuclear power generation clients subject to this additional environmental due diligence in the pages of its annual Corporate Responsibility Report. This due diligence is performed for both new and existing clients each year, including for clients that are onboarded due to mergers and acquisitions activity, such as those onboarded in connection with PNC’s 2021 acquisition of BBVA USA Bancshares, Inc.

PNC has an extensive history of prior engagement with stakeholders on its risk management, responsible lending practices, the nuclear defense industry, and human rights impacts.

From 2017 to present, PNC has engaged ten times on this topic with advocacy groups and their affiliated organizations. Certain of these affiliated organizations have filed shareholder proposals in prior years requesting reports on the effectiveness of PNC’s ESRM risk management systems at managing risks associated with lending, investing and financing activities within the nuclear defense industry. PNC representatives have additionally met with the proponent and their associated advocacy group several times to formally present the Responsible Lending Practices disclosure and ESRM framework and to answer questions about how human rights risks are addressed in commercial lending decisions. The most recent engagement with those parties was in December 2023, shortly after PNC’s receipt of the proponent’s proposal. This meeting was attended by PNC’s internal leaders with immediate responsibility for the areas of responsible business strategies (corporate responsibility), corporate governance and investor relations. Despite the proponent’s acknowledgment that the processes described in PNC’s Responsible Lending Practices disclosure are nuanced and targeted to achieve a productive outcome in a complex business environment while seeking to protect PNC from risk, including human rights risk, the proponent has deemed it necessary to move forward with their proposal even though PNC believes its existing disclosures address the proponent’s concerns.

In fact, PNC already has very limited credit exposure to the companies cited by the proponent as “companies producing controversial weapons” (defined by the proponent as “nuclear weapons, white phosphorus, depleted uranium weapons, and incendiary weapons”). As has been thoroughly covered in prior engagement meetings on responsible lending practices, PNC’s credit exposure to the companies on the proponent’s list is de minimis relative to PNC’s overall portfolio, representing less than 0.1% of PNC’s total loan portfolio as of December 31, 2023. Further, the companies referenced by the proponent as producers of controversial weapons include large, diversified firms producing a variety of products and services, including cybersecurity and information technology solutions; construction management and critical infrastructure development; navigation and radar systems; environmental remediation and revitalization; safe drinking water management; wastewater treatment; medical isotopes, which are used in cancer detection and treatment; and commercial aircraft, golf carts, snowmobiles, and healthcare technology, among others. PNC’s decisions to lend to these companies are consistent with standard U.S. banking practices.

The ESRM framework is reviewed annually by our Board of Directors.

The Board reviews the ESRM framework annually to help ensure that: (i) it continues to be appropriate for PNC’s expanding business, the shifting risk landscape, and heightened environmental, social, human rights and reputational risk considerations; and (ii) it continues to appropriately balance the needs of PNC’s customers and prospective

[4]	More information on PNC’s Climate Action Strategy is available at pnc.com/corporateresponsibility

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ITEM 5 — SHAREHOLDER PROPOSAL

customers with the interests of other stakeholders including shareholders, communities and employees. The full Board also receives updates on corporate responsibility matters at least quarterly.

The Proposal relies on mischaracterizations and does not acknowledge the measures taken by PNC to appropriately manage emerging risks that relate to environmental, social, human rights and reputational issues while upholding fair and consistent lending practices as required by U.S. federal, state and local laws.

PNC’s business activities are highly regulated under applicable U.S. federal, state and local laws and by its internal guidance and policies, including its ESRM framework, as well as public commitments. PNC does not discriminate against any lawful industries, and endeavors to conduct its lending activities in a manner that is fully compliant with applicable U.S. federal, state and local laws and conforms to standard U.S. banking practices. For more information about PNC’s systems and processes for credit risk management, which incorporate responsible lending practices, PNC encourages shareholders and other interested parties to refer to its Responsible Lending Practices disclosure, the “Risk Management” section of its most recent annual report on Form 10-K, and other materials available on PNC’s corporate website.

For all the reasons stated above, the Board recommends PNC’s shareholders vote AGAINST the proposal.

The Board of Directors recommends a vote “AGAINST” Item 5 — Shareholder proposal regarding report on risk management and implementation of PNC’s Human Rights Statement

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GENERAL INFORMATION

Voting your shares

We want our shareholders, as the owners of PNC, to consider the important matters before them and exercise their right to vote. The Board is asking for, or soliciting, proxies from our shareholders. This section describes the voting process and how proxy voting works.

Who can vote?

You are entitled to vote at PNC’s 2024 annual meeting if you were a holder of shares of PNC common stock or PNC preferred stock–Series B as of the record date, February 2, 2024. At the close of business on that date, there were 397,845,383 shares of PNC common stock and 423 shares of PNC preferred stock–Series B outstanding, entitled to cast an aggregate of 397,848,767 votes.

PNC common stock is PNC’s sole authorized class of common stock. Although PNC has issued several series of preferred stock, PNC preferred stock–Series B is the only series of PNC preferred stock that is entitled to vote at the 2024 annual meeting.

For information about the specific vote required to approve each of the proposals at our annual meeting, see “—How a proposal gets approved—What are my voting choices and what vote is required to approve each proposal?” below.

∎   PNC common stock

Each share is entitled to one vote. We do not have “dual class” common stock (i.e., common shares with differing voting rights).

∎   PNC preferred stock–Series B

Each share is convertible into 8 shares of PNC common stock. Under the terms of this preferred stock, each share is entitled to an equal number of votes. Accordingly, each preferred share is entitled to 8 votes per share. Because 423 shares of this preferred stock were outstanding as of the record date, holders of this preferred stock may cast up to 3,384 votes.

∎   Under PNC’s governing documents, shares of PNC common stock and PNC preferred stock–Series B must vote as a single class at the 2024 annual meeting.

What is a proxy?

We encourage you to vote by proxy whether or not you plan to attend our 2024 annual meeting. By completing a proxy, you can tell us exactly how you want to vote your shares, and the PNC officers who are named as proxies on your proxy card or voting instruction form will vote your shares according to your instructions at the annual meeting. This is referred to as “giving us a proxy.” By instructing a proxy to carry out your wishes, you can ensure that your vote is counted.

Who is conducting this proxy solicitation?

The Board is soliciting proxies from all persons who were holders of PNC common stock or PNC preferred stock–Series B as of the close of business on the record date, February 2, 2024. Giving your proxy in advance of the annual meeting helps ensure that your vote is properly submitted and received on time, and improves the efficiency of the annual meeting. We may solicit proxies using several methods, including by mail, personal interviews, telephone, email or other methods.

Who is paying the costs of this proxy solicitation?

PNC is paying the costs of this solicitation of proxies. PNC officers or employees may solicit proxies, but will not receive any special compensation for doing so. We will ask brokerage houses, banks and other custodians of PNC stock to forward proxy materials to their clients who hold PNC stock, and we will pay for the expenses they incur to do so. In addition, we have retained Morrow Sodali, LLC, 333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902, a proxy soliciting firm, to assist us with the solicitation of proxies for the annual meeting for a fee of $15,000, plus reimbursement of reasonable out-of-pocket expenses.

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GENERAL INFORMATION

What is the difference between a “shareholder of record” and a “street name” shareholder?

Shareholder of record:

If your PNC shares are registered directly in your name at Computershare, PNC’s transfer agent and registrar, you are considered the “record owner” or “shareholder of record” with respect to those shares.

Street name shareholder:

If you hold PNC shares in an account at a bank, broker, or other nominee, you are considered the beneficial owner of shares held in street name — or a “street name” shareholder — and not the “record owner” of those shares. In that case, you will have received these proxy materials, as well as a voting instruction form, from the institution where your account is maintained. As a street name shareholder, you have the right to instruct your bank, broker, or other nominee as to how to vote the shares in your account. Most individual shareholders own PNC shares by this method.

How do I vote?

You can submit a proxy via internet, telephone, or mail. Both shareholders of record and street name shareholders may vote prior to our annual meeting by transmitting their voting instructions by internet, telephone, or mail. See below for an overview of these voting methods. If you are a street name shareholder, please contact your bank, broker, or other nominee for complete instructions on how to cast your vote.

Internet:	Go to www.proxyvote.com and follow the instructions. You will need information from your Notice of Internet Availability or proxy card, as applicable, to submit your proxy.	If voting by internet or telephone, your vote must be received by 11:59 p.m. ET on Tuesday, April 23, 2024.
Telephone:	Shareholders of record - Call +1 (800) 690-6903 Street name shareholders - Call +1 (800) 454-8683 (subject to availability)
Mail:

If you have a printed copy of the proxy materials, you may vote by returning a completed, signed and dated proxy card or voting instruction form in the envelope provided. No postage is required if mailed in the U.S.

You can attend and vote at the annual meeting. You may also vote electronically during the virtual annual meeting by accessing the annual meeting website at www.virtualshareholdermeeting.com/PNC2024.

For participants in PNC’s 401(k) plan: If you are a participant in The PNC Financial Services Group, Inc. incentive Savings Plan (referred to as the “ISP” or the “401(k) plan”) with units in the PNC Stock Fund, you have the right to provide the 401(k) plan trustee with voting instructions for the equivalent shares of PNC common stock that are allocated to your PNC Stock Fund account. The 401(k) plan trustee will vote the shares that are held in the PNC Stock Fund as of the record date, February 2, 2024. Your voting instructions must be received by 11:59 p.m. Eastern Time on Thursday, April 18, 2024, to allow the 401(k) plan trustee adequate time to process voting instructions.

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GENERAL INFORMATION

Special note for street name shareholders about brokers voting your shares and broker non-votes:

If you hold PNC shares in street name, your bank, broker, or other nominee has discretionary authority to vote your shares with respect to proposals that are “routine items.” This is permitted under NYSE rules, which define whether items are “routine” or “non-routine.” If a proposal is considered a non-routine item and you do not provide voting instructions to your bank, broker, or other nominee, no vote will be cast on your behalf with respect to that proposal.

This is referred to as a “broker non-vote,” and it will not be counted as a vote cast on the proposal. In some cases, street name holders may need to take additional actions to ensure that their shares are voted.

We discuss whether the proposals to be acted upon at the annual meeting are “routine” or “non-routine” items below under “—How a proposal gets approved—What are my voting choices and what vote is required to approve each proposal?”

PNC is incorporated under the laws of Pennsylvania. Pennsylvania law allows proxies to be submitted by electronic transmission, including by telephone or over the internet, and permits a shareholder of record, such as a brokerage firm or bank, to communicate a vote by telephone or internet on behalf of a beneficial owner or street name shareholder.

May I change my vote?

If you change your mind after you give us your proxy to vote, you can amend or revoke your proxy in several ways, as outlined below. However, the right to revoke your proxy ends upon the closing of the polls at the 2024 annual meeting. If you have not properly revoked your proxy by that time, we will vote your shares in accordance with your most recent valid proxy.

If you are a shareholder of record, you may change your vote or revoke your proxy by doing any of the following:

∎	Vote again by internet or telephone before 11:59 p.m. Eastern time on Tuesday, April 23, 2024.

∎	Vote again by mail by signing and mailing, on a timely basis, another proxy card with a later date.

∎	Mail written notice of revocation of your proxy to PNC’s Corporate Secretary at 300 Fifth Avenue, Mail Stop: PT-PTWR-18-1, Pittsburgh, PA 15222.

∎	Attend the annual meeting at www.virtualshareholdermeeting.com/PNC2024 and vote again before the polls close.

If you are a street name shareholder, follow the instructions provided by your bank, broker, or other nominee to revoke your voting instructions or otherwise change your vote.

How will my shares be voted if I do not give specific voting instructions?

If you are a shareholder of record and return your proxy card without specifying how you want to vote, the persons named as proxies on your proxy card will vote in accordance with the recommendations of the Board. In addition, the proxies may determine in their discretion how to vote your shares regarding any other matter properly presented for a vote at our annual meeting. In the event a nominated director becomes unable to serve as a director, proxies will be voted for the election of such other person as the Board may designate as a nominee, unless the Board chooses to reduce the number of directors authorized to serve on the Board.

If you are a street name shareholder and do not provide voting instructions to your bank, broker, or other nominee, your bank, broker, or other nominee may vote your shares on any proposal that is classified as “routine” by the NYSE. However, your bank, broker, or other nominee is not permitted to vote your shares on any proposal classified as “non-routine” unless you provide instructions. See “—Voting your shares—How do I vote?” above for more information.

If you are a participant in PNC’s 401(k) plan with units in the PNC Stock Fund, and you do not give voting instructions to the trustee, the 401(k) plan trustee will vote uninstructed shares in the same proportion as voted shares.

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GENERAL INFORMATION

Will my vote be confidential?

The Board has adopted a confidential voting policy. With the exceptions described below, this policy states that all proxies, ballots, voting instructions from employee benefit plan participants and voting tabulations that identify the vote of a particular shareholder or benefit plan participant be kept permanently confidential and not be disclosed. We keep votes confidential and do not disclose them to our directors, officers or employees except (i) as necessary to meet legal requirements or to pursue or defend legal actions; (ii) to allow the Judge of Election to certify the voting results; (iii) when expressly requested by a shareholder or benefit plan participant; or (iv) if there is a contested proxy solicitation.

Broadridge Financial Solutions, Inc., our vote tabulator and Judge of Election for the annual meeting, confirmed that its procedures will be consistent with this policy.

How a proposal gets approved

What is a quorum and why is it needed for the annual meeting?

Under Pennsylvania law, we must have a quorum before we can consider proposals at an annual meeting. A “quorum” refers to the minimum number of shares that must be present at the meeting. To have a quorum for the 2024 annual meeting, we need the presence of PNC shareholders or their proxies who are entitled to cast at least a majority of the votes that all shareholders are entitled to cast.

In determining if a quorum exists, we count the number of shares represented by shareholders who attend the annual meeting and the number of shares represented by proxies. If you return a proxy, whether you vote for or against a proposal, abstain from voting, or only sign and date your proxy card, your shares will be counted as present for purposes of determining if a quorum exists.

Based on the number of shares of PNC common stock and PNC preferred stock–Series B outstanding as of the close of business on the record date, February 2, 2024, and the common stock conversion rate applicable to the PNC preferred stock—Series B, the presence of shareholders entitled to cast at least 198,924,384 votes at the 2024 annual meeting (attending virtually or represented by proxy) will constitute a quorum. See “—Voting your shares—Who can vote?” above for more information about the PNC equity securities entitled to vote at the annual meeting.

What are my voting choices and what vote is required to approve each proposal?

You may cast a vote FOR, AGAINST, or ABSTAIN with respect to each of the proposals described in this proxy statement.

∎	FOR - Select the “FOR” option on your proxy card or voting instruction form.

∎	AGAINST - Select the “AGAINST” option on your proxy card or voting instruction form.

∎

ABSTAIN - You may abstain from voting on a proposal by selecting the “ABSTAIN” option on your proxy card or voting instruction form. Under the laws of Pennsylvania, PNC’s state of incorporation, abstentions are treated as a failure to vote and do not count as “votes cast.”

∎

BROKER NON-VOTES - “Broker non-votes” occur when a street name shareholder fails to give voting instructions to their bank, broker, or other nominee and the proposal to be voted on is classified as “non-routine” by the NYSE. Brokers, banks, and other similar institutions are not permitted under NYSE rules to vote these uninstructed shares on non-routine proposals, resulting in broker non-votes. All proposals described in this proxy statement are non-routine proposals, except for Item 2- Ratification of independent registered public accounting firm for 2024, which is the only routine proposal. For more information about broker non-votes, see “—Voting your shares—How do I vote?”

The table below provides a summary of the vote that is required to elect our nominated directors and approve each proposal, and the effect of abstentions and broker non-votes. “Majority of the votes cast” means that the matter being presented will be approved if the number of FOR votes exceeds 50% of the total number of FOR and AGAINST votes.

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GENERAL INFORMATION

Proposal		Voting Choices	Vote Required to Approve	Routine/ Non-routine	Abstentions and Broker Non-Votes
1	Election of directors*	Each nominee: ∎ FOR ∎ AGAINST ∎ ABSTAIN	Majority of the votes cast	Non- routine	For each nominee, abstentions and broker non-votes will not affect vote results.
The Board recommends: VOTE FOR each nominee

2	Ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as PNC’s independent registered public accounting firm for 2024	∎ FOR ∎ AGAINST ∎ ABSTAIN	Majority of the votes cast	Routine	Abstentions and broker non-votes (if any) will not affect vote results.
The Board recommends: VOTE FOR this proposal

3	Advisory vote to approve named executive officer compensation**	∎ FOR ∎ AGAINST ∎ ABSTAIN	Majority of the votes cast	Non- routine	Abstentions and broker non-votes will not affect vote results.
The Board recommends: VOTE FOR this proposal

4	Approval of The PNC Financial Services Group, Inc. 2025 Employee Stock Purchase Plan	∎ FOR ∎ AGAINST ∎ ABSTAIN	Majority of the votes cast	Non- routine	Abstentions and broker non-votes will not affect vote results.
The Board recommends: VOTE FOR this proposal

5	Shareholder proposal regarding report on risk management and implementation of PNC’s Human Rights Statement	∎ FOR ∎ AGAINST ∎ ABSTAIN	Majority of the votes cast	Non- routine	Abstentions and broker non-votes will not affect vote results.
The Board recommends: VOTE AGAINST this proposal

*

For more information about the voting standard in elections of PNC directors and the consequences of failure to obtain a majority vote, see “Corporate Governance—Other corporate governance practices—Majority vote standard in director elections” in this proxy statement.

**

This is an advisory vote. As an advisory vote, the voting results will not bind PNC, the Board or the Human Resources Committee. However, the Board and the Human Resources Committee value the opinions of shareholders and will carefully consider the results when making future compensation decisions. For more information, see “Item 3—Advisory vote to approve named executive officer compensation” in this proxy statement.

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GENERAL INFORMATION

Participating in the annual meeting

Who can attend the annual meeting?

You are invited to virtually attend PNC’s 2024 annual meeting of shareholders if you held any shares of PNC common stock or PNC preferred stock–Series B as of the close of business on the record date, February 2, 2024.

Where and when will the annual meeting be held?

PNC’s 2024 annual meeting of shareholders will be a virtual-only meeting held via webcast.

Date / Time:	Wednesday, April 24, 2024, at 11:00 a.m. Eastern Time

Location:	Accessible at www.virtualshareholdermeeting.com/PNC2024

The annual meeting will begin promptly at 11:00 a.m. Eastern Time. We encourage you to access the virtual meeting website prior to the start time. The virtual meeting website will be accessible beginning at 10:30 a.m. Eastern Time on the meeting date.

Will I need log-in credentials to access proxyvote.com or participate in the virtual annual meeting?

To vote your shares through proxyvote.com and to participate in the virtual annual meeting, you will need the unique control number that appears on the Notice of Internet Availability of Proxy Materials, the proxy card (printed in the box and marked by the arrow) or the instructions that accompanied your proxy materials, as applicable. If you are a street name shareholder, instructions should be included on the voting instruction form provided by your broker, bank or other nominee. If you do not have your control number, you will be able to join the meeting as a guest; however, you will not be able to vote or submit questions during the meeting.

Can I vote and ask questions at the annual meeting?

We want to ensure that all shareholders are afforded the same rights and opportunities to participate as they would have at an in-person meeting, including the ability to vote shares electronically and submit questions during the meeting, as well as having access to the Board and our management. All members of the Board and all executive officers are expected to join the annual meeting and be available for questions.

You may vote your shares and will have the opportunity to submit questions during the meeting. For information about how the annual meeting will be conducted, please review the Regulations for Conduct attached to this proxy statement as Annex C. The Regulations for Conduct also will be available on the annual meeting website at www.virtualshareholdermeeting.com/PNC2024.

Questions may be submitted prior to the annual meeting at www.proxyvote.com or you may submit questions in real time during the meeting using the annual meeting website at www.virtualshareholdermeeting.com/PNC2024. We are committed to acknowledging each relevant question we receive, subject to the guidelines described in this section and in the Regulations for Conduct.

How we handle questions for the annual meeting:

∎	Questions submitted in accordance with the Regulations for Conduct generally will be addressed as time permits.

∎	Each shareholder is limited to one question in order to allow us to answer questions from as many shareholders as possible.

∎	Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once.

∎	Questions regarding personal matters and questions regarding general economic, political or product matters that are not directly related to the business of PNC will not be answered.

∎

If there are matters of individual concern to a shareholder and not of general concern to all shareholders, or if a question posed was not otherwise answered, shareholders may contact Investor Relations separately after the annual meeting. Contact details, as well as other helpful information, can be found in the shareholder services section of our website at www.pnc.com/shareholderservices.

124	THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement

GENERAL INFORMATION

Will assistance be available if I have technical issues with the virtual meeting website?

If you encounter any technical difficulties when accessing or using the virtual meeting website, please call the technical support number that will be posted on the virtual meeting website login page. The virtual meeting website is supported on browsers and devices running the most updated version of applicable software and plugins. Technical support will be available beginning approximately 30 minutes before the start of the annual meeting through its conclusion.

About our proxy materials

How does PNC provide proxy materials to its shareholders?

We made our proxy materials accessible to shareholders beginning on March 13, 2024. You may view our proxy materials on our website at www.pnc.com/annualmeeting. Our proxy materials consist of the following:

∎	Our notice of the 2024 annual meeting of shareholders;

∎	Our proxy statement; and

∎	Our 2023 annual report.

Under SEC rules relating to proxy solicitations, we may furnish proxy materials to our shareholders by providing internet access to those materials instead of mailing a printed copy to each shareholder. Consistent with these rules, we notify shareholders when our proxy materials are available by sending them a Notice of Internet Availability of Proxy Materials, which also provides instructions on how to access our proxy materials and vote online or, if preferred, request a paper copy of the proxy materials and a proxy card or voting instruction form. We believe this “notice and access” method expedites the delivery of our proxy materials to shareholders and offers a convenient way for shareholders to review our information. It also helps us reduce printing and mailing costs and lessen our environmental impact.

Note that internet addresses throughout this document are included as inactive textual references only and the content of those websites is not incorporated in this document by reference or otherwise made a part hereof.

Can I request a different method of delivery or access for PNC’s proxy materials?

Upon request, we will provide email or paper copies of proxy materials to shareholders for the current annual meeting or for future meetings. Please direct your request to Broadridge Financial Solutions, Inc. at the address or phone number provided below.

If you are a street name shareholder, we generally cannot email or mail our materials to you directly. Your broker, bank or other nominee must provide you with the Notice of Internet Availability of Proxy Materials or the proxy statement and a voting instruction form, and your broker, bank or other nominee must also explain the voting process to you.

What if more than one member of my household owns PNC shares?

If two or more PNC shareholders live in your household, or you maintain more than one shareholder account on the books of Computershare, our transfer agent and registrar, you may have received more than one set of our proxy materials.

In order to reduce duplicate packages and lower expenses, we rely on SEC regulations that allow delivery of one set of proxy materials to multiple shareholders sharing the same address and the same last name, if this type of delivery has been consented to as provided by these rules. This is referred to as “householding” of the proxy materials. Even if you consent to householding, we will deliver a separate proxy card or Notice of Internet Availability of Proxy Materials for each account. Householding will not affect your right or ability to vote.

If you would like to opt out of or into householding in the future, or would like to receive a separate copy of the proxy materials, please contact Broadridge Financial Solutions, Inc. at the address or phone number below:

Broadridge Financial Solutions, Inc.

51 Mercedes Way

Edgewood, NY 11717

(866) 540-7095

You may also receive more than one set of our proxy materials if you have more than one brokerage account. Some brokerage firms and banks offer householding. Please contact your broker or bank directly if you are interested. PNC’s householding process does not include accounts that you maintain at a brokerage firm or bank (i.e., as a street name shareholder).

THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement	125

SHAREHOLDER PROPOSALS FOR THE 2025 ANNUAL MEETING

Shareholders may present a proposal or make a director nomination at PNC’s 2025 annual meeting of shareholders by following the procedures outlined in our Bylaws and/or SEC rules, as applicable. An overview of those requirements is also provided below.

SEC Rule 14a-8. If you are a shareholder who would like us to include your proposal in the notice of our 2025 annual meeting of shareholders and related proxy materials, you must comply with SEC Rule 14a-8, including with respect to submission of your proposal by the applicable deadline. Our Corporate Secretary must receive your proposal in writing at our principal executive offices no later than November 13, 2024. If your proposal is not received by the deadline or you do not otherwise comply with SEC Rule 14a-8, we will not consider your proposal for inclusion in next year’s proxy materials.

Advance notice procedures. Under our Bylaws, shareholders may nominate an individual for election to the Board or propose other business to be brought directly at an annual meeting of shareholders by giving advance notice to PNC. To be eligible to do so, a shareholder must be a shareholder of record as of the date the notice is delivered to PNC and at the time of the annual meeting, must be entitled to vote at the annual meeting and must comply with the notice and other applicable procedures set forth in our Bylaws.

A shareholder’s notice of a nomination or other business must be in writing and contain the information specified in our Bylaws, and must be timely delivered. To be timely, a shareholder’s written notice related to our 2025 annual meeting of shareholders must be delivered to the Corporate Secretary at our principal executive offices not earlier than December 25, 2024 (the 120th day prior to the first anniversary of this year’s annual meeting) and not later than January 24, 2025 (the 90th day prior to the first anniversary of this year’s annual meeting). Shareholders who intend to solicit proxies in support of director nominees other than the Board’s nominees under SEC Rule 14a-19 must comply with the applicable provisions of our Bylaws, including by providing the notice required under SEC Rule 14a-19 by January 24, 2025, as well as complying with the additional requirements of SEC Rule 14a-19, including SEC Rule 14a-19(b).

These advance notice procedures are separate from the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in our proxy materials pursuant to SEC Rule 14a-8 referred to above, and from the procedures you must follow to submit a director nominee for consideration by the Nominating and Governance Committee for recommendation to the Board for election as described under “Corporate Governance—Board committees—Nominating and Governance Committee” in this proxy statement.

Proxy access procedures. Our Bylaws permit a shareholder, or a group of up to 20 shareholders, who has continuously for at least three years owned at least 3% of the outstanding shares entitled to vote in the election of directors to nominate and include in our annual meeting proxy materials director nominees constituting up to the greater of two directors or 20% of the number of directors serving on the Board on the last day on which notice of a nomination may be delivered (known generally as “proxy access”).

The proxy access notice must be in writing and contain the information specified in our Bylaws for a proxy access nomination, and must be delivered on a timely basis. To be timely, a proxy access notice regarding a nomination for our 2025 annual meeting of shareholders must be delivered to the Corporate Secretary at our principal executive offices not earlier than October 14, 2024 (the 150th day prior to the first anniversary of the filing date of the definitive proxy statement for this year’s annual meeting) and not later than November 13, 2024 (the 120th day prior to the first anniversary of the filing date of the definitive proxy statement for this year’s annual meeting).

These proxy access procedures are separate from the advance notice procedures referred to above, from the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in our proxy materials pursuant to SEC Rule 14a-8 referred to above, and from the procedures you must follow to submit a director nominee for consideration by the Nominating and Governance Committee for recommendation to the Board for election as described under “Corporate Governance—Board committees—Nominating and Governance Committee” in this proxy statement.

General. The proxies we appoint for the 2025 annual meeting of shareholders may exercise their discretionary authority to vote on any shareholder proposal timely received and presented at the meeting. Our proxy statement for the 2025 annual meeting must advise shareholders of any such proposal and how our proxies intend to vote. A shareholder may mail a separate proxy statement to our shareholders and satisfy certain other requirements to remove discretionary voting authority from our proxies.

The chairperson or other officer presiding at the annual meeting has the sole authority to determine whether any nomination or other business proposed to be brought before the annual meeting was made or proposed in accordance with our Bylaws, and to declare that a defective proposal or nomination be disregarded.

Please direct any notices or questions about the requirements discussed in this section to our Corporate Secretary, The PNC Financial Services Group, Inc., 300 Fifth Avenue, Pittsburgh, PA 15222-2401, or corporate.secretary@pnc.com.

126	THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement

OTHER MATTERS

The Board does not know of any other business to be presented at the annual meeting. If any other business should properly come before the meeting, or if there is any meeting adjournment, proxies will be voted in accordance with the best judgment of the persons named in the proxies.

March 13, 2024	By Order of the Board of Directors,

Laura Gleason

Corporate Secretary

THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement	127

ANNEX A — NON-GAAP TO GAAP RECONCILIATIONS

We provide information below to reconcile to GAAP those financial metrics used by the Human Resources Committee (“HRC”) that are either non-GAAP financial metrics or reflect adjustments approved by the HRC.

Diluted Earnings per Common Share

	Year ended December 31,		2023 results vs. 2022 results
	2023	2022
Diluted earnings per common share (EPS)	$12.79	$13.85	(7.65)%
HRC-approved provision adjustments (a)	0.06	(0.16)
HRC-approved earnings adjustments (b)	—	0.11
Diluted EPS* (non-GAAP) (c)	$12.85	$13.80	(6.88)%
FDIC special assessment adjustment (d)	1.01	—
Diluted EPS (excluding FDIC special assessment)* (non-GAAP)	$13.86	$13.80	0.43%
Remove: HRC-approved provision adjustments (a)	(0.06)	0.16
Remove: HRC-approved earnings adjustments (b)	—	(0.11)
Workforce reduction adjustment (e)	0.30	—
Diluted EPS (excluding non-core noninterest expense adjustments) (non-GAAP) (f)	$14.10	$13.85	1.77%

(a)

The HRC-approved provision adjustment reflects the difference between provision for credit losses and net charge-offs incurred during the full year. 2023 reflects a $32 million pre-tax impact, or $25 million after-tax impact. 2022 reflects an ($86) million pre-tax impact, or ($68) million after-tax impact.

(b)	In 2022 the HRC-approved earnings adjustment included a $55 million pre-tax, or $44 million after-tax, adjustment related to BBVA USA Bancshares, Inc. (“BBVA USA”) integration costs.

(c)	Diluted EPS* reflects approved HRC adjustments.

(d)	The FDIC special assessment adjustment is related to the closures of Silicon Valley Bank and Signature Bank and represented $515 million pre-tax or $407 million after-tax.

(e)	The workforce reduction adjustment incurred in the fourth quarter of 2023 was $150 million pre-tax or $119 million after-tax.

(f)	Diluted EPS (excluding non-core noninterest expenses) represents diluted EPS, as reported, adjusted to exclude costs related to the FDIC special assessment and the workforce reduction.

Return on Equity

	Year ended Dec. 31,		2023 results vs. 2022 results	Year ended Dec. 31,
Dollars in millions	2023	2022		2021
Net income	$5,647	$6,113		$5,725
HRC-approved provision adjustments (a)	25	(68)		(1,134)
HRC-approved earnings adjustments (b)	—	44		630
Net income, as adjusted (non-GAAP)	$5,672	$6,089		$5,221
FDIC special assessment (c)	407	—		—
Net income, as adjusted (excluding FDIC special assessment) (non-GAAP)	$6,079	$6,089		$—
Average total shareholders’ equity	$48,666	$48,364		$54,448
Return on equity (ROE)	11.60%	12.64%	(8.23)%	10.51%
ROE* (d)	11.66%	12.59%	(7.39)%	9.59%
ROE (excluding FDIC special assessment)* (non-GAAP) (e)	12.49%	12.59%	(0.79)%	N/A

(a)

The HRC-approved provision adjustment reflects the difference between provision for credit losses and net charge-offs incurred during the full year. 2023 reflects a $32 million pre-tax impact, or $25 million after-tax impact. 2022 reflects an ($86) million pre-tax impact, or ($68) million after-tax impact.

(b)	In 2022, the HRC-approved earnings adjustment included a $55 million pre-tax, or $44 million after-tax, adjustment related to BBVA USA integration costs.

(c)	The FDIC special assessment adjustment is related to the closures of Silicon Valley Bank and Signature Bank and represented $515 million pre-tax or $407 million after-tax.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement	A-1

ANNEX A — NON-GAAP TO GAAP RECONCILIATIONS

(d)	ROE* represents net income, as adjusted divided by average total shareholders’ equity.

(e)	ROE (excluding FDIC special assessment)* represents net income, as adjusted (excluding FDIC special assessment) divided by average total shareholders’ equity.

Return on Assets

	Year ended December 31,		2023 results vs. 2022 results
Dollars in millions	2023	2022
Net income	$5,647	$6,113
HRC-approved provision adjustments (a)	25	(68)
HRC-approved earnings adjustments (b)	—	44
Net Income, as adjusted (non-GAAP)	$5,672	$6,089
Average Assets	$558,770	$550,652
Return on Assets (ROA)	1.01%	1.11%	(9.01)%
ROA* (non-GAAP) (c)	1.02%	1.11%	(8.11)%

(a)

The HRC-approved provision adjustment reflects the difference between provision for credit losses and net charge-offs incurred during the full year. 2023 reflects a $32 million pre-tax impact, or $25 million after-tax impact. 2022 reflects an ($86) million pre-tax impact, or ($68) million after-tax impact.

(b)	In 2022 the HRC-approved earnings adjustment included a $55 million pre-tax, or $44 million after-tax, adjustment related to BBVA USA integration costs.

(c)	ROA* represents net income, as adjusted divided by average assets.

Risk-adjusted Efficiency Ratio

	Year ended December 31,		2023 results vs. 2022 results
Dollars in millions	2023	2022
Revenue	$21,490	$21,120
HRC-approved earnings adjustments (a)	—	27
Revenue, as adjusted (non-GAAP)	$21,490	$21,147
Noninterest expense	$14,012	$13,170
HRC-approved earnings adjustments (b)	—	(28)
HRC-approved risk adjustments (c)	710	563
Noninterest expense, as adjusted (non-GAAP)	$14,722	$13,705
Non-core noninterest expense (d)	(665)	—
Noninterest expense, as adjusted (excluding non-core noninterest expense) (non-GAAP)	$14,057	$13,705
Efficiency ratio	65.20%	62.36%	4.55%
Risk-adjusted efficiency ratio* (non-GAAP) (e)	68.51%	64.81%	5.71%
Risk-adjusted efficiency ratio (excluding non-core noninterest expense) (non-GAAP) (f)	65.41%	64.81%	0.93%
(a)	In 2022 the HRC-approved earnings adjustments included a $27 million pre-tax adjustment related to BBVA USA integration costs.

(b)	In 2022 the HRC-approved earnings adjustments included a ($28) million pre-tax adjustment related to BBVA USA integration costs.

(c)	HRC-approved risk adjustments represent net charge-offs incurred during the year.

(d)	2023 non-core noninterest expense reflects pre-tax noninterest expense adjustments of ($515) million related to the FDIC special assessment and ($150) million due to the workforce reduction.

(e)	Risk-adjusted efficiency ratio* represents noninterest expense, as adjusted, divided by revenue, as adjusted.

(f)	Risk-adjusted efficiency ratio (excluding non-core noninterest expense)* represents noninterest expense, as adjusted (excluding non-core noninterest expense), divided by revenue, as adjusted.

A-2	THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement

ANNEX A — NON-GAAP TO GAAP RECONCILIATIONS

Noninterest Income

	Year ended December 31,		2023 results vs. 2022 results
Dollars in millions	2023	2022
Noninterest income	$7,574	$8,106	(6.56)%
HRC-approved earnings adjustments (a)	—	27
Noninterest income, as adjusted (non-GAAP)	$7,574	$8,133	(6.87)%

(a)	In 2022 the HRC-approved earnings adjustments included a $27 million pre-tax adjustment related to BBVA USA integration costs.

Noninterest Expense

	Year ended December 31,		2023 results vs. 2022 results
Dollars in millions	2023	2022
Noninterest expense	$14,012	$13,170	6.39%
Non-core noninterest expense (a)	(665)	—
Noninterest expense, as adjusted (non-GAAP)	$13,347	$13,170	1.34%

(a)	2023 non-core noninterest expense reflects pre-tax noninterest expense adjustments of ($515) million related to the FDIC special assessment and ($150) million due to the workforce reduction.

Tangible Book Value per Common Share

	Year ended December 31,
Dollars in millions, except per share data	2023	2022
Book value per common share	$112.72	$99.93
Tangible book value per common share
Common shareholders’ equity	$44,864	$40,028
Goodwill and other intangible assets	(11,244)	(11,400)
Deferred tax liabilities on goodwill and other intangible assets	244	261
Tangible common shareholders’ equity	$33,864	$28,889
Period-end common shares outstanding (in millions)	398	401
Tangible book value per common share (non-GAAP) (a)	$85.08	$72.12

(a)

Tangible book value per common share is a non-GAAP measure and is calculated based on tangible common shareholders’ equity divided by period-end common shares outstanding. We believe this non-GAAP measure serves as a useful tool to help evaluate the strength and discipline of a company’s capital management strategies and as an additional, conservative measure of total company value.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement	A-3

ANNEX B —

THE PNC FINANCIAL SERVICES GROUP, INC. 2025 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I PURPOSE AND SCOPE OF THE PLAN

1.1 Purpose. The PNC Financial Services Group, Inc. 2025 Employee Stock Purchase Plan is intended to encourage employee participation in the ownership and economic progress of the Corporation. The Plan as set forth herein is effective for Option Periods beginning on or after January 1, 2025. The Plan shall serve as the successor to the Prior Plan. The Prior Plan shall terminate following the purchase of shares attributable to the offering period under the Prior Plan ending on December 31, 2024.

The Corporation intends that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code for one or more specified offerings made under the Plan. The Corporation may, however, establish one or more offerings under the Plan that are not designed to comply with the requirements of Section 423 of the Code, including offerings that are intended to comply with the tax, securities and other compliance requirements of, and obtain tax and other objectives in, the foreign jurisdictions in which those offerings are conducted in order to allow the Participants in such offerings to purchase shares of Common Stock in a manner similar to the Plan. Such offerings shall be separate from any offering designed to comply with the Section 423 of the Code requirements but may be conducted concurrently with any such offering.

1.2 Definitions. Unless the context clearly indicates otherwise, the following terms have the meaning set forth below:

Board of Directors or Board means the Board of Directors of the Corporation.

Code means the Internal Revenue Code of 1986, as amended.

Common Stock means shares of the common stock, par value $5.00 per share, of the Corporation.

Compensation means unless determined otherwise by the Plan Administrator, the regular base salary (including commissions functioning as base salary equivalents as determined by the Plan Administrator) paid to a Participant by the Corporation or a Designated Subsidiary during such individual’s period of participation in the Plan, plus any pre-tax contributions made by the Participant to any cash-or-deferred arrangement that meets the requirements of Section 401(k) of the Code or any cafeteria benefit program that meets the requirements of Section 125 of the Code or any contributions to a non-qualified deferred compensation plan, now or hereafter established by the Company or any Designated Subsidiary. The following items of compensation shall not be included in Compensation: (i) all overtime payments, bonuses, commissions (other than those functioning as base salary equivalents as determined by the Plan Administrator), profit-sharing distributions and other incentive-type payments and (ii) any and all contributions (other than contributions subject to Sections 401(k) and 125 of the Code or pursuant to non-qualified deferred compensation plans) made on the Participant’s behalf by the Company or any Designated Subsidiary under any employee benefit or welfare plan now or hereafter established

Committee means the Human Resources Committee of the Board.

Continuous Service means the period of time, uninterrupted by a termination of employment, that an Employee has been employed by the Corporation and/or a Designated Subsidiary immediately preceding an Offering Date. Such period of time will include any approved leave of absence.

Corporation means The PNC Financial Services Group, Inc.

Designated Subsidiary means any Subsidiary that has been designated by the Plan Administrator to participate in the Plan.

Employee means any individual classified by the Corporation or a Designated Subsidiary as an employee and, with respect to an offering under Section 423 of the Code, is an employee of the Corporation or Designated Subsidiary within the meaning of Section 3401(c) of the Code.

Exercise Date means, unless otherwise determined by the Plan Administrator, June 30 and December 31 of each Plan Year. (or, if such date is not a Trading Day, the Trading Day immediately preceding such date).

Fair Market Value as it relates to a share of Common Stock means, as of any given date, the closing price on the New York Stock Exchange for a share of Common Stock on such date or, if no such price is reported for that day, on the last preceding day for which such price is reported.

Offering Date means, unless otherwise determined by the Plan Administrator, July 1 and January 1 of each Plan Year (or, if such date is not a Trading Day, the Trading Day immediately following such date).

THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement	B-1

ANNEX B — THE PNC FINANCIAL SERVICES GROUP, INC. 2025 EMPLOYEE STOCK PURCHASE PLAN

Option Period means the period beginning on an Offering Date and ending on the next succeeding Exercise Date.

Option Price means the purchase price of a share of Common Stock hereunder as provided in Section 3.1.

Participant means any Employee who (i) is eligible to participate in the Plan under Section 2.1 hereof and (ii) is actively participating in the Plan.

Plan means the Corporation’s 2025 Employee Stock Purchase Plan, which is the Plan set forth in this document, as the same may be amended from time to time in accordance with the terms of Section 6.3.

Plan Account means the book account established and maintained under the Plan in the name of the Participant.

Plan Administrator means the Committee or any officer(s) or employee(s) of the Company to whom the Committee has delegated the authority to handle the operation and administration of the Plan as provided in Section 1.3.

Plan Year means, unless otherwise determined by the Plan Administrator, the twelve (12) consecutive month period beginning on January 1 and ending on the following December 31.

Prior Plan means the Employee Stock Purchase Plan as in effect immediately prior to January 1, 2025.

Subsidiary means any corporation in which the Corporation owns, directly or indirectly, shares possessing 50% or more of the total combined voting power of all classes of stock (as determined in accordance with Section 424 of the Code), whether now existing or hereinafter established or acquired. Notwithstanding the foregoing, with respect to offerings not intended to comply with Section 423 of the Code, the term “Subsidiary” may, at the discretion of the Plan Administrator, include any other entity in which the Corporation has a significant equity or other ownership interest.

Trading Day means a day on which the national stock exchange upon which the Common Stock is listed is open for trading.

1.3 Administration of Plans; Delegation. The Plan shall be administered by the Committee. The Committee may delegate its authority under the Plan to officers or employees of the Company to the extent permitted by applicable law. The Plan Administrator will have the authority to administer the Plan and to make and adopt rules and regulations not inconsistent with the provisions of the Plan or the Code. Its interpretations and decisions in respect to the Plan will be final and conclusive.

1.4 Effective Date of Plan. The effective date of the Plan is January 1, 2025.

1.5 Termination of Plan. The Plan will continue in effect through and including December 31, 2034, unless terminated prior thereto by the Board of Directors or the Committee, each of which will have the right to terminate the Plan at any time. Upon any such termination, the balance, if any, in each Participant’s Plan Account will be refunded to the Participant.

ARTICLE II PARTICIPATION

2.1 Eligibility. Each individual who is an Employee on an Offering Date shall be eligible to participate in the Plan for the Option Period commencing on that Offering Date. The Plan Administrator may, however, provide that an Employee will not be eligible to be granted options under the Plan if, on the Offering Date for an Option Period, the Employee (i) has not completed at least two years of Continuous Service since the Employee’s last hire date (or such lesser period of time as may be determined by the Plan Administrator in its discretion), (ii) customarily works not more than 20 hours per week (or such lesser period of time as may be determined by the Plan Administrator in its discretion), (iii) customarily works not more than five months per calendar year (or such lesser period of time as may be determined by the Plan Administrator in its discretion), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to the disclosure requirements of Section 16(a) of the Securities Exchange Act of 1934, or (vi) has not satisfied such other criteria as the Plan Administrator may determine consistent with Section 423 of the Code.

2.2 Enrollment. To participate in the Plan for a particular Option Period, the Employee must complete and submit enrollment forms prescribed by the Plan Administrator (including a payroll deduction authorization and any other form or agreement specified by the Plan Administrator) in accordance with enrollment procedures prescribed by the Plan Administrator (which may include accessing a third-party administrator’s website and enrolling electronically) no later than the period of time before the Offering Date of the Option Period as determined by the Plan Administrator. Unless otherwise specified by the Plan Administrator, once an Employee timely submits the properly completed enrollment forms, the Employee’s participation in the Plan will automatically remain in effect from one Option Period to the next in accordance with the Employee’s payroll deduction authorization (including the Employee’s designated rate of payroll deduction) unless and until such Employee withdraws from the Plan, changes the rate of the Employee’s payroll deduction or the Employee’s employment status changes so that such individual is no longer eligible to participate in the Plan. Employees who participated in the Prior Plan prior to January 1, 2025 will continue to participate in this Plan pursuant to the same elections made under the Prior Plan prior to January 1, 2025 until they withdraw from the Plan, change the rate of payroll deduction or the employment status changes so that they are no longer eligible to participate in the Plan.

B-2	THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement

ANNEX B — THE PNC FINANCIAL SERVICES GROUP, INC. 2025 EMPLOYEE STOCK PURCHASE PLAN

2.3 Grant of Option. A Participant shall be granted a separate option on the Offering Date of each Option Period in which the Participant participates. The option shall provide the Participant with the right to purchase shares of Common Stock on the Exercise Date for that Option Period upon the terms set forth in the Plan. Under no circumstances shall options be granted under the Plan to any Employee if such individual would, immediately after the grant, own (within the meaning of Section 424(d) of the Code) or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or any Subsidiary.

2.4 Payroll Deductions.

(a)

Payment for shares of Common Stock purchased hereunder will be made by payroll deductions from each payment of Compensation authorized by the Participant. Said deductions will be expressed as a whole number percentage that is at least 1% but not more than 10% unless the Plan Administrator establishes a different maximum percentage prior to the start date of the applicable Option Period. Payroll deductions shall begin on the first pay day administratively feasible following the start date of the Option period and shall (unless sooner terminated by the Participant) continue through the pay day ending with or immediately prior to the Exercise Date of the Option Period. Amounts deducted from a Participant’s Compensation pursuant to this Section 2.4 will be credited to the Participant’s Plan Account.

(b)

A Participant may, at any time during the Option Period, reduce the Participant’s rate of payroll deduction to become effective as soon as possible after submitting the appropriate form to the Plan Administrator. The Participant may not, however, effect more than one such reduction per Option Period.

(c)

A Participant may, prior to the start of any new Option Period, increase the rate of payroll deduction by submitting the appropriate form to the Plan Administrator. The new rate of payroll deduction shall become effective on the start date of the first Option Period following the submission of such form.

(d)

A Participant may at any time reduce his or her rate of payroll deduction to 0%. Such reduction shall become effective as soon as administratively practicable following the submission of the appropriate form to the Plan Administrator. The Participant’s existing payroll deductions for the Option Period in which such reduction occurs shall be applied to the purchase of shares of Common Stock on the next scheduled Exercise Date. However, if the Participant withdraws from an offering period, then the provision of Section 5.1 shall apply.

(e)

Payroll deductions may be automatically suspended if, during an Option Period, a Participant has reached any applicable limit imposed by law. For Participants that have been suspended due to reaching any applicable limits imposed by law, payroll deductions will recommence at the same percentage at the beginning of the next Option Period if the Participant continues to be eligible to participate and has not elected to discontinue deductions. Payroll deductions shall automatically cease upon the termination of the Participant’s option in accordance with the provisions of the Plan.

(f)

Unless otherwise determined by the Plan Administrator, if a Participant is granted a paid leave of absence, payroll deductions on behalf of the Participant will continue and any amounts credited to the Participant’s Plan Account may be used to purchase shares of Common Stock as provided under the Plan. If a Participant is granted an unpaid leave of absence, payroll deductions on behalf of the Participant will be discontinued and no other payroll deductions will be permitted (unless otherwise determined by the Plan Administrator or required by applicable law), and the Participant may, prior to the last business day of the Option Period in which such leave commences (or by such other date as determined by the Plan Administrator), elect to (i) withdraw all the funds in the Participant’s Plan Account at the time of the commencement of such leave, or (ii) have such funds held for the purchase of shares of Common Stock on the next Exercise Date. Where the period of leave exceeds three (3) months and the Participant’s right to reemployment is not guaranteed by statute or by contract, the employment relationship will be deemed to have terminated three (3) months and one (1) day following the commencement of such leave. An individual who returns to active employment following a leave of absence that exceeds in duration the applicable time period above will be treated as a new employee for purposes of subsequent participation in the Plan and must accordingly re-enroll in the Plan (in accordance with procedures prescribed by the Plan Administrator) on or before the start of the Option Period.

(g)

Payroll deductions collected in a currency other than U.S. Dollars shall be converted into U.S. Dollars on the Exercise Date of the Option Period in which collected, or such other date as determined by the Plan Administrator, with such conversion to be based on an exchange rate determined by the Plan Administrator in its sole discretion.

(h)	To the extent necessary to comply with local law, the Plan Administrator may permit Participants in one or more offerings to make contributions to the Plan by means other than payroll deductions.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement	B-3

ANNEX B — THE PNC FINANCIAL SERVICES GROUP, INC. 2025 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE III PURCHASE OF SHARES

3.1 Option Price. Unless otherwise determined by the Plan Administrator, the Option Price per share of the Common Stock sold to Participants under the Plan will be 95% of the Fair Market Value of such share on the Exercise Date of the Option Period; provided, however, in no event will the Option Price per share be less than (a) the par value of the Common Stock or (b) eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the Offering Date of the Option Period or (ii) the Fair Market Value per share of Common Stock on the Exercise Date of that Option Period.

3.2 Purchase of Shares. On each Exercise Date, the option granted to a Participant with respect to the Option Period in which such Exercise Date occurs, shall be automatically exercised and the amount in a Participant’s Plan Account will be charged with the aggregate Option Price of the number of whole and fractional shares of Common Stock which can be purchased with said amount. Notwithstanding the foregoing, the Plan Administrator may exercise discretion in the treatment of any fractional shares of Common Stock including, without limitation, (a) electing to refund payroll deductions attributable to fractional shares of Common Stock to the Participant as soon as administratively practicable or (b) holding such amounts for the purchase of Common Stock on the next Exercise Date.

3.3 Limitations on Purchase.

(a)

No Participant shall be entitled to accrue rights to acquire Common Stock pursuant to any options outstanding under the Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Common Stock accrued under any other option granted under the Plan and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of Section 423 of the Code) of the Corporation or any Subsidiary, would otherwise permit such Participant to purchase more than $25,000 worth of stock of the Corporation or any Subsidiary (determined on the basis of the Fair Market Value of such stock on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding. For purposes of applying such accrual limitations, the following provisions shall be in effect:

(i)	The right to acquire Common Stock under each outstanding option shall accrue on the Exercise Date in effect for the Option Period for which such option is granted.

(ii)

No right to acquire Common Stock under any outstanding option shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire Common Stock under one (1) or more other options at a rate equal to Twenty-Five Thousand Dollars ($25,000) worth of Common Stock (determined on the basis of the Fair Market Value of such stock on the date or dates of grant) for each calendar year such options were at any time outstanding.

(iii)

If by reason of such accrual limitations, any option of a Participant does not accrue for a particular Option Period, then the payroll deductions that the Participant made during that Option Period with respect to such option shall be promptly refunded.

(b)	Prior to the start of any Option Period, the Plan Administrator shall establish the maximum number of shares of Common Stock purchasable per Participant on the Exercise Date for that Option Period.

3.4 Transferability of Rights. Only Participants can exercise rights to purchase shares hereunder. Such rights are not transferable.

3.5 ESPP Brokerage Account. The Plan Administrator shall have the discretionary authority to require that the shares of Common Stock purchased on behalf of each Participant be deposited directly into a brokerage account that the Corporation shall establish for the Participant at a Corporation-designated brokerage firm (the “ESPP Brokerage Account”). Except as otherwise provided below, the deposited shares of Common Stock may not be transferred (either electronically or in certificate form) from the ESPP Brokerage Account until the later of the following two periods: (a) the end of the two (2)-year period measured from the start date of the Option Period in which the shares were purchased and (b) the end of the one (1)-year period measured from the actual purchase date of those shares. Such limitation shall apply both to transfers to different accounts with the same ESPP broker and to transfers to other brokerage firms. Any shares held for the required holding period may thereafter be transferred (either electronically or in certificate form) to other accounts or to other brokerage firms.

The foregoing procedures shall not in any way limit when the Participant may sell the Participant’s shares. Those procedures are designed solely to assure that any sale of shares of Common Stock prior to the satisfaction of the required holding period is made through the ESPP Brokerage Account. In addition, the Participant may request a stock certificate or share transfer from the Participant’s ESPP Brokerage Account prior to the satisfaction of the required holding period should the Participant wish to make a gift of any shares held in that account. However, shares may not be transferred (either electronically or in certificate form) from the ESPP Brokerage Account for use as collateral for a loan, unless those shares have been held for the required holding period.

The foregoing procedures shall apply to all shares of Common Stock purchased by the Participant under the Plan, whether or not the Participant continues in Employee status.

B-4	THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement

ANNEX B — THE PNC FINANCIAL SERVICES GROUP, INC. 2025 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE IV PROVISIONS RELATING TO COMMON STOCK

4.1 Common Stock Reserved. The total number of shares of Common Stock authorized and reserved for use in accordance with the Plan, subject to adjustment as provided in Section 4.2, shall be up to four million one hundred thousand (4,100,000) shares of Common Stock comprised of the following: (i) up to one million one hundred thousand (1,100,000) shares of Common Stock remaining available for issuance under the Prior Plan as of the Effective Date plus (ii) an additional three million (3,000,000) new shares of Common Stock. The shares of common stock to be delivered under the Plan may be either shares of the Corporation’s authorized but unissued stock, or shares of reacquired stock, as the Committee shall determine.

4.2 Adjustment for Changes in Common Stock. Upon the occurrence of a corporate transaction or transactions (including, without limitation, stock dividends, stock splits, spin-offs, split-offs, recapitalizations, mergers, consolidations or reorganizations of or by the Corporation or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration or should the value of outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction, extraordinary distribution (whether in cash, securities or other property) or an extraordinary dividend or distribution (each, a “Corporate Transaction”)), the Plan Administrator shall make equitable adjustments, if any, in (a) the number, class or kind of shares or other securities that may be reserved for purchase, or purchased, hereunder, (b) the maximum number, class or kind of shares or other securities purchasable per Participant on any one Exercise Date and (c) the number, class or kind of shares or other securities and the Option Price in effect under each outstanding option that it deems appropriate to reflect the Corporate Transaction(s) such that the rights of Participants are neither enlarged nor diminished as a result of such Corporate Transaction or Transactions. All determinations hereunder shall be made by the Plan Administrator in such manner as it deems appropriate and shall be final, binding and conclusive for all purposes on all parties, including without limitation the Participants.

4.3 Insufficient Shares. If the aggregate funds available for the purchase of Common Stock on any Exercise Date would cause an issuance of shares in excess of the number provided for in Section 4.1, then (a) the Plan Administrator will proportionately reduce the number of shares which would otherwise be purchased by each Participant in order to eliminate such excess and (b) any amounts remaining in a Participant’s Plan Account immediately after such Exercise Date shall be refunded to such Participant without interest.

4.4 Rights as Shareholders. A Participant shall have no stockholder rights with respect to the shares subject to the Participant’s outstanding option until the shares are purchased on the Participant’s behalf in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased shares.

ARTICLE V TERMINATION OF PARTICIPATION

5.1 Voluntary Withdrawal. A Participant may withdraw from the Option Period in which the Participant is enrolled at any time prior to the next scheduled Exercise Date by submitting the appropriate form with the Plan Administrator, and no further payroll deductions shall be collected from the Participant with respect to that Option Period. Any payroll deductions collected during the Option Period in which such withdrawal occurs shall, at the Participant’s election, be immediately refunded or held for the purchase of shares on the next Exercise Date. If no such election is made at the time of such withdrawal, then the payroll deductions collected from the Participant during the Option Period in which such withdrawal occurs shall be refunded as soon as possible. The Participant’s withdrawal from a particular Option Period shall be irrevocable, and the Participant may not subsequently rejoin that Option Period at a later date. In order to resume participation in any subsequent Option Period, such individual must re-enroll in the Plan (by making a timely submission of the prescribed enrollment forms) no later than the period of time before the start date of that Option Period as determined by the Plan Administrator.

5.2 Ceasing to be an Eligible Employee. Should the Participant cease to remain an Employee eligible for participation in the Plan for any reason (including death, disability or change in status) while the Participant’s option remains outstanding, then that option shall immediately terminate, and all of the Participant’s payroll deductions for the Option Period in which the option so terminates shall be immediately refunded.

ARTICLE VI GENERAL PROVISIONS

6.1 Notices. Any notice, which a Participant files pursuant to the Plan, shall be made as prescribed by the Plan Administrator and will be effective only when such notices are received by the Plan Administrator.

6.2 Condition of Employment. Neither the creation of the Plan nor participation therein will be deemed to create any right of continued employment or in any way affect the right of the Corporation or a Designated Subsidiary to terminate an Employee’s employment.

6.3 Amendment of the Plan. The Board of Directors or the Committee may at any time, or from time to time, amend the Plan in any respect, except that, without approval of the shareholders, no amendment may increase the aggregate number of shares reserved under the Plan other than as provided in Section 4.2, or change the corporations or class of corporations whose employees may be eligible to participate in the Plan. Any amendment of the Plan must be made in

THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement	B-5

ANNEX B — THE PNC FINANCIAL SERVICES GROUP, INC. 2025 EMPLOYEE STOCK PURCHASE PLAN

accordance with applicable provisions of the Code and/or any regulations issued thereunder, with any other applicable law or regulations, and with any applicable requirements of the principal exchange upon which the Common Stock is listed.

6.4 Application of Funds. All funds received by the Corporation by reason of purchases of Common Stock hereunder may be used for any corporate purpose.

6.5 Withholding Taxes. To the extent required by applicable federal, state, or local law, a Participant must make arrangements satisfactory to the Corporation for the payment of any taxes or other amounts required to be withheld, collected, or accounted for by the Corporation or Designated Subsidiary.

6.6 Legal Restrictions. The Corporation will not be obligated to sell shares of Common Stock hereunder if counsel to the Corporation determines that such sale would violate any applicable law or regulation.

6.7 Internal Revenue Code and ERISA Considerations. The Plan is intended to constitute an “employee stock purchase plan” within the meaning of Section 423 of the Code with respect to the purchase of Common Stock under the Plan by each Participant and shall be interpreted in a manner consistent with Sections 423 of the Code and 1.423 of the Treasury Regulations promulgated thereunder. The Plan is not intended and shall not be construed as constituting an “employee benefit plan,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

6.8 Gender. Whenever used herein, use of any gender will be applicable to both genders.

6.9 Governing Law. The Plan and all rights and obligations thereunder will be constructed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without reference to its conflict of laws provisions, and any applicable provisions of the Code and the related regulations.

B-6	THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement

ANNEX C —

REGULATIONS FOR CONDUCT AT ANNUAL MEETING

In the interest of a fair and orderly meeting, and to accommodate as many shareholders as possible who may wish to ask questions, we have established the following rules:

1.	Calling the Meeting to Order

Our CEO will preside as the Chair of the meeting. The Chair will call the meeting to order promptly at 11:00 a.m. Eastern Time. The Chair will conduct the meeting in accordance with the meeting agenda and these Regulations for Conduct. The Chair retains sole authority to make any and all determinations with respect to the conduct of the meeting.

2.	How to Vote

You may vote online during the virtual annual meeting by logging in as a shareholder using the control number you received with your proxy materials. The Chair will announce the opening and closing of the polls. No votes will be accepted after the polls have closed. If you have already voted your shares prior to the annual meeting, you do not need to vote those shares during the annual meeting unless you want to revoke or change your vote.

3.	Submission of Questions

We welcome questions from our shareholders. You may submit questions on the virtual meeting website by logging in as a shareholder using the control number you received with your proxy materials. Questions may also be submitted prior to the annual meeting. We have scheduled a general question and answer session at the conclusion of the meeting to discuss matters not on the meeting agenda, but appropriate for discussion. Each shareholder will be limited to one question.

4.	Responses to Questions; Time Limit

Questions from shareholders will be taken on a rotating basis. If multiple questions are submitted on the same topic, we will summarize and respond collectively. We have allocated one hour for the meeting, including to address questions. Please keep questions brief in order to give us the opportunity to address as many questions as possible. We will make every effort to address questions that are consistent with these Regulations for Conduct.

5.	Other Limitations

The Chair may refuse to permit a nomination or proposal to be made by a shareholder who has not complied with applicable laws or rules, or the procedures set forth in PNC’s Bylaws. The Chair may choose not to address questions if it appears they have already been adequately addressed or are not appropriate, or for other reasons. Personal matters are not appropriate for discussion. The Chair will not address questions that include rudeness or personal attacks or that are otherwise in bad taste, and the injection of irrelevant controversy is not permitted at any time.

The Annual Meeting of Shareholders is recorded.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2024 Proxy Statement	C-1

THE PNC FINANCIAL SERVICES GROUP, INC.

MIX
Paper from responsible sources
FSC® C132107
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THE PNC FINANCIAL SERVICES GROUP, INC.

THE PNC FINANCIAL SERVICES GROUP, INC.

THE TOWER AT PNC PLAZA

300 FIFTH AVENUE

PITTSBURGH, PA 15222

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 23, 2024 for shares held directly and by 11:59 p.m. Eastern Time on April 18, 2024 for shares held in the 401(k) Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/PNC2024

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 23, 2024 for shares held directly and by 11:59 p.m. Eastern Time on April 18, 2024 for shares held in the 401(k) Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V32340-P01340-Z86512	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

  THE PNC FINANCIAL SERVICES GROUP, INC.

The Board recommends a vote FOR all nominees in Item 1 and FOR Items 2, 3 and 4.

1. Election of Directors

Nominees:	For	Against	Abstain

1a. Joseph Alvarado	☐	☐	☐

1b. Debra A. Cafaro	☐	☐	☐

1c. Marjorie Rodgers Cheshire	☐	☐	☐

1d. William S. Demchak	☐	☐	☐

1e. Andrew T. Feldstein	☐	☐	☐

1f. Richard J. Harshman	☐	☐	☐

1g. Daniel R. Hesse	☐	☐	☐

1h. Renu Khator	☐	☐	☐

1i. Linda R. Medler	☐	☐	☐

1j. Robert A. Niblock	☐	☐	☐

		For	Against	Abstain

	1k. Martin Pfinsgraff	☐	☐	☐

	1l. Bryan S. Salesky	☐	☐	☐

2.	Ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as PNC’s independent registered public accounting firm for 2024.	☐	☐	☐

3.	Advisory vote to approve named executive officer compensation.	☐	☐	☐

4.	Approval of The PNC Financial Services Group, Inc. 2025 Employee Stock Purchase Plan.	☐	☐	☐

The Board recommends a vote AGAINST Item 5.		For	Against	Abstain

5.	Shareholder proposal regarding report on risk management and implementation of PNC’s Human Rights Statement in financing.	☐	☐	☐

NOTE: Authority also is given to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney-in-fact, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer(s) and specify the title(s) of such officer(s).

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting and Proxy Statement and the 2023 Annual Report are available at www.proxyvote.com.

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V32341-P01340-Z86512

This proxy is solicited by the Board of Directors for the Annual Meeting of Shareholders on April 24, 2024.

William S. Demchak, Robert Q. Reilly and Laura Gleason, and each of them, with full power to act alone and with full power of substitution, are hereby authorized to represent the undersigned at The PNC Financial Services Group, Inc. Annual Meeting of Shareholders to be held on April 24, 2024, and at any adjournment or postponement thereof, and to vote, as indicated on the reverse side, the shares of common stock and/or preferred stock that the undersigned would be entitled to vote if personally present at said meeting. The above-named individuals are further authorized to vote such stock upon any other business as may properly come before the meeting, and any adjournment or postponement thereof, in accordance with their best judgment.

If you are a participant in The PNC Financial Services Group, Inc. Incentive Savings Plan (the ISP or 401(k) plan) with units in the PNC Stock Fund, this proxy also serves as voting instructions to the Trustee of the 401(k) plan for voting at the Annual Meeting of Shareholders to be held on April 24, 2024, and at any adjournment or postponement thereof. You have the right to provide the Trustee with voting instructions for the equivalent shares you hold in your PNC Stock Fund account. Your vote must be received by the Trustee by 11:59 p.m. Eastern Time on April 18, 2024 to ensure that the Trustee has adequate time to tabulate voting instructions.

Continued and to be signed on reverse side